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As filed with the Securities and Exchange Commission on February 17, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Yamana Gold Inc.
(Exact name of registrant as specified in its charter)

Canada
(Province or Other Jurisdiction of Incorporation or Organization)

1041
(Primary Standard Industrial Classification Code Number)

Not Applicable
(I.R.S. Employee Identification No.)

Royal Bank Plaza, North Tower
200 Bay Street, Suite 2200
Toronto, Ontario
Canada M5J 2J3
(416) 815-0220
(Address, including postal code, and telephone number, including area code, of Registrant's principal executive offices)

Meridian Gold Company
4635 Longley Lane
Unit 110-4A
Reno, Nevada 89502
(775) 850-3700
(Name, Address (Including Zip Code) and Telephone Number (Including Area Code)
of Agent for Service in the United States)

Copies to:
Sofia Tsakos Yamana Gold Inc. 200 Bay Street, Suite 2200 Toronto, Ontario Canada M5J 2J3 (416) 815-0220	Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 Toronto, Ontario Canada M5K 1J3 (416) 504-0520	Andrea FitzGerald Cassels Brock & Blackwell LLP 40 King Street West, Suite 2100 Toronto, Ontario Canada M5H 3C2 (416) 869-5300

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

         It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of registration fee

Common Shares	93,774,384 shares	US$3.96	US$371,346,560.64	US$43,150.47

(1)
Based on the average of the high and low prices of the common shares of Yamana Gold Inc. on February 12, 2015 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").

         If as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

 PART I

INFORMATION REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

I-1

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authority in Province of Ontario, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for this short form base shelf prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Senior Vice President, General Counsel and Corporate Secretary of Yamana Gold Inc. 200 Bay Street, Royal Bank Plaza, North Tower, Suite 2200, Toronto, Ontario M5J 2J3, telephone (416) 815-0220, and are also available electronically at www.sedar.com.

This short form base shelf prospectus has been filed under legislation in the Province of Ontario that permits certain information about these securities to be determined after the prospectus has become final and that permits the omission of that information from this prospectus. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information, as applicable, within a specified period of time after agreeing to purchase any of these securities.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	February 17, 2015

YAMANA GOLD INC.

Up to 93,774,384 Common Shares

This short form prospectus is being filed by Yamana Gold Inc. ("Yamana", the "Corporation", "we" or "us") to qualify the distribution of up to 93,774,384 Common Shares (as defined herein) issuable under a dividend reinvestment plan approved and adopted by the board of directors of the Corporation (the "Plan"), which aggregate amount is equal to approximately 10% of the issued and outstanding Common Shares as of the date of this prospectus.

The board of directors of Yamana has approved and adopted the Plan to provide holders of common shares of the Corporation ("Common Shares") with a simple and convenient method to purchase additional Common Shares of the Corporation by reinvesting cash dividends (less any applicable withholding tax).

A Plan participant may obtain additional Common Shares by automatically reinvesting all or any portion of the cash dividends paid on Common Shares held by the Plan participant without paying any brokerage commissions, administrative costs or other service charges. Our dividends have historically been paid quarterly in respect of periods ended March 31, June 30, September 30 and December 31 on such dates as are determined by the Corporation's Board of Directors.

The Common Shares are listed on the Toronto Stock Exchange (the "TSX") under the symbol "YRI" and on the New York Stock Exchange (the "NYSE") under the symbol "AUY". On February 13, 2015, the closing price of the Common Shares on the TSX and the NYSE was $5.15 and US$4.13, respectively.

The Common Shares acquired by the Plan agent (the "Agent") under the Plan (defined herein as "Plan Shares" — See "The Plan") will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (the "Treasury Purchase Shares") or be Common Shares acquired on the open market (the "Market Purchase Shares") through the facilities of the TSX, the NYSE, or any other stock exchange on which the Common Shares are then listed (each, a "Listing Market"), as applicable. The purchase price of Treasury Purchase Shares and Market Purchase Shares purchased by the Agent, on behalf of Plan participants, will be the volume weighted average price of the Common Shares traded on a Listing Market on the five (5) trading days preceding the Dividend Payment Date (as defined herein) (the "Average Market Price"), in accordance with the provisions of the Plan.

We cannot estimate anticipated proceeds from sales of Common Shares pursuant to the Plan, which will depend upon the extent of shareholder participation in the Plan, the market price of the Common Shares as of any Dividend Payment Date, and other factors.

The Common Shares to which this short form prospectus relates will be sold directly by the Corporation to the Plan Agent, other than in respect of Market Purchase Shares that will be purchased by the Agent on the open market. Accordingly, no underwriters, agents or dealers will be involved in these sales, and no underwriter, agent or dealer has been involved in the preparation of, or has performed a review of, the contents of this short form prospectus.

We urge you to carefully read the "Risk Factors" section in this short form prospectus, where we describe risks associated with the Plan and our business and operations, before you make your investment decision.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this short form prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"), and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors in the United States should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences may not be described fully herein. Prospective investors should read the tax discussion in this prospectus, and we urge prospective investors to consult their own tax advisors regarding the application of tax laws to their particular situation.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, that some of our officers and directors are residents of Canada, that some or all of the experts named in the registration statement are residents of Canada, and that a substantial portion of our assets and the assets of said persons are located outside the United States.

Richard Graff, John Begeman and Jane Sadowsky, each a director of the Corporation, reside outside of Canada. Although each of the aforementioned individuals have appointed Cassels Brock & Blackwell LLP, 2100 Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3C2, as his or her agent for service of process in Canada, purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against these individuals, even if such persons have appointed an agent for service of process.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

Our head office is located at Royal Bank Plaza, North Tower, 200 Bay Street, Suite 2200, Toronto, Ontario, Canada M5J 2J3 and our telephone number is (416) 815-0220. Our registered office is located at 2100 Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada M5H 3C2.

i

 IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

        We are responsible for the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the Common Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus is accurate only as of the respective date of the document in which such document appears.

        In this prospectus, "we", "us" and "our" refer to Yamana and its subsidiaries, but do not include Osisko Mining Corporation ("Osisko"), unless the context requires otherwise.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This short form prospectus contains or incorporates by reference "forward-looking statements" and "forward-looking information" within the meaning of applicable Canadian securities legislation and within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking information includes, but is not limited to, information with respect to the Corporation's strategy, plans or future financial or operating performance. Forward-looking statements are characterized by words such as "plan", "expect", "budget", "target", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions, assumptions and estimates of management considered reasonable at the date the statements are made, and are inherently subject to a variety of risks and uncertainties and other known and unknown factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the Corporation's expectations in connection with the use of proceeds from the Offering, production and exploration, development and expansion plans at the Corporation's projects discussed herein being met, the impact of proposed optimizations at the Corporation's projects, the impact of the proposed new mining law in Brazil, the new tax reform bill in Mexico, the amended federal income tax statute in Argentina and the new Chilean tax reform package, and the impact of general domestic and foreign business, economic and political conditions, global liquidity and credit availability on the timing of cash flows and the values of assets and liabilities based on projected future conditions, fluctuating metal prices (such as gold, copper, silver and zinc), currency exchange rates (such as the Brazilian real, the Chilean peso, the Argentine peso and the Mexican peso versus the United States dollar), interest rates, possible variations in ore grade or recovery rates, changes in the Corporation's hedging program, changes in accounting policies, changes in mineral resources and mineral reserves, risks related to non-core mine disposition, our expectations relating to the Osisko Acquisition (as defined herein), including with respect to anticipated benefits thereof and the magnitude of synergies therefrom, and the performance of the assets acquired from Osisko, and risks related to other acquisitions, changes in project parameters as plans continue to be refined, changes in project development, construction, production and commissioning time frames, the possibility of project cost overruns or unanticipated costs and expenses, potential impairment charges, higher prices for fuel, steel, power, labour and other consumables contributing to higher costs and general risks of the mining industry, including, but not limited to, failure of plant, equipment or processes to operate as anticipated, unexpected changes in mine life, final pricing for concentrate sales, unanticipated results of future studies, seasonality and unanticipated weather changes, costs and timing of the development of new deposits, success of exploration activities, permitting timelines, environmental and governmental regulation and the risk of government expropriation or nationalization of mining operations, risks related to relying on local advisors and consultants in foreign jurisdictions, environmental risks, unanticipated reclamation expenses, risks relating to joint venture operations, title disputes or claims, limitations on insurance coverage and timing and possible outcome of pending and outstanding litigation and labour disputes, risks related to enforcing legal rights in foreign jurisdictions, vulnerability of information systems, as well as those risk factors discussed or referred to herein, in the Corporation's most recent annual information form and in the Corporation's most recent annual management's discussion and analysis filed with the securities regulatory authorities in all provinces of Canada and available under the Corporation's SEDAR profile at www.sedar.com and EDGAR at www.edgar.com. Although the Corporation has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The Corporation undertakes no obligation to update forward-looking statements if circumstances or management's estimates, assumptions or opinions should change, except as required by applicable law. The reader is cautioned not to place undue reliance on forward-looking statements. The forward-looking information contained herein is presented for the purpose of assisting investors in understanding the Corporation's expected financial and operational performance and results as at and for the periods ended on the dates presented in the Corporation's plans and objectives and may not be appropriate for other purposes.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING
PRESENTATION OF RESERVE AND MINERAL RESOURCE ESTIMATES

        The disclosure incorporated by reference in this prospectus uses "Mineral Reserve" and "Mineral Resource" classification terms in accordance with reporting standards in Canada, and unless otherwise indicated, the Mineral Reserve and Mineral Resource estimates contained and incorporated by reference in this prospectus are prepared in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"). NI 43-101 establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ significantly from the mineral reserve disclosure requirements of the SEC set forth in Industry Guide 7 under the Securities Act ("Industry Guide 7"). Consequently, information regarding mineralization contained and incorporated by reference in this prospectus is not comparable to similar information that would generally be disclosed by U.S. companies in accordance with the rules of the SEC.

        In particular, Industry Guide 7 applies different standards in order to classify mineralization as a reserve. As a result, the definitions of Proven and Probable Reserves used in NI 43-101 differ from the definitions used in Industry Guide 7. Under SEC standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or the issuance must be imminent in order to classify mineralized material as reserves under the SEC's standards. Accordingly, Mineral Reserve estimates contained and incorporated by reference in this prospectus may not qualify as "reserves" under SEC standards.

        In addition, this prospectus and the documents incorporated by reference in this prospectus use the terms "Mineral Resource," "Measured Mineral Resources," "Indicated Mineral Resources" and "Inferred Mineral Resources" in accordance with the reporting standards in Canada. The SEC does not recognize Mineral Resources and U.S. companies are generally not permitted to disclose Mineral Resources of any category in documents they file with the SEC. Investors are specifically cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into Mineral Reserves as defined in NI 43-101 or Industry Guide 7. Further, "Inferred Resources" have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, investors are also cautioned not to assume that all or any part of an inferred resource exists. It cannot be assumed that all or any part of "Measured Mineral Resources," "Indicated Mineral Resources," or "Inferred Mineral Resources" will ever be upgraded to a higher category. Investors are cautioned not to assume that any part of the reported "Measured Mineral Resources," "Indicated Mineral Resources," or "Inferred Mineral Resources" in this prospectus is economically or legally mineable. For the above reasons, information contained and incorporated by reference in this prospectus containing descriptions of our Mineral Reserve and Mineral Resource estimates is not comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

NON-GAAP FINANCIAL MEASURES

        This prospectus includes and incorporates by reference certain non-GAAP financial measures, including "Co-product cash costs per gold equivalent ounce," "Co-product cash costs per pound of copper," "By-product cash costs per gold equivalent ounce," "Co-product all-in sustaining costs per GEO," "By-product all-in sustaining costs per GEO," "Adjusted Earnings or Loss" and "Adjusted Earnings or Loss per share" that are not recognized under, or prepared in accordance with, IFRS.

        We believe that these measures, together with measures determined in accordance with IFRS, provide investors with an improved ability to evaluate our underlying performance. Non-GAAP measures do not have any standardized meaning prescribed under IFRS, and therefore they may not be comparable to similar measures employed by other companies. The data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS.

        We disclose "cash costs" because we understand that certain investors use this information to determine our ability to generate earnings and cash flows for use in investing and other activities. We believe that conventional measures of performance prepared in accordance with IFRS do not fully illustrate the ability of our operating mines to generate cash flows. Such measures, as determined under IFRS, are not necessarily indicative of operating profit or cash flows from operations.

        Our business model is focused on the production and sale of precious metals (gold and silver), which accounts for a significant portion of our total revenue. The emphasis on precious metals requires us to provide investors with cash costs information that is relevant to their evaluation of our ability to generate earnings and cash flows for use in investing and other activities. Cash costs include mine site operating costs such as mining, processing, administration, royalties and production taxes, but are exclusive of amortization, reclamation, capital, development and exploration costs. Cash costs are computed on a co-product and a by-product basis.

        In excess of 75% of our revenues are generated from sales of precious metals; therefore, cash costs are also calculated on a by-product basis in order to provide investors with a measure that focuses on our core business in mining and producing precious metals. Cash costs per gold equivalent ounce ("GEO") on a by-product basis is calculated by applying zinc and copper net revenue as a credit to the cost of gold production and as such the by-product GEO cash costs are impacted by realized zinc and copper prices. These costs are then divided by GEO produced. GEO are determined by converting silver production to its gold equivalent using relative gold/silver metal prices at an assumed ratio and adding the converted silver production expressed in gold ounces to the ounces of gold production. Cash costs on a co-product basis are computed by allocating operating cash costs to metals, mainly gold and copper, based on an estimated or assumed ratio. These costs are then divided by GEO produced and pounds of copper produced to arrive at the cash costs of production per GEO and per pound of copper, respectively. Production of zinc is not considered a core business of the Corporation; therefore, the net revenue of zinc is always treated as a credit to the costs of gold production. Cash costs per GEO and per pound of copper are calculated on a weighted average basis.

        Effective 2013, we adopted an all-in sustaining costs measure, which seeks to represent total sustaining expenditures of producing GEO from current operations, including by-product and co-product cash costs, mine sustaining capital expenditures, corporate general and administrative expense excluding stock-based compensation, and exploration and evaluation expense. As such, all-in sustaining cost does not include capital expenditures attributable to projects or mine expansions, exploration and evaluation costs attributable to growth projects, income tax payments, financing costs and dividend payments, and this measure is therefore not representative of all of our cash expenditures. In addition, our calculation of all-in sustaining costs does not include depletion, depreciation and amortization expense as it does not reflect the impact of expenditures incurred in prior periods. This performance measure has no standard meaning and is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with IFRS.

        The measures of cash costs and all-in sustaining costs, along with revenue from sales, are considered to be key indicators of a company's ability to generate operating earnings and cash flow from its mining operations. This data is furnished to provide additional information and is a non-GAAP measure. It should not be considered in isolation as a substitute for measures of performance prepared in accordance with IFRS and is not necessarily indicative of operating costs, operating profit or cash flows presented under IFRS.

        Silver production is treated as a gold equivalent. GEO calculations are based on an average historical silver to gold price ratio (50:1), which is used and presented for comparative purposes only. For a reconciliation of (i) by-product cash costs per GEO, (ii) co-product cash costs per GEO, (iii) co-product cash costs per pound of copper, (iv) all-in sustaining by-product costs per GEO, and (v) all-in sustaining co-product costs per GEO, please refer to our Annual Management's Discussion and Analysis, which is incorporated by reference in this prospectus.

        We use the financial measures "Adjusted Earnings or Loss" and "Adjusted Earnings or Loss per share" to supplement information in our consolidated financial statements. We believe that in addition to conventional measures prepared in accordance with IFRS, we and certain investors and analysts use this information to evaluate our performance. The presentation of adjusted measures are not meant to be a substitute for net earnings or loss or net earnings or loss per share presented in accordance with IFRS, but rather should be evaluated in conjunction with such IFRS measures. Adjusted Earning or Loss and Adjusted Earnings or Loss per share are calculated as net earnings excluding (a) share-based payments and other compensation, (b) unrealized foreign exchange (gains) losses related to revaluation of deferred income tax asset and liability on non-monetary items, (c) unrealized foreign exchange (gains) losses related to other items, (d) unrealized (gains) losses on commodity derivatives, (e) impairment losses and reversals, (f) deferred income tax expense (recovery) on the translation of foreign currency inter-corporate debt, (g) mark-to-market (gains) losses on share-purchase warrants, (h) write-down of investments and other assets and (i) any other non-recurring adjustments. Non-recurring adjustments from unusual events or circumstances are reviewed from time to time based on materiality and the nature of the event or circumstance. Earnings adjustments for the comparative period reflect both continuing and discontinued operations.

        The terms "Adjusted Earnings or Loss" and "Adjusted Earnings or Loss per share" do not have a standardized meaning prescribed by IFRS, and therefore our definitions are unlikely to be comparable to similar measures presented by other companies. Management believes that the presentation of Adjusted Earnings or Loss and Adjusted Earnings or Loss per share provide useful information to investors because they exclude non-cash and other charges and are a better indication of our profitability from operations. The items excluded from the computation of Adjusted Earnings or Loss and Adjusted Earnings or Loss per share, which are otherwise included in the determination of net earnings or loss and net earnings or loss per share prepared in accordance with IFRS, are items that we do not consider to be meaningful in evaluating our past financial performance or the future prospects and may hinder a comparison of our period-to-period profitability. Reconciliation of Adjusted Earnings to net earnings is provided in our Annual Management's Discussion and Analysis, which is incorporated by reference in this prospectus.

        We also use other financial measures the presentation of which is not meant to be a substitute for other subtotals or totals presented in accordance with IFRS, but rather should be evaluated in conjunction with such IFRS measures. The following other financial measures are used:

  •
  Gross margin — represents the amount of revenues in excess of cost of sales excluding depletion, depreciation and amortization.

  •
  Mine operating earnings — represents the amount of revenues in excess of cost of sales.

  •
  Operating earnings — represents the amount of earnings before net finance income/expense and income tax expense.

  •
  Cash flows from operating activities before changes in non-cash working capital — excludes the non-cash movement from period-to-period in working capital items including trade and other receivables, other assets, inventories, trade and other payables.

        The terms described above do not have a standardized meaning prescribed by IFRS, and therefore our definitions are unlikely to be comparable to similar measures presented by other companies. Our management believes that their presentation provides useful information to investors because gross margin excludes the non-cash operating cost item (i.e. depreciation, depletion and amortization), cash flows from operating activities before changes in non-cash working capital excludes the non-cash movement in working capital items, mine operating earnings excludes expenses not directly associated with commercial production and operating earnings excludes finance and tax related expenses and income/recoveries. These, in management's view, provide useful information regarding our cash flows from operating activities and are considered to be meaningful in evaluating our past financial performance or the future prospects.

 FINANCIAL INFORMATION

        We present our financial statements in U.S. dollars and such financial statements are prepared in accordance with IFRS. The financial statements of Osisko incorporated by reference in this prospectus are presented in Canadian dollars and have also been prepared in accordance with IFRS, and have been audited in accordance with Canadian generally accepted auditing standards, which differ in certain material respects from the auditing standards of the Public Company Accounting Oversight Board. Unless otherwise indicated, any other financial information included or incorporated by reference in this prospectus has been prepared in accordance with IFRS. In addition, unless otherwise indicated, all historical and pro forma financial information included or incorporated by reference in this prospectus is derived from financial statements prepared in accordance with IFRS. IFRS differs in certain material respects from United States generally accepted accounting principles ("U.S. GAAP"). As a result, certain financial information included or incorporated by reference in this prospectus may not be comparable to financial information prepared by other United States companies. This prospectus does not include any explanation of the principal differences or any reconciliation between IFRS and U.S. GAAP.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

        This short form prospectus contains references to United States dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars. United States dollars are referred to as "United States dollars" or "US$".

        The noon exchange rate on February 13, 2015, as reported by the Bank of Canada, for the conversion of Canadian dollars into United States dollars was $1.00 to US$0.8033 and for the conversion of United States dollars into Canadian dollars was US$1.00 to $1.2449.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada and with the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Senior Vice President, General Counsel and Corporate Secretary of the Corporation at 200 Bay Street, Royal Bank Plaza, North Tower, Suite 2200, Toronto, Ontario M5J 2J3, telephone (416) 815-0220, and are also available electronically at www.sedar.com and www.sec.gov. The filings of the Corporation through SEDAR or EDGAR are not incorporated by reference in this prospectus except as specifically set out herein.

        The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces of Canada and the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus:

  (i)
  the annual information form (the "Annual Information Form") of the Corporation dated March 28, 2014, for the year ended December 31, 2013;

  (ii)
  the audited consolidated financial statements of the Corporation as at and for the years ended December 31, 2014 and December 31, 2013, together with the report of the Independent Registered Public Accounting Firm thereon dated February 11, 2015, the notes thereto (the "Annual Financial Statements") and management's discussion and analysis relating thereto ("Annual Management's Discussion and Analysis");

  (iii)
  the management information circular of the Corporation dated March 18, 2014, prepared in connection with the annual and special meeting of shareholders of the Corporation held on April 30, 2014;

  (iv)
  the material change report of the Corporation dated February 13, 2015, prepared in connection with the announcement by the Corporation of the closing of its bought deal equity offering of 49,100,000 Common Shares (the "February Offering");

  (v)
  the material change report of the Corporation dated January 19, 2015, prepared in connection with the announcement by the Corporation of its February Offering;

  (vi)
  the material change report of the Corporation dated January 6, 2015, prepared in connection with the announcement by the Corporation of its response to the announcement made by Samco Gold Limited relating to the receipt of the assessment of damages relating to the proceedings in the case of Ricardo Auriemma v. 0805346 B.C. Ltd. (formerly Northern Orion Resources Inc.) ("Northern Orion");

  (vii)
  the material change report of the Corporation dated June 25, 2014, prepared in connection with the announcement by the Corporation of the completion of a plan of arrangement (the "Osisko Arrangement") pursuant to which the Corporation and Agnico Eagle Mines Limited ("Agnico") jointly acquired (the "Osisko Acquisition") 100% of the issued and outstanding common shares of Osisko;

  (viii)
  the material change report of the Corporation dated April 25, 2014, prepared in connection with the announcement by the Corporation of the entering into of a new arrangement agreement among the Corporation, Agnico and Osisko (the "Arrangement Agreement") in connection with the joint acquisition by Agnico and the Corporation pursuant to the Osisko Arrangement;

  (ix)
  the material change report of the Corporation dated April 11, 2014, prepared in connection with the announcement by the Corporation of the Corporation's entering into an arrangement agreement with Osisko pursuant to which the Corporation was to acquire a 50% interest in Osisko's mining and exploration assets;

  (x)
  the press release dated February 11, 2015, prepared in connection with the announcement by the Corporation of its mineral reserves and mineral resources for the year ended December 31, 2014 ("2014 R&R Press Release");

  (xi)
  the press release dated December 10, 2014, prepared in connection with the announcement by the Corporation of an update on strategic initiatives relating to non-core assets, including Fazenda Brasileiro, C1 Santa Luz and Pilar, and its 100% owned Agua Rica project; and

  (xii)
  the business acquisition report (the "Osisko BAR") of the Corporation dated June 24, 2014, prepared in connection with the Osisko Acquisition.

        Any document of the type referred to in Section 11.1 of Form 44-101F — Short Form Prospectus or other disclosure documents required to be incorporated by reference into a prospectus filed under National Instrument 44-101 — Short Form Prospectus Distributions that are filed by the Corporation with the securities commissions or similar regulatory authorities in Canada after the date of this prospectus shall be deemed to be incorporated by reference in this prospectus. In addition, any similar documents furnished on Form 6-K or filed on Form 40-F by the Corporation with the SEC after the date of this prospectus shall be deemed to be incorporated by reference into this prospectus, if and to the extent expressly provided for in such reports on Form 6-K or Form 40-F. The Corporation's periodic reports on Form 6-K and its annual reports on Form 40-F are available at the SEC's website at www.sec.gov.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

 AVAILABLE INFORMATION

        The Corporation files certain reports with, and furnishes other information to, the SEC and the provincial securities regulatory authorities in the provinces of Canada. Yamana's SEC file number is 1-31880. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of the Canadian securities regulatory authorities, which requirements are different from those of the United States. As a foreign private issuer, Yamana is exempt from the rules under the US Securities Exchange Act of 1934, as amended (the "Exchange Act") prescribing the furnishing and content of proxy statements, and Yamana's officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Our reports and other information filed with or furnished to the SEC are available, and our reports and other information filed or furnished in the future with or to the SEC will be available, from the SEC's Electronic Document Gathering and Retrieval System (www.sec.gov), which is commonly known by the acronym "EDGAR", as well as from commercial document retrieval services. You may also read (and by paying a fee, copy) any document we file with or furnish to the SEC at the SEC's public reference room in Washington, D.C. (100 F Street N.E., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Our Canadian filings are available on the System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com.

        The Corporation has filed under the United States Securities Act of 1933, as amended (the "Securities Act") a registration statement on Form F-10 relating to the Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. You are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it for further information about us and the Common Shares. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the registration statement of which this prospectus is a part: (1) the Plan; (2) the documents listed as being incorporated by reference in this prospectus under the heading "Documents Incorporated by Reference"; (3) consents of auditors of Yamana and Osisko; (4) consents of qualified persons of Yamana; and (4) powers of attorney (included on the signature pages of the registration statement).

THE CORPORATION

        Yamana was continued under the Canada Business Corporations Act by Articles of Continuance dated February 7, 1995. On February 7, 2001, pursuant to Articles of Amendment, the Corporation created and authorized the issuance of a maximum of 8,000,000 first preference shares, Series 1. On July 30, 2003, pursuant to Articles of Amendment, the name of the Corporation was changed from Yamana Resources Inc. to Yamana Gold Inc. On August 12, 2003, the authorized capital of the Corporation was altered by consolidating all of the then issued and outstanding Common Shares on the basis of one new common share for 27.86 existing Common Shares.

Summary Description of the Business

        Yamana is a Canadian-based gold producer with significant gold production, gold development stage properties, exploration properties and land positions in Brazil, Chile, Argentina, Mexico and Canada. Yamana plans to continue to build on this base through existing operating mine expansions, throughput increases, development of new mines, advancement of its exploration properties and by targeting other gold consolidation opportunities with a primary focus in the Americas.

        The Corporation's portfolio includes: (i) seven operating gold mines considered as core assets, including the Corporation's three material producing mines — namely Chapada (copper/gold), El Peñón (gold/silver) and a 50% indirect interest in the Canadian Malartic Mine (gold/silver) — as well as Mercedes (gold/silver), Gualcamayo, Jacobina and Minera Florida (gold/silver/zinc); (ii) a 12.5% indirect interest in the Alumbrera mine (copper/gold/molybdenum); (iii) various advanced and near development stage projects and exploration properties in Brazil, Chile, Argentina, Mexico and Canada; and (iv) Fazenda Brasileiro, Pilar and C1 Santa Luz, along with some related exploration concessions, which are held by the Corporation's subsidiary, Brio Gold Inc.

Recent Developments

Note Exchange Offer

        On June 30, 2014, the Corporation issued US$500,000,000 aggregate principal amount of 4.95% Senior Notes due 2024 (the "Initial Notes") in a transaction that was exempt from registration under the U.S. Securities Act, and resold to qualified institutional buyers in reliance on Rule 144A and non-U.S. persons outside the United States in reliance on Regulation S. In connection with the issuance of the Initial Notes, the Corporation entered into a registration rights agreement, dated as of June 30, 2014, with the initial purchasers of the Initial Notes, providing for the issuance of new notes in exchange for a like aggregate principal amount of Initial Notes. Subsequently, in October 2014, the Corporation commenced an exchange offer which expired on November 20, 2014, pursuant to which new notes (the "New Notes") were issued in exchange for an equal aggregate principal amount of outstanding Initial Notes validly tendered and accepted in the exchange offer. The terms of the New Notes are substantially identical to the terms of the Initial Notes, except that, among other things, the New Notes are registered under the U.S. Securities Act, and do not contain restrictions on transfer.

        In connection with the issuance of the Initial Notes, the Corporation entered into a trust indenture, dated as of June 30, 2014, as supplemented by the first supplemental indenture dated as of June 30, 2014 (collectively, the "Indenture"). Pursuant to the terms of the Indenture, the New Notes are unsecured, unsubordinated obligations of Yamana evidencing the same continuing indebtedness as the Initial Notes and will mature on July 15, 2024. The New Notes bear interest at the rate of 4.95% per annum from and including the most recent interest payment date to which interest has been paid or provided for, or if no interest has been paid or provided for, from June 30, 2014. Interest on the New Notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2015, to the persons in whose names the New Notes are registered at the close of business on the preceding January 1 or July 1, as the case may be. For further details, readers are referred to the Indenture which is available under Yamana's SEDAR profile at www.sedar.com and on EDGAR at www.sec.gov. See "Material Contracts".

Board and Management Update

        On September 2, 2014, the Corporation announced the appointment of two new directors to the board of directors, namely Christiane Bergevin and Jane Sadowsky. The Corporation also announced additions to its senior management team which reflect an important pivot in the focus of management and supplemented existing management. Daniel Racine was appointed Senior Vice President, Northern Operations, which better aligns the Corporation's technical and jurisdictional expertise with its property portfolio that now includes the Canadian Malartic Mine, Kirkland Lake and other Canadian exploration assets. Barry Murphy was appointed as Senior Vice President, Technical Services, which the Corporation believes increases the technical depth of its management as the Corporation continues to advance its development projects.

        On April 16, 2014, the Ontario Securities Commission issued a management cease trade order against the Interim Chief Executive Officer and the Chief Financial Officer of Carpathian Gold Inc. ("Carpathian") in connection with Carpathian's failure to file its audited annual financial statements (and related management's discussion and analysis and certifications) for the period ended December 31, 2013. The management cease trade order was lifted on June 19, 2014 following the filing by Carpathian of the required documents. Patrick Mars and Dino Titaro, each a director of Yamana, are former directors of Carpathian but were directors of Carpathian during the period of the management cease trade order.

Strategic Initiatives Update

        On September 10, 2014, the Corporation announced that, after careful and extensive review, and having allowed a sufficient period of time for optimization efforts, the optimal plan for its C1 Santa Luz Project would be to temporarily suspend ramp-up activities and put the project on care and maintenance while several identified alternative metallurgical processes are evaluated. The project is now on care and maintenance.

        On October 6, 2014, the Corporation announced the entering into of a Memorandum of Understanding ("MOU") with the provincial Government of Catamarca, Argentina (the "Catamarca Government"), represented by the provincial mining company Catamarca Mineria y Energetica Sociedad del Estado, with respect to the creation of the Catamarca Mining District. The agreement sets the groundwork for the Corporation and the Catamarca Government to work together to consolidate important mining projects and prospective properties in the province, currently consisting of the Agua Rica property and the Cerro Atajo prospect.

        On December 10, 2014, the Corporation provided an update on strategic initiatives relating to non-core assets, including Fazenda Brasileiro, the C1 Santa Luz Project and the Pilar Project, and its 100% owned Agua Rica project. See "Documents Incorporated by Reference".

Dividend Policy

        In October 2014, the Corporation's board of directors amended the Corporation's dividend policy to set the quarterly dividends paid per Common Share at US$0.015 commencing in the fourth quarter of 2014. Payment of any future dividends will be at the discretion of the Corporation's board of directors after taking into account many factors, including the Corporation's operating results, financial condition, comparability of the dividend yield to peer group gold companies and current and anticipated cash needs.

Copper Hedge Program

        Late in 2014, the Corporation entered into a hedging program for its 2015 copper production. The Corporation has hedged 73 million pounds of copper, approximately 60% of expected production from the Chapada Mine for 2015, at a price of US$3.00 per pound. This program is consistent with the Corporation's focus on cash flow as it will provide an increased level of certainty for cash flows given the current environment of increased volatility in metal prices.

Production Update

        The Corporation confirms that production for 2014 was over 1.4 million GEO, consisting of approximately 1.2 million ounces of gold and 10.1 million ounces of silver, all of which was within expectations (silver production is treated as a gold equivalent at a ratio of 50:1). All-in sustaining cash costs (which Includes cash costs, sustaining capital, corporate general and administrative expense and exploration expenses — see "Non-GAAP Measures") are expected to be at the lower end of previously provided guidance of between US$825 and US$875 per GEO.

Public Equity Offering

        On February 3, 2015, the Corporation announced the closing of the February Offering. A total of 56,465,000 Common Shares were issued at a price of $5.30 per Common Share, for aggregate gross proceeds of $299,264,500, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 7,365,000 Common Shares. The net proceeds of the February Offering will be used to pay down amounts under the Corporation's revolving credit facility, in order to reduce the Corporation's debt position and further strengthen its balance sheet.

Cerro Moro Construction Decision

        In February 2015, the Corporation announced that it would proceed with the construction of the Cerro Moro Project. The current plan indicates average annual production in the first three years of full production of 135,000 ounces of gold and 6.7 million ounces of silver. After various optimization studies, the Corporation decided to pursue a single-stage plant scenario with an increased capacity of 1,000 tonnes per day ("tpd"). The single stage plant construction provides the project with less project execution, inflation and timing risk by completing the project in a shorter time frame with the same work force. The 1,000 tpd of throughput is considered the optimal project size to maximize throughput and value. The current mine design focuses the highest grade production into the first years of the production to decease the time for project payback.

MINING PROPERTIES

Technical Information

        Unless otherwise indicated, the estimated Mineral Reserves and Mineral Resources set forth herein have been calculated in accordance with the CIM Definition Standards On Mineral Resources and Mineral Reserves:

        The term "Mineral Resource" means a concentration or occurrence of solid material of economic interest in or on the Earth's crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. Material of economic interest refers to diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals. Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.

        The term "Inferred Mineral Resource" means that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An Inferred Mineral Resource is based on limited information and sampling gathered through appropriate sampling techniques from locations such as outcrops, trenches, pits, workings and drill holes.

        The term "Indicated Mineral Resource" means that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors (as defined below) in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation.

        The term "Measured Mineral Resource" means that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation.

        The term "Mineral Reserve" means the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at pre-feasibility or feasibility level as appropriate that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. Mineral Reserves are sub-divided in order of increasing confidence into Probable Mineral Reserves (as hereinafter defined) and Proven Mineral Reserves (as hereinafter defined). Mineral Reserves are inclusive of diluting material that will be mined in conjunction with the Mineral Reserves and delivered to the treatment plant or equivalent facility.

        The term "Probable Mineral Reserve" means the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve. Probable Mineral Reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a pre-feasibility study.

        The term "Proven Mineral Reserve" means the economically mineable part of a Measured Mineral Resource. A Proven Mineral Reserve implies a high degree of confidence in the Modifying Factors. Proven Mineral Reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a pre-feasibility study.

        The term "Modifying Factors" means considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors.

Chapada Mine

        Unless otherwise stated, the information, tables and figures that follow relating to the Chapada Mine are derived from, and in some instances are extracts from, the technical report entitled "Technical Report on the Chapada Mine, Brazil" dated July 31, 2014 (the "Chapada Report"), prepared by or under the supervision of Wayne W. Valliant, P.Geo. and Robert L. Michaud, P.Eng. (the "Chapada Qualified Persons"), of Roscoe Postle Associates Inc. ("RPA"). The technical information contained in this section of the prospectus has been reviewed and approved by the Chapada Qualified Persons, each of whom is a "qualified person" for the purpose of National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"). See "Interests of Experts".

        Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the Chapada Report, which has been filed with certain Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review on the Corporation's SEDAR profile at www.sedar.com.

Property Description and Location

        The Chapada Mine is located in northern Goiás State, approximately 320 kilometres north of the state capital of Goiania and 270 kilometres northwest of the national capital of Brasilia. It is situated at latitude 14° 14' S, longitude 49° 22' W. Corpo Sul is situated at the southwest extremity of the Chapada deposit. The Suruca deposit is located six kilometres northeast of the Chapada Mine at approximately latitude 14° 11' S, longitude 49° 20' W.

        The Chapada Mine is divided into 16 claims covering 18,921.37 hectares. The claims are held in the name of Mineração Maracá Indústria e Comércio S/A ("Mineração Maracá"), a 100% owned subsidiary of Yamana. The Chapada and Corpo Sul deposits are located on claim numbers 808.923/1974 and 808.931/1994 (mining licences) encompassing 3,572 hectares. The Suruca deposit is located on claim numbers 860.708/2009 and 860.595/2009 (exploration licences), totalling 845.75 hectares.

        Yamana (via Mineração Maracá) holds all of the surface rights in the area of the Chapada Mine, which incorporates all of the proposed locations of buildings, fixed installations, waste dumps, and tailing disposal in the current mine plan. Yamana is of the opinion that it can acquire the right to dispose of waste rock and tailings on additional surface property, if and when required. The land ownership is registered with the Registrar of Real Estate in Mara Rosa, Goiás.

        Other than statutory royalties which are paid to the Brazilian government based on commercial copper and gold production, RPA is not aware of any rights, agreements or encumbrances to which the Chapada Mine is subject, which would adversely affect the value of the property or Mineração Maracá's ownership interest. The environmental licensing process for Corpo Sul started in 2013 and the required licences were granted in 2014. No current environmental liabilities have been identified within the mine area. Ongoing items such as waste stockpiles, depleted heap leach piles, and tailings storage facilities will be rehabilitated during the mine life or at the time of mine closure. Yamana reports that no environmental permits are required at this stage of permitting for Suruca.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

        Chapada Mine is located in northern Goiás State, approximately 320 kilometres north of the state capital of Goiania and 270 kilometres northwest of the national capital of Brasilia. Access to the project area from Brasilia is via BR-153 (Belem/Brasilia) to Campinorte (GO) and then via GO-465 (Campinorte/Santa Terezinha) west to Alto Horizonte. The town of Alto Horizonte lies between the Suruca and Chapada deposits. Chapada Airport, suitable for small aircraft with an 800 metres long airstrip, is located close to Alto Horizonte, approximately four kilometres northeast of the Mine. Suruca is located six kilometres northeast of the Chapada Mine.

        The region has a tropical climate characterized by two well defined seasons; the rainy season from November to March and the dry season from April to October, with an annual average rainfall of 1,500 millimetres. The average annual temperature is approximately 22°C. Mining operations occur throughout the year.

        The local economic activity is principally agro-pastoral, but there are some small scale mining activities related to gold in alluvium and quartz veins and for clay used to make bricks. The most important towns in the region are Uruaçu, Campinorte, Porangatu, Mara Rosa and Nova Iguaçu de Goiás. They all have good infrastructure to support exploration activities. The municipality of Alto Horizonte has a population of approximately 3,100 and the nearby towns (within 50 kilometres) as Campinorte has 9,700 Mara Rosa 10,400 and Uruaçu 33,300.

        Electrical power is provided by the Brazilian National Grid. The power line (230 kilovolt) is 85 kilometres long and taps into the national grid near Itapaci in Goiás State. The Chapada Mine requires approximately 1,000 cubic metres per hour of water. Rio Dos Bois currently supplies approximately 750 cubic metres per hour, with mine drainage water, rainfall, and industrial drainage areas making up the difference.

        The average elevation of the project area is approximately 300 metres above sea level. The topography is characterized by low rolling hills, with large contiguous flat areas. The vegetation is referred to as "cerrado", a tropical savannah eco-region which comprises a diverse variety of low tropical trees, shrubs, and native grasses, most of which have been cleared and serves as cattle grazing land for local landowners.

History

        The Chapada deposit was discovered in 1973 by a Canadian company, INCO Ltda. ("INCO"), which followed up with geochemistry, geophysics, trenching, and initial drilling. There are few outcrops in the mine area due to laterite-saprolite cover. Consequently, deposit definition required extensive diamond drill exploration. Development drilling of the deposit occurred in several campaigns from 1976 through 1996 by INCO, Parsons-Eluma Projetos e Consultoria S/C ("Parsons"), a Brazilian copper company, Eluma — Noranda, Santa Elina, and Santa Elina-Echo Bay ("Echo Bay"). Historical ownership and exploration activities are summarized in Table 1.

Table 1

Date	Owner	Activity
1973	INCO	Chapada discovery.
1975 - 1976		2,000 metres × 500 metres grid drilling program. Parsons acquires a 50% interest in the project.
1976 - 1979	INCO & Parsons	200 metres × 100 metres drill grid. A 92 metres deep shaft is completed with 255 metres of cross-cuts for exploration and metallurgical sampling.
1979		Mining concession No. 2394 covering 3,000 hectares is issued to Mineração Alonte by the Departamento Nacional da Producao Mineral.
1980 - 1981		Soil drilling completed in the plant, tailing ponds, and potential water dam areas.
1981	Parsons	Feasibility study completed.
1994 - 1995		A 4,500 metres drilling program re-evaluation of a near surface gold deposit.
Preliminary feasibility study by Watts, Griffis and McOuat.
May 1994	SERCOR	Mineração Santa Elina Industria e Comercio S/A ("SERCOR") acquires the Chapada deposit through a subsidiary, Mineracao Maracá.
July 1994	SERCOR and Echo Bay	Echo Bay acquires an initial interest in Santa Elina by purchasing 5% of the outstanding shares from SERCOR.
Dec 1994		Santa Elina completes its initial public offering.
Sep 1995		Santa Elina and Echo Bay approve the Chapada project joint venture. Santa Elina issues about 3% of the outstanding shares to Echo Bay. Echo Bay receives the option to acquire 50% interest in the project.
May 1996		Santa Elina is privatized and SERCOR and Echo Bay become equal owners of the Corporation.
Dec 1996		Santa Elina completes an in-fill drilling program
Dec 1997		Independent Mining Consultants, Inc. reviews the Echo Bay model and completes a mine feasibility study.
Jan 1998		Kilborn Holdings Inc., (now SNC-Lavalin Group Inc.), completes the Chapada project bankable feasibility study.
Apr 2001		Construction licence issued.
May 2000	PINUS	PINUS acquires 100% of Mineração Maracá.
2003	Yamana	The property is purchased by Yamana.
2004		The feasibility study is completed.
2007		Commercial production starts.

        In 2008, Yamana started a plant expansion to increase throughput from 16 million tons per annum to 22 million tons per annum.

        From 2007 to the end of 2013, the Chapada Mine has produced 129 million tonnes grading 0.36 grams per tonne gold and 0.41% copper.

        The Suruca deposit has been explored by various companies since the 1970s, as summarized in Table 2, and was exploited by garimpeiros in the 1980s. Yamana reports that garimpeiros produced approximately 200 kilograms of gold in that period.

Table 2

Date	Ownership
1980 - 1981	INCO/Eluma
1987 - 1988	Cominco
1993 - 1994	WMC
1996 - 1997	Santa Elina/Echo Bay
2008 to present	Yamana

Geological Setting

        The Chapada area is located between the Amazonian craton to the northwest and the San Francisco craton to the southeast, within the north-northeast striking metavolcano-sedimentary Mara Rosa Magmatic Arc which is part of a large system of mobile belts that have a complex, multi-phased history of deformation.

        The Chapada, Corpo Sul and Suruca deposits are located in the Eastern Belt of the Mara Rosa volcano sedimentary sequence. The Eastern Belt in the vicinity of the Chapada Mine comprises a thick package of amphibolites succeeded by volcanic and volcanoclastic rocks and overlying metasedimentary rocks. The metavolcanic-sedimentary units are intruded by metaplutonic rocks of dioritic to quartz-diorite composition. These intrusions are associated with magmatic fluids responsible for copper-gold and gold mineralization. The volcanics and sediments have been metamorphosed to biotite and amphibolite schist in the Chapada mineralized area.

        In the immediate area of the Chapada deposit, the biotite and amphibolite schist units have been folded into a broad anticline with a north-easterly fold axis. The two limbs of the anticlinal structure dip to the northwest and southeast. There is a minor secondary synclinal fold of the major antiform so that the northeast and southwest ends are somewhat higher than the central zone of the structure in the middle of the deposit. This combination of folds gives the deposit a broad "saddle" shape.

        The deposit has undergone hydrothermal alteration typical of a copper-gold porphyry system. Alteration styles include biotitization, sericitization, argillitization, and propylitization.

        The bedrock schists are overlain by approximately 25 metres of saprolite material with a minor lateritic component near the top of the saprolite zone. Within that laterite component, there is a ferricrete zone at surface.

        The Corpo Sul deposit is located immediately on-strike and two kilometres to the southwest of the Chapada open pit. It is interpreted as another intrusive Copper-Gold Porphyry center, less deformed than Chapada Mine, and associated with an intrusion of Quartz Porphyry Diorite/Tonalite (Potassic alteration), enveloped by a Feldspathic Biotite Schist (Potassic alteration) surrounded by sericite schists (Sericitic alteration). Corpo Sul has largely the same stratigraphic units found in Chapada, however at Corpo Sul the tuffs and lapilli tuffs are less deformed.

        The area is covered by a 30 metre lateritic profile. The lateritic profile comprises an immature lateritic terrain that was subdivided from base to the top in: coarse saprolite, saprolite, mottled zone or argillic zone, lateritic duricrust and pisolitic soils (products of alteration of duricrust).

        The Suruca deposit, north of the main Chapada pit, has geology that is grouped from base to top as: Amphibolite, Intermediate Metavolcanic rocks and Metasediments. There are several intrusions of quartz diorite porphyry that occur preferentially in the intermediate metavolcanic rocks and metasediments. Hydrothermal alteration overprints the lithologies and is characterized by inner and outer halos. The inner halo occurs in the intermediate rocks, metasediments and diorites with strong and pervasive sericitic alteration and the outer halo is characterized by propylitic alteration that occurs mainly in the amphibolites.

Mineralization

        The primary copper-gold mineralization at Chapada is epigenetic. Copper is principally present as chalcopyrite with minor amounts of bornite. Fine grained gold is closely associated with the sulphide mineralization and was likely to be contemporaneous with the copper.

        Copper mineralization occurs as finely disseminated crystals, elongated pods, lenses along foliation, crosscutting stringers, and coarse clots in occasional late stage quartz veins or pegmatites. The copper mineralization and grade are somewhat better in the central zone of the deposit along the anticline axis than in the surrounding anticlinal limbs; however, copper mineralization is pervasive over a broad area. Gold mineralization is more uneven spatially and may have been remobilized by post mineral low temperature alteration events.

        The Corpo Sul mineralization includes oxide and sulphide ores. The oxide ore comprises approximately 7% of the deposit and is associated with the weathering surface. The width varies between 20 metres and 40 metres at an average grade of 0.26 grams per tonne gold and 0.35% copper. The oxide mineralization comprises soil, mottled zone, fine saprolite, and coarse saprolite. The sulphide ore represents the majority of the mineralization with widths from 25 metres to 300 metres at an average grade of 0.24 grams per tonne gold and 0.31% copper.

        The gold at Suruca is related to folded quartz vein/veinlets with sericitic and biotite alteration, rather than high sulphide concentrations. The second generation of quartz veins/veinlets with sulphides (sphalerite + galena + pyrite), carbonates and epidote also host gold which is related to zinc.

        Mineralization predominately pre-dates deformation hence the gold is associated with epithermal features and not structurally controlled.

Exploration

        Yamana started exploration work in 2007 with diamond drilling mainly to the east of the pit to check for the extension of the mineralization potentially hosted in a synclinal structure.

        In early 2008, consultant Richard Sillitoe defined a genetic model of mineralization with a typical porphyry copper-gold system (Cu-Au-Mo association) that underwent intense isoclinal folding and amphibolite facies metamorphism during continental collision at the end of the Neoproterozoic. However, original mineralogy may not have been profoundly changed, due to the stability of minerals like quartz, anhydrite, pyrite, chalcopyrite, magnetite and biotite under amphibolite facies conditions.

        Yamana began exploration work at Suruca in 2008 with geological mapping, chip sampling and shallow drilling at Suruca South.

Drilling

        Yamana commenced drilling the Chapada deposit in 2008. To the end of 2013, Yamana has drilled 344 holes for 73,891 metres (Table 3). Drilling has delineated the main deposit areas at a spacing of 100 metres by 50 metres, with a tighter 50 metres pattern in the central portion of the deposit.

Table 3

Year	No. Drill Holes	Metres
2008	30	5,126
2009	7	2,352
2010	18	4,373
2011	85	19,305
2012	131	28,568
2013	73	14,167

Total	344	73,891

        The 2008 and 2009 drilling campaigns were concentrated in the region named "Near Mine" and in the south portion of the area. The 2010 and 2011 campaigns targeted the Near Mine and Corpo Sul areas. In 2013, Yamana drilled in the northeast section of Chapada Corpo Principal with the objective of delineating an Inferred Mineral Resource. In Corpo Sul, an infill drilling program was carried out in the southwest portion of the deposit on a 50 metres by 50 metres grid to upgrade Indicated to Measured Mineral Resources and on a 100 metres by 100 metres grid to convert Inferred to Indicated Mineral Resources.

        The majority of holes were drilled at an azimuth of 130° and an 85° dip. Drill holes with inclination between 45° and 85° were surveyed every three metres downhole using a Deviflex electronic surveying instrument. No significant deviation issues were found.

        To date, Yamana has drilled 186 holes for 37,899.16 metres at Suruca, as summarized in Table 4.

Table 4

Year	No. Drill Holes	Metres
2008	7	439.5
2009	21	6,457.8
2010	103	20,476.9
2011	55	10,524.96

Total	186	37,899.16

*
Includes 11 metallurgical holes for 1,014 metres

        At Suruca in 2009, Yamana completed successful drilling to test a magnetic anomaly and the area of the garimpeiro workings. The 2010 drilling program focused on delineation of the Suruca deposit at 400 metres by 200 metres spacing followed by infill drilling at 200 metres by 200 metres spacing. An infill program of 100 metres by 100 metres spacing was completed in the north portion of deposit.

        The majority of holes were drilled at an azimuth of 130° and a 60° dip; some holes were drilled at an azimuth of 310°. Drill holes with inclination between 45° and 85° were surveyed every three metres downhole using a Reflex Maxibor II or Devicom Deviflex electronic surveying instrument. In sub-vertical holes, a PeeWee or EZ-Shot instrument was used. All holes were surveyed and no significant deviation issues were found.

Sampling and Analysis

        Yamana's samples are selected down the entire length of the drill hole core, sawn in half with an electric diamond bladed core saw, and sampled prior to logging. Half core samples are selected by a geology technician or trained sampler. The samples are then placed in a numbered plastic bag along with a paper sample tag, and tied closed with a piece of string. Sample weight is approximately 3.5 kilograms. Six to eight samples are placed in a larger plastic bag, loaded onto a truck owned and driven by a locally based transport company, and driven to the ALS Chemex laboratory sample preparation facility in Goiania, State of Goiás.

        After sampling, the geologist completes a graphic log and logs the core in detail for lithology, structure, mineralization and alteration. Codes are assigned for the oxidation state, consistency and alteration including alteration halo, sulphides, silicification, biotite, sericite, epidote, amphibolite, garnet, carbonate, rhodochrosite, chlorite, and kyanite content. Angles of structures such as foliation and faults are recorded.

        Approximately four samples from each alteration halo per drill hole are selected for density testwork by two different methods after sampling and logging. The first method used is the water displacement method, performed in the logging shed. The second method, which is gravimetric, is done in the laboratory using pulverized samples.

        Sample preparation involves crushing and pulverization. Upon receipt of the samples, each sample is weighed and dried at 100°C for eight to 12 hours. The entire sample is then crushed to 90% passing <2 millimetres (10 mesh), split to 0.5 kilograms in a riffle splitter, and pulverised to 95% passing 150# (mesh). The samples are then split again to 50 grams using a rotating splitter/spatula. The crusher and pulveriser are cleaned between each sample. Each fraction retained is returned to Yamana.

        All Yamana samples are analyzed for precious metals by fire assay with atomic absorption spectrometry ("AAS") or ICP finish and for copper by AAS by ALS Chemex, Lima, Peru and/or SGS Geosol, Belo Horizonte, Brazil.

        Yamana conducts an industry-standard quality assurance/quality control ("QA/QC") program for its drill campaigns, which follows written protocols. Its QA/QC program consisted of the insertion of blanks and certified reference materials ("CRMs") into the sample stream and the running of duplicate field (quarter-core) samples. Later, pulp duplicate samples were re-assayed at a secondary facility.

        RPA assessed Yamana's QA/QC program and found it to be industry-standard with a generally acceptable rate of insertion for CRMs and pulp duplicates. The results of the pulp duplicate assays showed good reproducibility with no discernible grade biases. The insertion of CRMs showed that laboratory results from SGS Geosol and ALS Chemex were acceptable with respect to precision and accuracy. The results from the insertion of blanks are also generally acceptable.

        In 1996 Echo Bay became actively involved in the drilling and sampling program for the project. Samples taken by Santa Elina in 1996 were subject to a rigorous QA/QC program. IMC Mining ("IMC") was contracted to review the historical data. IMC's review included all historical QA/QC control files and historical data compared with re-assayed data from analytical laboratories in the United States. IMC concluded the historical data was appropriate for estimation of Mineral Resources.

        IMC did a review of the Chapada assay database. IMC did not do any independent assaying, but did review considerable existing data. It was IMC's opinion that the database was of sufficient quality for a feasibility level study.

        A total of 18 Suruca diamond drill holes from Mineração Alonte were re-analysed following Yamana's procedures. The new assay results were compatible with the historical results.

        Based on our review, RPA is of the opinion that sampling, sample preparation, and analysis at Chapada are in keeping with industry standards and the assay results within the database are suitable for use in a Mineral Resource estimate.

Security of Samples

        Samples are transported from the drill rig to Yamana's core storage facilities at the Chapada project exploration camp by the drilling contractor, where Yamana geological staff log and sample the core. The samples are transported to the independent sample preparation facility by a locally based transport company, after which the samples are sent for preparation in ALS Chemex in Goiania, Brazil and for analysis in Lima, Peru.

        The analytical laboratory stores all pulps and coarse rejects for forty-five days and then transports them back to the Chapada project where all samples are stored in the core storage facility for the life of the project.

        Based on our review, RPA is of the opinion that sample security procedures at the Chapada Mine are in keeping with industry standards.

Mineral Resources and Mineral Reserves

        The methodology of estimating Mineral Resources by Yamana includes: (a) statistical analysis and variography of gold and copper values in the assay database; (b) construction of a block model using Datamine Studio 3 software; and (c) grade interpolation using a kriging or inverse distance cubed method. The Mineral Resource estimate is based on open pit mining scenarios and Chapada and Corpo Sul Mineral Resources are constrained by Whittle optimized pits which are based on a copper and gold net smelter return.

        Validation of the block models by Yamana included: (a) on screen displays of plans and sections showing composite and block grades; (b) swath plots calculated over "slices" of each zone; (c) comparisons between composite and global block statistics cross validation (Chapada only); and (d) cross-validation.

        RPA finds the estimation methods and classification criteria adopted by Yamana are reasonable and sufficient to support the Mineral Resources reported.

        RPA reviewed the reported resources, production schedules, and factors for conversion from Mineral Resources to Mineral Reserves. Based on this review, it is RPA's opinion that the Measured and Indicated Mineral Resource within the final pit designs at Chapada can be classified as Proven and Probable Mineral Reserves.

        Tables 5 and 6 summarize the Mineral Resource and Mineral Reserve estimates, respectively.

Table 5
Mineral Resource Estimate for the Chapada Mine (May 31, 2014)

	Tonnes	Au		Cu
Category	(000)	(g/t)	(000 oz)	(%)	(Mlb)
CHAPADA
Measured	22,636	0.21	155	0.17	84
Indicated	150,968	0.14	673	0.24	790
Measured + Indicated	173,604	0.15	829	0.23	874
Inferred	127,683	0.13	526	0.26	731
SURUCA
Measured	—	—	—	—	—
Indicated	82,161	0.48	1,276	—	—
Measured + Indicated	82,161	0.48	1,276	—	—
Inferred	27,553	0.44	386	—	—

Notes:

1.
CIM definitions were followed for Mineral Resources.

2.
Mineral Resources for Chapada and Suruca have been reported separately as they are different deposits with different commodities.

3.
For Chapada Corpo Principal and Corpo Sul, Mineral Resources are estimated at a cut-off grade of 0.3 grams per tonne gold for oxide and a variable net smelter return cut-off for sulphide depending on the haulage distance. The average net smelter return cut-off value is US$4.86 per tonne.

4.
For Suruca, Mineral Resources are estimated at a cut-off grade of 0.2 grams per tonne gold for oxide and 0.3 grams per tonne for sulphide.

5.
Mineral Resources are estimated using a long-term gold price of US$1,500 per ounce and a long-term copper price of US$3.50 per pound.

6.
Mineral Resources at Chapada Corpo Principal and Corpo Sul are constrained by an optimized pit and the December 2013 topographic surface.

7.
Mineral Resources are exclusive of Mineral Reserves.

8.
Numbers may not add due to rounding.

Table 6
Mineral Reserve Estimate for the Chapada Mine (May 31, 2014)

	Tonnes	Au		Cu
Category	(000)	(g/t)	(000 oz)	(%)	(Mlb)
CHAPADA
Proven December 31, 2013	167,243	0.22	1,157	0.28	1,024
Probable December 31, 2013	253,700	0.20	1,643	0.29	1,625
Proven + Probable Dec 31, 2013	420,943	0.21	2,801	0.29	2,649
Production Jan-May 2014	8,125	0.25	65	0.35	63
Proven + Probable May 31, 2014	412,818	0.21	2,736	0.28	2,586
SURUCA
Proven	—	—	—	—	—
Probable	58,900	0.55	1,032	—	—
Proven + Probable	58,900	0.55	1,032	—	—

Notes:

1.
CIM definitions were followed for Mineral Reserves.

2.
Mineral Reserves for Chapada and Suruca have been reported separately as they are different deposits with different commodities.

3.
Mineral Reserves are estimated at a variable cut-off net smelter return value depending on haulage distance. The average net smelter return cut-off value is US$4.86 per tonne. Chapada Corpo Principal and Corpo Sul Mineral Reserves are estimated using an average long-term gold price of US$950 per ounce and a long-term copper price of US$2.80 per pound.

4.
Suruca Mineral Reserves are based on a gold price of US$900 resulting in an oxide cut-off grade of 0.2 grams per tonne gold and a sulphide cut-off grade of 0.3 grams per tonne gold.

5.
Bulk density is 2.74-2.88 tonnes per cubic metre for rock, 1.49-1.85 tonnes per cubic metre for oxides, 2.12-2.35 tonnes per cubic metre for mixed.

6.
Numbers may not add due to rounding.

Mining and Milling Operations

        The Chapada Mine is a traditional open pit truck/shovel operation that has been in continuous operation since 2007. The Chapada open pit, which is currently being mined, has ultimate design dimensions of approximately 4.5 kilometres along strike, up to 1.2 kilometres wide, and 200 metres deep. Benches are 10 metres high, doubling to 20 metres towards the limit of the pit, except in upper benches, where the benches are 10 metres high in soil. Six operating phases have been designed to support the mine production from initial topography to the final pit geometry. An in-pit primary crusher was installed at the beginning of 2012, allowing a more flexible operation for ore blending to plant and reducing major truck fleet requirements.

        The mine plan includes three open pit mining areas to be developed on the property. Current production is from the Chapada Corpo Principal and Corpo Sul open pits. The Corpo Sul open pit began production in 2014.

        The processing plant is located at the northwest end of the Chapada Corpo Principal pit rim. The tailings storage facility is located to the northwest of the open pit, with the pond as close as 0.5 kilometres to the pit rim and the tailings dam being up to five kilometres to the northwest. Waste rock dumps are located to the south and southeast of the open pit. Limits of the waste rock dumps start just past the ultimate pit rim in order to minimize waste haulage distances.

        The existing Chapada Mine treatment plant is designed to treat sulphide ore at a nominal rate of 60,000 tonnes per day ("tpd"). The process recoveries for copper and gold averaged approximately 80% and 59%, respectively, from June 2013 to May 2014. Run-of-mine ("ROM") material from the Suruca mineralization will be treated and incorporated into the system through two separate processes. The oxide ore will be processed using conventional heap leaching technology, scheduled to start production in late 2016, and sulphide ore will be processed in the existing plant after some modifications.

Sulphide Ore

        The first step for sulphide material occurs in the primary grinding circuit in two parallel crushing systems. Both systems perform the primary crushing with a P70 of five inches. The ore processed is then transported by conveyor belt to an intermediate stockpile. A feeder conveyor belt delivers the feed to the grinding circuit.

        The grinding circuit is divided into four systems:

  •
  Reclaim Ore — Ore taken from the crushed ore stockpile and delivered to the semi-autogenous grinding ("SAG") mill.

  •
  Primary Grinding and Pre-Classification — SAG mill grinding and pre-classification using cyclones.

  •
  Pebble Crushing — Transportation and crushing coarse pebbles screened from the SAG mill discharge.

  •
  Secondary Grinding and Classification — Ball mill grinding and classification using cyclones.

        The ore is then brought to the flotation process in pulp form with approximately 35% solids. There are two flotation cell lines, rougher and rougher/scavenger. Each cell line produces two concentrates. The tailings from the rougher/scavenger system are sent to the final tailings storage facility. The last step in the process is thickening and filtration. The thickening process reduces the ore concentrate moisture content to an average of 8%. This is discharged in the concentrate storage shed to be loaded and shipped to customers.

        Total production in 2013 was 110,618 GEO and 130,240,000 pounds of copper.

Oxide Ore

        Processing oxide from the Suruca deposit is scheduled to begin in late 2016. The crushing circuit consists of two MMD sizers in series and associated equipment. Material is pre-screened ahead of the MMD sizer and crusher product then combines with screen undersize and is conveyed to the crushed product stockpile. Crushed product is then fed to an agglomeration drum. Prior to the drum, cement is added in a controlled fashion and a weak cyanide solution (barren pond solution) is added in the agglomeration drum, and mixed to produce agglomerates which are conveyed and stacked.

        The agglomerated material is stacked on pads which are approximately 100 metres wide and 620 metres long. A weak cyanide solution from the barren solution pond is then used to leach the gold from the stacked ore. The solution filters through the agglomerated ore with the gold inherent in the ore leached to produce a gold rich solution. The gold rich solution collects at the base of the pad and is collected in the pregnant solution pond.

        Pregnant solution flows through four adsorption columns in series and flows by gravity from one adsorption column to the next. The total residence time in the adsorption columns is in the order of 25 minutes. After acid washing, the loaded carbon is washed and sent to the elution column to remove gold from the loaded carbon. The gold removed from the loaded carbon cools in a flash cell and then reports to the two electrowinning cells in parallel. Gold in solution is removed onto stainless steel cathodes. The stainless steel cathodes are rinsed off with a high pressure washer. The cathode sludge is then filtered, dried in an oven, transferred to the barring furnace and the gold is then poured into molds.

Markets

        The principal product at Chapada is a copper concentrate with gold and silver, which is readily marketable on world markets.

Environmental Considerations

        The Corporation has all of the necessary environmental permits to operate at Chapada including the main operating licence, which was obtained on November 20, 2006. It was renewed on September 29, 2008, and is renewed every few years according to the terms of the regulating body. Further licences will be obtained as required to carry out or expand operations at Chapada.

        The licensing process for the development of Corpo Sul began in 2013. The open pit and waste dump licences, legal reserves relocation processes, and deforestation licences were granted in early 2014.

        The permitting process for the Suruca deposit started with the preliminary licence granted in May 2012. The installation licence was applied for in 2013.

        The mine life for the Chapada Mine (Chapada Corpo Principal, Corpo Sul and Suruca) is expected to be 17 years. The first version of the plan for mining closure including rehabilitation of the tailings storage facilities, mine sites, waste piles was submitted in 2008 and is revised on a regular basis.

Mine Life

        RPA notes that the life-of-mine plan presented in the Chapada Report is based on production tonnes and grade and development requirements, as forecasted by Yamana. The plan, which only considers production from Mineral Reserves, spans a total effective mine life of 24 years.

Mercedes Mine

        Unless otherwise stated, the information, tables and figures that follow relating to the Mercedes Mine are derived from, and in some instances are extracts from, the technical report entitled "Technical Report on the Mercedes Gold-Silver Mine, Sonora State, Mexico" dated February 25, 2014 and updated as of May 31, 2014 (the "Mercedes Report"), prepared by or under the supervision of R. Dennis Bergen, P. Eng., and Chester M. Moore, P. Eng. (the "Mercedes Qualified Persons"), of RPA. The technical information contained in this section of the prospectus has been reviewed and approved by the Mercedes Qualified Persons, each of whom is a "qualified person" for the purpose of NI 43-101. See "Interests of Experts".

        Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the Mercedes Report, which has been filed with certain Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review on the Corporation's SEDAR profile at www.sedar.com.

Property Description and Location

        The Mercedes Mine is located in the state of Sonora, northwest Mexico, within the Cucurpe municipality. The Mercedes Mine is located 250 kilometres northeast of Hermosillo, Sonora's capital city, and 300 kilometres south of Tucson, Arizona.

        The Mercedes Mine consists of approximately 64,613 hectares of mineral concessions under lease from the government of Mexico. The area is covered by 40 mineral concessions, all of which have been titled as mining concessions, according to Mexican mining law. The titles are valid for 50 years from the date titled. All of the concessions are owned by Minera Meridian Minerales S. de R.L. de C.V., a subsidiary of Yamana, and remain in good standing with mining law obligations through twice-annual tax payments and required assessment work. The Mercedes Mine is not encumbered by any royalties, since all of the claims under contract were purchased with no future obligations. Other than items normally associated with mine closure, RPA is not aware of any existing environmental liabilities.

Accessibility, Climate, Physiography, Local Resources and Infrastructure

        The Mercedes Mine is accessed using Highway 54 via Magdalena de Kino located approximately 180 kilometres from both Tucson, Arizona, and Hermosillo, Mexico. From Magdalena de Kino, access is gained to the property using Highway 15 for 67 kilometres, passing through the village of Cucurpe, to the Rancho Los Pinos entrance. The mine can be reached via an improved gravel road approximately 10 kilometres from the ranch entrance.

        The Mercedes Mine is located in an area of moderate to rugged topography, with numerous arroyos and canyons incised through volcanic stratigraphy. The arroyos and canyons contain intermittent streams that ordinarily flow in response to rainfall events or for extended periods during rainy periods. Elevation in the property area ranges from 950 to 1,400 metres above sea level. Vegetation is typical of the high Sonora desert, including mesquite, desert oak, grasses, and numerous species of cacti, junipers, and cottonwood trees. The climate in the area is typical of the high Sonora desert. The maximum recorded summer temperature is 41.6°C and the lowest recorded temperature is -15°C with freezing temperatures common at night between December and March. Rainfall is sparse outside of the monsoon season (which is variably mid-June to early October). Rain and rare snow occasionally fall between late January and February.

        Magdalena de Kino is the closest commercial centre and has a population of about 23,000. It is a well-established community with a variety of services available, including a small airport, lodging, fuel and groceries, limited medical care, schools, and police. Cananea, Sonora, is a major Mexican mining centre located about 170 kilometres from the site.

        Mercedes is currently mining three deposits and has all required infrastructure and permits necessary for a mining complex including:

  •
  Declines and series of ramp-connected levels

  •
  A 1,900 tpd crushing plant and mill

  •
  Tailings storage facility

  •
  Associated administrative building, laboratory, shops, and warehouse

  •
  Sufficient water supply using mine dewatering and purchased water rights

  •
  Power supply provided by a 65 kilometre, 115 kilovolt power line, from the town of Magdalena de Kino

History

        The Mercedes district has been the focus of mining activities since at least the late 1880s. Exploration and development work was conducted in at least two or three distinct periods. The Mercedes, Tucabe, Saucito, Anita, Klondike, Rey de Oro, Reina, and Ponchena veins all were the focus of exploration and development work on a limited to moderate scale during the late 19th century and early 20th century.

        The Tucabe vein was mined around the turn of the century. A cyanide mill was constructed on the site and the Tucabe vein was accessed through a series of tunnels and shafts, covering over 600 metres of strike and a vertical range of over 150 metres. The Mercedes vein was discovered in 1936. Anaconda Copper Company optioned the property in 1937 and spent two years exploring underground. The work included sinking a 50 metre shaft and excavating a series of tunnels and internal raises for sampling and reserve estimation. Little historical data is available for past mining activities at the Klondike mine. A cross section in the Anaconda file from the 1930s indicates that the Klondike mine was mined around 1900.

        No precise production totals are available from historic mining operations. Given the scale of historic mining observed at Klondike, Rey de Oro, Tucabe or Saucito, and the known high grades in the exploited veins, a reasonable estimate of cumulative past district production is in the order of 150,000 tonnes and approximately 73,000 GEO.

        The Mercedes Mine and Klondike mine areas were first examined by Meridian Gold Inc.'s ("Meridian") predecessor FMC Gold Company in 1993 as part of a regional exploration program in Mexico and the Mercedes district was re-visited in1999 as part of a program focusing on high grade low sulphidation vein systems. Meridian geologists completed surface and underground mapping and sampling by September of 2000. Five areas had historic mining activities and were the focus of the first phase of a reverse circulation ("RC") drilling program. Veins or stockwork zones were encountered in all five areas by drilling. Mercedes, Klondike, and Tucabe all had at least one drill intercept assaying greater than 10.0 grams of gold per tonne. Phase 2 RC drilling started in January 2001 focusing on the Klondike and Mercedes zones. This program was successful in discovering a narrow, vein-hosted mineralized zone at Mercedes and significant mineralization was also encountered at Klondike. The Meridian exploration program conducted in 2005 resulted in the discovery of the bonanza grade Corona de Oro shoot in the Mercedes vein. Meridian expanded drilling in 2006-2007, focusing on the Mercedes, Klondike, and Lupita veins.

        Yamana acquired Mercedes when it completed the purchase of Meridian in September 2007. An aggressive drilling and development program was initiated to assess the potential of the project and bring it to a feasibility study stage. Drilling from 2009 to 2014 has focused on district exploration outside of the Mercedes-Klondike systems, resulting in the discovery of the Barrancas vein zone, the Diluvio zone at Lupita, and the expansion of the Rey de Oro vein system.

        The first gold pour at Mercedes occurred in mid-November 2011 and the mine reached commercial production on February 1, 2012. Total production to the end of May 2014 has been 1,461,900 tonnes grading 5.90 grams per tonne gold and 75.30 grams per tonne silver for 277,500 ounces of gold and 3,539,100 ounces of silver.

Geological Setting

        The geology of the Mercedes area is dominated by two northwest-trending arches, which have exposed older marine sediments and overlying interbedded volcaniclastic sediments and lithic to quartz crystal lithic tuff units. The arches are cut by numerous northwest-trending high angle structures. Some of these faults have been intruded by at least three stages of dikes and small stocks, ranging in composition from andesite to latite and rhyolite. Marginal to the northwest-trending arches, andesitic flows, and flow breccias (with local coeval andesite dikes) have been deposited and preserved in at least three west-northwest thickening basins. This andesite package, locally over 500 metres thick, and the contact zone with the underlying tuff host all known economic epithermal vein deposits in the district.

        Post-mineral plagioclase-biotite latite porphyry dikes fill some of the same northwest-trending structures that host veins in the Mercedes/Barrancas corridor, venting to the surface in flow domes and extensive latite porphyry flows ranging from 10.0 to +190.0 metres thick. Dikes generally crosscut and destroy vein mineralization. The latite and all older units are overlain locally by more than 200 metres of post-mineral conglomerate and volcaniclastic units, as well as local intercalated ash tuff/ignimbrite, highly magnetic andesite flows and overlying bimodal rhyolite and basalt flows.

        More than 16 kilometres of gold-silver-bearing epithermal low sulphidation veins have been identified within or marginal to the andesite-filled basins, which constitute the primary exploration target on the project. Major veins typically trend N30° – 70°W at 60 to 90 degree dips following the major regional structural pattern. Other veins trend variably from east-west to north-south, or even northeast. Veins typically dip at greater than 60 degrees, but locally range as low as 25 degrees. The major exception in the district is the Lupita-Diluvio vein system, which is localized along a N70°E, 15 to 55 degrees northwest dipping listric fault zone. In contrast to other vein areas, almost all the stockwork, breccia, and vein-hosted gold-silver mineralization is hosted within older lithic tuff and volcaniclastic units below the andesite package.

Exploration

        Yamana's exploration effort began with surface sampling in 1999. Mapping and sampling between 2005 and 2014 was subsequently extended to cover an area of approximately 235 square kilometres. A total of 3,703 surface rock samples, 129 soil samples, and 166 stream sediment samples have been collected for geochemical analyses through May 2014.

        Surface mapping identified three major basins filled with andesitic volcanic rocks on the Mercedes property. The mapping also identified over 16 kilometres of low sulphidation epithermal veins on the project area.

Mineralization

        A total of 16 principal low sulphidation epithermal vein/stockwork/breccia zones, have been identified on the Mercedes property. The majority of the veins are hosted within the andesite package, or locally at the fault contact between andesite and the underlying lithic tuff package. Only the Diluvio Zone at Lupita and the Anita veins contain significant ore grade mineralization hosted completely in the lower tuff package.

        The mineralized zones display a combination of fissure vein, stockwork, and breccia morphologies that change rapidly on strike and dip. The zones range in width from less than 1.0 metre to composite vein/stockwork/breccia zones up to 15.0 metres wide. In the Diluvio zone, gold-silver-bearing vein/stockwork zones locally attain thicknesses in excess of 100.0 metres. The length of individual veins varies from 100 metres to over 2.0 kilometres. Property-wide, gold-silver-bearing veins occur over a vertical range greater than 700 metres.

        Mineralogical studies identified opaque minerals, including iron oxides, pyrite, gold, electrum, stibnite, and rare pyrargyrite, within a gangue of substantial chalcedony, quartz, and carbonate. In addition to hematite, manganese oxides are an important component in some ore zones, possibly remnant after dissolution of manganese carbonates. Due to the depth of oxidation, sulphides are rarely observed. Metallurgical studies have identified the presence of very small quantities of native gold, native silver, electrum, pyrargyrite, stibnite, galena, sphalerite, and chalcopyrite in heavy mineral concentrates. Copper minerals such as malachite and chrysocolla are most common as fracture fillings in breccias at Klondike, but rare specks are also seen in the Mercedes and Lupita-Diluvio veins.

Drilling

        As of the end of May 2014, a total of 343,849 metres in 1,243 drill holes have been completed on the project.

        Drill hole collars are marked up by survey prior to drill set-up and surveyed again after completion of the hole. A Reflex survey instrument is used to provide control information on the directional deviation (both azimuth and inclination) at 50 metre intervals in each hole.

        Lithologic logging is done on drill core and geotechnical observations are made by company geologists, who collect all down-hole data including assay locations. All information is digitally recorded on paper forms or using logging software. This includes recording:

  •
  Lithologic contacts

  •
  Descriptive geology

  •
  Recording of oxide and sulphide content

  •
  Intensity of various alteration types

  •
  Structural features, such as fracture and fault zones

  •
  Core angles

  •
  Core diameter

  •
  Down hole inclination

  •
  Core recovery record

  •
  Rock quality designation measurements

Sampling and Analysis

        Almost all 2000 to 2014 assaying of exploration core samples was done at the Bondar-Clegg (now ALS Chemex) laboratories (ISO 9001:2000 certified) in Vancouver, British Columbia. Due to extreme sample volumes, some sample preparation in 2011 was done by ALS Chemex at preparation facilities in Chihuahua, Zacatecas and Guadalajara, Mexico. Underground chip and channel samples are prepared and analyzed at the Mercedes Mine laboratory.

        The procedures followed by ALS Chemex and the mine laboratory for sample preparation and assaying are detailed in the Mercedes Report.

        Yamana uses certified reference materials (standards), blanks, sterile samples, and core duplicate samples with drill hole core sample submissions to monitor the precision, accuracy, and quality of the ALS Chemex laboratory process. The mine geology group uses certified reference materials (standards), blanks, and sterile samples as well as preparation duplicates to monitor the precision, accuracy, and quality of the mine laboratory process. Protocols are in place for describing the frequency and type of QA/QC submission, the regularity of analysis of QA/QC results, failure limits, and procedures to be followed in case of failure, or for flagging failures in the QA/QC database.

        Between 2008 and May 2014, Yamana inserted 2,140 standards, 1,380 blanks, 1,290 steriles, and 1,635 core duplicates into the sample stream. With the exception of some minor problems with the homogeneity of the standards and variances at low grades in the duplicate samples, all results were within acceptable ranges.

        During 2013 (to November 20, 2013), 10,379 chip samples were dispatched by the mine geology group to the Mercedes laboratory located in the processing plant. A total of 424 standards, as well as 83 blanks and sterile samples, were inserted to cover all batches of samples on both day and night shifts. A total of 1,034 preparation duplicates were also submitted for analysis. When a standard analysis exceeds the three standard deviation limit, reanalysis is requested for the standard and two samples on each side of it in the batch. As a result of the re-analyses, the percent failure greater than three standard deviations for gold analyses was 8.96% and for silver was 8.40%.

        During the period of December 12, 2013 to June 20, 2014, 8,041 chip samples were dispatched to the Mercedes laboratory located in the processing plant. A total of 367 standards, as well as 347 blanks and sterile samples, were inserted to cover all batches of samples on both day and night shifts. A total of 151 preparation duplicates and 419 sample duplicates were also submitted for analysis. RPA notes that the 2014 error rate for gold and silver assays is much improved compared to the 2013 results. The results of the analyses of the blanks and sterile samples were also acceptable and RPA considers the mine assays to be suitable for use in resource estimation.

Security of Samples

        All core drilled between 2005 and 2014 was logged directly at the Mercedes camp. Samples were placed in plastic bags and sealed with bag ties. Batches of samples were then placed in grain sacks and sealed with bag ties or duct tape. Grain sacks were stored in a locked warehouse facility on site. Samples were collected on-site approximately once per week by drivers from ALS Chemex, who came from the Hermosillo preparation facility.

        Each sample is assigned a unique sample number that allows it to be traced through the sampling and analytical procedures and for validation against the original sample site. The second half of split exploration core is stored on-site as a control sample, available for review and re-sampling if required.

        As noted in the Mercedes Report, RPA is of the opinion that Yamana's sampling, sample preparation, analysis, and security at the Mercedes project meet industry standards.

Mineral Resources and Mineral Reserves

        The methodology of estimating Mineral Resources by Yamana includes: (a) statistical analysis and variography of gold values in the assay database; (b) construction of a block model using Vulcan software; and (c) grade interpolation using a kriging or inverse distance method.

        Validation of the block models by Yamana included: (a) on screen displays of plans and sections showing composite and block grades; (b) a nearest neighbour interpolation; and (c) drift analysis calculated over "slices" along the strike of each zone. For these analyses, the kriged mean grades were compared with the original sample mean grades.

        Tables 7 and 8 summarize the Mineral Resource and Mineral Reserve estimates, respectively.

Table 7
Mineral Resource Estimate for the Mercedes Mine (May 31, 2014)

		Grade			Metal
Classification	Tonnes	Au (g/t)	Ag (g/t)	AuEq (g/t)	Au (oz)	Ag (oz)	AuEq (oz)
Measured	172,600	4.62	49.17	4.97	25,700	272,900	27,600
Indicated	3,412,300	3.02	37.17	3.29	331,100	4,078,200	360,200

Total M+I	3,584,900	3.10	37.75	3.37	356,700	4,351,100	387,800

Inferred	3,310,000	3.9	36.0	4.2	410,000	3,840,000	441,300

Notes:

1.
CIM definitions were followed for Mineral Resources.

2.
Mineral Resources are estimated at a cut-off grade of 2.0 grams per tonne gold equivalent.

3.
Gold equivalence based on 1.0 gram gold = 140.0 gram silver.

4.
Mineral Resources are estimated using a long-term gold price of US$1,500 per ounce.

5.
No minimum mining width was used.

6.
Bulk density is 2.42 tonnes per cubic metre for ore and 2.44 tonnes per cubic metre for waste.

7.
Mineral Resources are exclusive of Mineral Reserves.

8.
Numbers may not add due to rounding.

Table 8
Mineral Reserve Estimate for the Mercedes Mine (May 31, 2014)

Category	Tonnes (000)	Au (g/t)	Ag (g/t)	Au Oz (000)	Ag oz (000)	AuEq (g/t)	GEO (000)
Proven UG	842	4.18	53.7	113	1,456	4.57	124
Probable UG	4,257	4.61	43.0	630	5,890	4.93	672
Probable OP	229	2.04	16.5	15	122	2.18	16

Sub-total Probable	4,486	4.50	41.6	649	6,002	4.79	691

Proven & Probable	5,328	4.45	43.5	762	7,458	4.76	815

Notes:

1.
CIM definitions were followed for Mineral Reserves.

2.
Underground Mineral Reserves are estimated at a cut-off grade of 3.0 grams per tonne gold.

3.
Open pit Mineral Reserves were estimated at a cut-off grade of 1.55 grams per tonne gold.

4.
Mineral Reserves are estimated using an average gold price of US$950 per ounce and a silver price of US$18.00 per ounce.

5.
A minimum mining width of 3.0 metres was used.

6.
Bulk density varies from 2.25 tonnes per cubic metre to 2.46 tonnes per cubic metre depending on rock type and deposit and based on testwork.

7.
Gold equivalence based on 1.0 gram gold = 140.0 gram silver.

8.
Numbers may not add due to rounding.

9.
GEO — gold equivalent ounces.

Mining and Milling Operations

        The Mercedes operation consists of underground mines, three of which are being developed or in production and one is in the planning stage, plus an open pit mine that is in the planning stage. Production is coming from the Mercedes and Klondike mines, the Barrancas mine is being developed, and the Diluvio and Rey de Oro mines are planned for future production.

        The underground mines are all designed as ramp access mechanized mines. There are two underground mining methods in use. Where the rock quality is appropriate, the ore is mined by longhole open stoping with cemented paste backfill. This is expected to be applied to 70% of the deposit. For areas with poorer rock conditions, the mining method is mechanized cut and fill stoping.

        The planned production rate is approximately 2,000 to 2,100 tpd. Ore from underground is hauled by dump truck to stockpiles near the portal. Ore from the Barrancas and Klondike mines is hauled to a common stockpile area near the jaw crusher.

        The processing facilities at Mercedes are based on conventional milling with Merrill Crowe recovery of precious metals. ROM stockpiles ahead of the crusher are used to blend different grades of ore material. ROM ore discharges from the crusher dump hopper onto a vibrating grizzly feeder and thence directly to the jaw crusher. The jaw crusher product discharges onto the crusher discharge belt feeder and thence onto a transfer conveyor to the coarse ore storage bin. The coarsely crushed material is then passed through secondary and tertiary cone crushers. The product of the crushers is fed to the fine ore bin ahead of the grinding circuit. A single ball mill measuring 5.03 metres in diameter and 8.84 metres long, powered by a 3,430 kilowatt motor, performs all grinding in closed circuit with hydrocyclones. The grinding circuit reduces the crushed ore from 80 percent passing 12.5 millimetres (1/2 inch) to 80 percent passing 45 micrometres.

        The undersized material combines with gravity concentrator tails. Combined slurry is pumped using variable speed horizontal centrifugal slurry pumps to five operating 254 millimetre hydrocyclones. A portion of the hydrocyclone underflow flows by gravity to the gravity concentration circuit. The remainder of the underflow reports back to the ball mill. Hydrocyclone overflow (final grinding circuit product) flows by gravity to the pre-leach thickener deaeration feed box.

        Approximately 25% of the hydrocyclone underflow is directed to a 762 millimetre diameter bowl style gravity concentrator. Bowl concentrate is fed by gravity to a magnetic separator and shaking table circuit. Nonmagnetic concentrate material is further upgraded on a shaking table. The table middlings are re-circulated to the table while the table tails are pumped back to the ball mill circuit. The table concentrate is dried in an electric oven prior to smelting. The concentrate is smelted to produce a final doré product.

        Flocculant and dilution water are added to a 16.4 metre diameter high rate thickener feed to aid in settling. Underflow from the pre-leach thickener is pumped at approximately 50 percent solids where it is cyanide leached in a series of four agitated leach tanks. The thickener overflow is pumped to the carbon column circuit. Slurry advances by gravity from leach tank to leach tank, exiting the last leach tank and reporting by gravity flow to a series of four high capacity 16.4 metre diameter counter-current-decantation ("CCD") thickeners for washing and solid liquid separation. CCD thickener underflow is advanced by pumping from thickener to thickener, exiting the last tank and reporting to the cyanide recovery thickener. CCD thickener overflow flows by gravity between CCD thickeners and will be pumped to the pre-leach thickener overflow tank.

        The leach tailings are washed in CCD to remove soluble gold and silver prior to disposal. Slurry, at 60% solids, is advanced by pumping from thickener to thickener, exiting the last tank and reporting to the cyanide recovery thickener ahead of detoxification. Barren solution, used as wash water, is introduced into the final CCD thickener.

        Gold and silver are recovered from pregnant solution by zinc precipitation of metal ions using zinc dust in a Merrill Crowe process. The process of recovering silver and gold by the Merrill Crowe process includes:

  •
  clarification and filtering of pregnant solution to remove suspended solids

  •
  deaeration of pregnant solution to reduce dissolved oxygen

  •
  precipitating gold and silver metal out by addition of zinc dust

  •
  filtering and drying of precipitate

        The zinc precipitate and gravity concentrate are independently batch smelted in one of two retort furnaces. The metal, containing the gold and silver and minor impurities, is poured into bar molds.

Markets

        The principal commodity at Mercedes is freely traded, at prices that are widely known so that prospects for sale of any production are virtually assured. Yamana used a gold price of US$950 per ounce for Mineral Reserve estimation.

Environmental Considerations

        The Corporation has all of the necessary environmental permits to operate at Mercedes. The tailings are not considered as acid generating. Rehabilitation of the tailings facility and the remainder of the mining areas on site at the end of the mine life is estimated to cost approximately US$10.3 million.

Mine Life

        The 2013 Mercedes life-of-mine plan shows total production of 845,000 ounces of gold and 8.4 million ounces of silver to the year 2021 based solely on Mineral Reserves. RPA considers the life-of-mine plan to be reasonable and generally consistent with the operating history. RPA concurs that the development of multiple independent feed sources provides the opportunity for increased production at Mercedes.

Canadian Malartic Mine

        Unless otherwise stated, the information, tables and figures that follow relating to the Canadian Malartic Mine are derived from, and in some instances are extracts from, the technical report entitled "Technical Report on the Mineral Resource and Reserve Estimates for the Canadian Malartic Property" dated August 13, 2014, and effective June 16, 2014 (the "Canadian Malartic Report"), prepared by or under the supervision of Donald Gervais, P. Geo., Christian Roy, Eng., Alain Thibault, Eng., and Carl Pednault, Eng., each of Canadian Malartic General Partnership ("Canadian Malartic GP"), and Daniel Doucet, Eng., of Agnico (the "Canadian Malartic Qualified Persons"). The technical information contained in this section of the prospectus has been reviewed and approved by the Canadian Malartic Qualified Persons, each of whom is a "qualified person" for the purpose of NI 43-101. See "Interests of Experts".

        Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the Canadian Malartic Report, which has been filed with certain Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review on the Corporation's SEDAR profile at www.sedar.com.

Property Description and Location

        The Canadian Malartic Mine is located in the province of Québec, Canada, approximately 25 kilometres west of Val-d'Or and 80 kilometres east of Rouyn-Noranda. The property lies within the Municipality of Malartic. It is located on NTS map sheet 32 D/01 in the townships of Fournière, Malartic and Surimau. The approximate centre of the property is at latitude 48° 22'N and longitude 78° 23'W and the approximate UTM coordinates are 712825E and 5334750N, NAD 83, Zone 17.

        The Canadian Malartic Mine consists of a contiguous block comprising one mining concession, five mining leases, and 208 mining claims covering an aggregate area of 8,735.9 hectares. The mining claims, mining leases and mining concession for the property are subject to terms under a number of agreements. Six mining titles have a suspended status. These claims are subject to a demand of modification of the mining lease.

Rights and Obligations Associated with Mining Titles

        A claim ("CL" or "MDC") gives its holder the exclusive right to explore for such mineral substances on the land subject to the claim but does not entitle its holder to extract mineral substances, except for sampling and in limited quantities. A claim has a term of two years, which is renewable for additional periods of two years, subject to performance of minimum exploration work on the claim and compliance with other requirements set forth by the Mining Act (the "Act "). Access to land that has been granted, alienated or leased by the Crown for non-mining purposes requires the permission of the current surface rights-holder. Additionally, claims that lie within town boundaries or lands identified as state reserves may be subject to further conditions and obligations concerning the work to be performed on the claim.

        In order to mine mineral substances, the holder of a claim must obtain a mining lease. Mining leases are extraction (production) mining titles which give their holder the exclusive right to mine mineral substances. A mining lease is granted to the holder of one or several claims upon proof of the existence of indicators of the presence of a workable deposit on the area covered by such claims and compliance with other requirements prescribed by the Act. A mining lease has an initial term of 20 years but may be renewed for three additional periods of 10 years each. Under certain conditions, a mining lease may be renewed beyond the three statutory renewal periods.

        A mining concession provides the owner with mining rights and some surface rights limited to those necessary for mining activities. There is no obligation or work requirement needed to maintain the concession other than the payment of an annual fee based on the size of the concession.

        Expiration dates for the various mining titles of the Canadian Malartic Mine vary between December 3, 2015 and February 17, 2034. Incurred exploration expenditures on the Canadian Malartic Mine currently exceed the minimum expenditures required to maintain the claims in good standing.

Agreements and Encumbrances

        Mining titles constituting the current Canadian Malartic Mine were acquired by Osisko in stages between 2004 and 2014. Many of the mining titles of the property were map-staked by Osisko or its appointed intermediaries and are not subject to any encumbrances. Others were purchased outright from independent parties, without royalties or other obligations.

        Following the Osisko Acquisition by Agnico and Yamana, most of the mining titles are now subject to a 5% net smelter royalty ("NSR") payable to Osisko Gold Royalties Ltd. ("Osisko Gold Royalties"). Only the historical CHL Malartic property and the mining titles owned 15% by the Currie Mills estate and Paul Boyd are not subject to the 5% NSR payable to Osisko Gold Royalties.

        Of the 208 mining titles constituting the Canadian Malartic Mine, 97 are also subject to agreements and presented in the following table:

Mining Titles	Agreements and Encumbrances

CL 3490181, CL 3490151, CL 3263051, CL 3263011, CL 3263012, CL 3263351, CL 3263002 (converted)

–

Mining rights registered to Canadian Malartic GP for an interest of 85%, the remaining 15% is held by the Currie Mill's estate.

–

Titles purchased from Richmont Mines Inc. ("Richmont") for cash and shares.

–

Titles are subject to a sliding 1% to 1.5% NSR payable to RG Exchangeco Inc. ("RG Exchangeco").

–

The royalty rate is tied to the price of gold, with the higher rate taking effect if the gold price is greater than US$350 per ounce.

–

Titles are subject to a 15% net profit interest amount is payable on a monthly basis to the Currie-Mills estate.

CM 226, CL 3941621, CL 3941633, CL 3941634, CL 3941635, CL 3950771, CL 3950772

–

Mining rights 100% owned by Canadian Malartic GP.

–

Titles purchased from McWatters Mining Inc. ("McWatters") liquidating trustee in consideration of a cash payment.

–

Titles are subject to a sliding 1% to 1.5% NSR payable to RG Exchangeco.

–

The royalty rate is tied to the price of gold, with the higher rate taking effect if the gold price is greater than US$350 per ounce.

Mining Titles	Agreements and Encumbrances

CL 5144234, CL 5144235, CL 5144236, CL 5144237, CL 5144238, CL 5144239 (converted)

–

Mining rights 100% owned by Canadian Malartic GP.

–

Titles acquired from Dianor Resources Inc. and subsidiary Threegold Resources Inc. for cash and shares.

–

Titles are subject to a 2% NSR payable to Mike Lavoie.

–

The entire royalty may be purchased back by Osisko for $2,000,000.

CDC 72271

–

Mining rights 100% owned by Canadian Malartic GP.

–

Titles acquired from Golden Valley Mines Ltd. for cash consideration.

–

Titles is subject to a 2% NSR payable to Abitibi Royalties Inc. ("Abitibi Royalties").

CDC 2000854, CDC 2000855, CDC 2000856, CDC 2000857, CDC 2000858, CDC 2000859, CDC 2001055

–

Mining rights 100% owned by Canadian Malartic GP.

–

Titles acquired from Jack Stoch for cash consideration.

–

Titles are subject to a 1.5% gross overriding metal royalty payable to Franco-Nevada Corporation.

CL 3887321, CL 3887331, CL 3924261, CL 3924271, CL 3924281

–

Mining rights 100% owned by Canadian Malartic GP.

–

Titles purchased from Richmont for cash and shares.

–

Titles are subject to a sliding 1% — 1.5% NSR payable to RG Exchangeco.

–

The royalty rate is tied to the price of gold, with the higher rate taking effect if the gold price is greater than US$350 per ounce.

CL 3665043, CL 3665044,
CL 3665053, CL 3665201,
CL 3665202, CL 3665211,
CL 3718281, CL 3718282,
CL 3718293, CL 5086943,
CL 5086944, CL 5086945,
CL 5098746 CL 5098747,
BM 848, CLD P139010,
CLD P139020, CLD P139030,
CLD P139040, CLD P139050,
CLD P139060, CLD P139070,
CLD P139080, CLD P139090,
CLD P139100, CLD P139110,
CLD P139120, CLD P139130

–

Mining rights 100% owned by Canadian Malartic GP.

–

Titles purchased from Richmont for cash and shares.

–

A 2% NSR is payable to Richmont.

–

A 2% NSR is payable to Globex Mining Inc. ("Globex") after 300,000 ounces of gold have been produced from the East Amphi Block of the East Amphi property.

CL 3351761, CL 3351762, CL 3351763, CL 3351764, CL 3351771, CL 3351772, CL 3351773, CL 3351774, CL 3351781, CL 3351782, CL 3351783, CL 3351784

–

Mining rights 100% owned by Canadian Malartic GP.

–

Titles purchased from Richmont for cash and shares.

–

A 2% NSR is payable to Richmont.

–

A 2% NSR is payable to Globex after 300,000 ounces of gold have been produced from the Fourax Block of the East Amphi property.

–

To the knowledge of the parties, for every ounce produced from the Fourax Block, a 3% NSR may be payable quarterly to Royal Oak Mines Inc. based on the prevailing price of gold.

Mining Titles	Agreements and Encumbrances

CDC 48540, CDC 48541,
CDC 48542, CDC 48543,
CDC 1106043, CL 5114367,
CL 5114368, CL 5114369,
CL 5114373, CL 5114374,
CL 5114375, CL 5114376,
CDC 1106031, CDC 1106032,
CDC 1106033, CDC 1106034,
CDC 1106035, CDC 1106036,
CDC 1106037, CDC 1106038,
CDC 1106039, CL 5182646,
CL 5182647, CL 5182648	– Mining rights 100% owned by Canadian Malartic GP. – Titles purchased from Richmont for cash and shares. – A 2% NSR is payable to Richmont.

Urban Perimeter

        As far as exploration and mining activities are concerned, a part of the Canadian Malartic Mine is affected by regulations regarding the presence of an "Urban Perimeter". The restriction is one of "Exploration Prohibited" (see Bill 70, 2013, chapter 32, section 124 of the Act). According to Bill 70, any mineral substance forming part of the domain of the State and found in an urban perimeter shown on maps kept at the registrar's office, except mineral substances found in a territory subject to a mining right obtained before December 10, 2013, is withdrawn from prospecting, mining exploration and mining operations as of that date, until the territories provided for in section 304.1.1 of the Act are determined.

        The Canadian Malartic Mine only includes mining rights obtained before December 10, 2013 and thus exploration is permitted on the mining rights overlapping the urban perimeter until mining-incompatible territories are determined by the regional county municipality. In the event that a claim overlaps a mining-incompatible territory, exploration will still be permitted on the overlapping claim, but renewal of such claim will only be permitted if work is performed on the claim during any term occurring after the determination of the mining-incompatible territory (section 61 of the Act). It is expected that the current urban perimeter in Malartic will be determined as a mining-incompatible territory by the regional county municipality.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

        The northern part of the Canadian Malartic Mine can be accessed directly from Highway 117, a major east-west highway in northwestern Québec. A paved road running north-south from the town of Malartic towards Mourier Lake cuts through the central area of the Canadian Malartic Mine. The Canadian Malartic Mine is further accessible by a series of logging roads and trails. Malartic is also serviced by a rail-line which cuts through the middle of the town. The nearest large airport is located in Val-d'Or, about 25 kilometres east of Malartic.

        The Canadian Malartic Mine is located in the southern portion of the town of Malartic. The town has a population of about 3,500 people and hosts a variety of commercial establishments, including motels, restaurants, service suppliers, retailers and a community health clinic, as well as elementary and high schools. The city of Val-d'Or, some 25 kilometres east of Malartic, hosts a large number of manufacturers and suppliers who serve the mining industry. Skilled workers are available from the areas within an approximate 25 kilometre radius of Malartic, specifically Cadillac to the west and Val-d'Or to the east, where a number of mines are still in operation.

        The main infrastructure includes the administration/warehouse building, the mine office/truck shop building, the process plant, and the crushing plant. The workforce requirement is 658 employees to support the proposed mine nominal throughput rate of 55,000 tpd.

        A buffer zone of 135 metres wide is developed along the northern limit of the open pit to mitigate the impacts of the mining activities on the citizens of Malartic. Inside this buffer zone, a landscaped ridge was built mainly using rock and topsoil produced during pre-stripping work. The height of this landscaped ridge is 15 metres where the concentration of residents is higher and 5 to 6 metres in non-resident sectors.

        The electrical power for the Canadian Malartic Mine is supplied from the existing Hydro-Québec 120kV Cadillac main substation. A 120 kilovolt electrical transmission line approximately 19 kilometres long was built. Power demand for the entire project is about 85.3 megawatts including all mill and mine support facilities and a long term contract is in place to deliver power to the mine.

        The plant water systems consist of the process water system which is supplied principally from the plant thickener overflows, the fresh water system which is supplied from the old underground mine dewatering system, the reagent preparation water system, the gland water distribution system, and the reclaim water from form the Southeast Pond area. The Canadian Malartic Mine is also connected to the Malartic municipal sewage and potable water systems.

        The fuel storage facilities have 250,000 litres of storage capacity and are located northeast of the truck shop.

        Canadian Malartic GP continues to work with the Québec's Ministry of Transport and the town of Malartic on the deviation of Highway 117 to gain access to the higher grade Barnat deposit. It was anticipated that the final layout and the environmental impact study would be completed by the fourth quarter of 2014 and a request for public hearings will be made.

        The Canadian Malartic Mine is situated in the Abitibi lowlands and is relatively flat, consisting of plains with a few small hills. The topography on the property has altitudes ranging from 310 metres above sea level to 360 metres above sea level. Most of the area is sparsely wooded with secondary growth black spruce, larch and birch as the dominant species. The central, east-central and west-central parts of the property are cut by a number of small streams, generally oriented east-west and connecting bogs or swampy areas. Overburden is characteristically a thin layer of till, typically only a few metres thick, with local surface development of organic-rich boggy material. Outcropping exposures of rock are rare to moderate, generally increasing towards the southern portion of the property and lithologies become harder and more resistant to erosion.

        The following information on temperature and precipitation is based on data collected at the Val-d'Or meteorological station between 1970 and 2001, as reported by the Centre de Ressources en Impacts et Adaptation au Climat et à ses Changements. Data on wind velocity and direction are based on records from 1961 to 1991. Mean annual temperature for the Val-d'Or/Malartic area is 1.2 degrees Celsius, with average daily temperatures ranging from -17.2 degrees Celsius in January to 17.2 degrees Celsius in July. The average total annual precipitation is 914 millimetres, peaking in September (102 millimetres) and at a minimum in February (40.5 millimetres). Snow falls between October and May, with most occurring between November and March. Peak snowfall occurs in December, averaging 610 millimetres, equivalent to 54 millimetres of water. Winds are generally from the south or southwest from June through January, and from the north or northwest from February through May. Average wind velocities are in the order of 11 to 14 kilometres per hour.

History

Prior to Osisko (1923 - 2003)

        Gold was first discovered in the Malartic area in 1923. Production at the Canadian Malartic Mine began in 1935 and continued uninterrupted until 1965. The deposit was mined mostly by underground long-hole stoping methods, making it the only underground bulk tonnage gold mine in Québec at the time. The Canadian Malartic success prompted additional exploration, discovery and development immediately to the east. The resulting

Malartic gold camp included four past-producing gold mines. Gold production statistics for the Canadian Malartic, Barnat/Sladen and East Malartic mines are presented in the following table:

	Canadian Malartic Mine	Barnat/Sladen Mine	East Malartic Mine	TOTAL
Years of production	1935 - 1965	1938 - 1970	1938 - 1983
Ore milled (metric tonnes)	9,929,000	8,452,000	18,316,000	36,697,000
Au Grade (g/t)	3.77	4.73	5.19	4.70
Ag Grade (g/t)	2.47	1.17	1.27	1.57
Gold ounces	1,203,477	1,285,321	3,056,251	5,545,050
Silver ounces	788,485	317,934	747,869	1,854,288

        Following the cessation of mining in 1983, the entire Malartic gold camp, covering the balance of the Canadian Malartic ground, as well as the past-producing Barnat/Sladen and East Malartic Mines, was acquired by Long Lac Exploration Ltd. From 1980 to 1988, Lac Minerals Ltd. ("Lac Minerals") explored the area of the Canadian Malartic deposit with the objective of defining a near-surface (less than 100 m deep) resource amenable to open pit mining. As Lac Minerals completed a feasibility study on the project, control of the property fell to Barrick Gold Corp. ("Barrick") in 1994 when it acquired Lac Minerals. Barrick's principal activity in the area was to process ore from its Bousquet mine at the East Malartic Mill, which lasted until 2002. Barrick sold all of its interests in the Malartic camp, including environmental and reclamation liabilities, to McWatters in February, 2003.

Osisko Period (2004 - June 16, 2014)

        McWatters filed for bankruptcy protection in January 2004 and reached a settlement with its creditor in July 2004. In late October 2004, Osisko paid $80,000 to purchase a 100% interest in six claims and one mining concession covering the past-producing Canadian Malartic Mine. Osisko continued to acquire mining titles in stages between 2005 and 2014. Many of the mining titles of the property were map-staked by Osisko or its appointed intermediaries. Others were purchased outright from independent parties.

        Seven years after the initial property acquisition, after over 750,000 metres of drilling and the filing of a positive feasibility study in November 2008, Osisko received government approval of the project in August 2009. The feasibility study was completed by December 2008, outlining Proven and Probable Mineral Reserves of 6.28 million ounces of gold (183.3 million tonnes @ 1.07 grams per tonne gold with a lower cut-off of 0.36 grams per tonne gold at US$775 per ounce). The study recommended a 55,000 tpd milling operation with strip ratio of 1.78 with a life-of-mine of 10 years for 5.4 million ounces recovered (85.9% recovery by whole-ore leach). Capital expenditures were estimated at US$790 million with operating expenditures at US$320 per ounce.

        Construction of a 55,000 tpd mill complex, tailings impoundment area, five cubic metre polishing pond and road network was completed by February 2011 and the mill was commissioned in March 2011. A new reserve estimate was released in March 2011, outlining a Proven and Probable Mineral Reserve of 10.71 million ounces of gold (343.7 million tonnes @ 0.97 grams per tonne gold). The new reserve was calculated using a US$1,000 engineered pit shell at 0.30 grams per tonne gold lower cut-off. Approximately 40% of the increase in reserves, with respect to the January 2010 estimate, was due to the increase in gold price and the rest was due to the definition of additional resources along the eastern extension of the South Barnat deposit. This extension remains open to the east. Following a two-year construction period program, which necessitated an investment of approximately $1 billion, the mine reached commercial production on May 19, 2011. The first gold pour occurred in April 13, 2011.

        As of January 1, 2013, the updated ore reserve estimates stood at 10.2 million ounces (312.2 million tonnes @ 1.01 grams per tonne gold) at the Canadian Malartic Mine. The new reserve base is calculated at US$1,475 per ounce of gold. On June 16, 2014, Agnico and Yamana completed the Osisko Acquisition, including the Canadian Malartic Mine. Agnico and Yamana jointly acquired 100% of the issued and outstanding common shares of Osisko.

        The foregoing Mineral Reserve estimates are historical in nature and are included for illustrative purposes only. They have not been verified to determine their relevance or reliability, and should not be relied on. For additional details regarding the historical Mineral Reserve estimates, see section 6 of the Canadian Malartic Report.

        For additional details regarding the current Mineral Resource and Mineral Reserve estimates for the Canadian Malartic Mine, see "Canadian Malartic Mine — Mineral Resource Estimate" and "Canadian Malartic Mine — Mineral Reserve Estimate".

Production History of Osisko (2011 - 2014)

        Production statistics of the Canadian Malartic Mine from 2011 to March 31, 2014 are shown in following tables.

Canadian Malartic Mine Production

Year	Ore (metric tons)	Waste (metric tons)	Total Mined (metric tons)	Waste/Ore Ratio	Re-handling (metric tons)	Total Moved (metric tons)	Overburden (metric tons)
2011	9,095,754	26,177,486	35,273,240	2.88		35,273,240	5,144,832
2012	15,677,352	35,065,254	50,742,606	2.24	7,964,147	58,706,753	5,729,741
2013	17,024,120	41,409,871	58,433,991	2.43	6,850,626	65,284,617	3,118,012
Q1 2014	4,456,486	11,188,470	15,644,956	2.51	1,422,513	17,067,469	762,882

TOTAL	46,253,712	113,841,081	160,094,793	2.48	16,237,286	176,332,079	14,755,467

Gold and Silver Production Statistics of the Canadian Malartic Mine

Year	Ore Milled Metric Tonnes	Tonnes Milled By Operating Day	Grade Au (g/t)	Grade Ag (g/t)	Recovery Au (%)	Recovery Ag (%)	Gold Ounces Produced	Gold Ounces Sold	Silver Ounces Produced	Silver Ounces Sold
2011	8,502,323	33,474	0.83	0.70	87.7	59.7	200,138	175,000	114,130	96,400
2012	14,046,526	38,378	0.96	0.76	89.4	67.1	388,478	394,603	230,273	225,531
2013	17,024,120	52,350	0.92	1.04	88.9	70.5	475,277	464,991	422,619	393,545
Q1 2014	4,363,365	50,444	1.13	1.26	88.2	76.8	140,029	146,132	135,515	143,429

TOTAL	43,936,334	44,041	0.94	0.91	88.8	69.9	1,203,922	1,180,726	902,537	858,905

Geological Setting

        The Canadian Malartic Mine straddles the southern margin of the eastern portion of the Abitibi Subprovince, an Archean greenstone belt situated in the southeastern part of the Superior Province of the Canadian Shield. The Abitibi Subprovince is limited to the north by gneisses and plutons of the Opatica Subprovince, and to the south by metasediments and intrusive rocks of the Pontiac Subprovince. The contact between the Pontiac Subprovince and the rocks of the Abitibi greenstone belt is characterized by a major fault corridor, the east-west trending Larder Lake-Cadillac Fault Zone ("LLCFZ"). This structure runs from Larder Lake, Ontario through Rouyn-Noranda, Cadillac, Malartic, Val-d'Or and Louvicourt, Québec, at which point it is truncated by the Grenville Front.

        The regional stratigraphy of the southeastern Abitibi area is divided into groups of alternating volcanic and sedimentary rocks, generally oriented at N280° – N330° and separated by fault zones. The main lithostratigraphic divisions in this region are, from south to north, the Pontiac Group of the Pontiac Subprovince and the Piché, Cadillac, Blake River, Kewagama and Malartic groups of the Abitibi Subprovince. The various lithological groups within the Abitibi Subprovince are metamorphosed to greenschist facies. Metamorphic grade increases toward the southern limit of the Abitibi belt, where rocks of the Piché Group and the northern part of the Pontiac Group have been metamorphosed to upper greenschist facies.

        The majority of the Canadian Malartic Mine is underlain by metasedimentary units of the Pontiac Group, lying immediately south of the LLCFZ. The north-central portion of the property covers an approximately 9.5 kilometres section of the LLCFZ corridor and is underlain by mafic-ultramafic metavolcanic rocks of the

Piché Group cut by porphyritic and dioritic intrusions. The Cadillac Group covers the northern part of the property (north of the LLCFZ). It consists of greywacke containing lenses of conglomerate.

Mineralization

        Surface drilling by Lac Minerals in the 1980s defined several near-surface mineralized zones now included in the Canadian Malartic deposit (the F, P, A, Wolfe and Gilbert zones), all expressions of a larger, continuous mineralized system located at depth around the old underground workings of the Canadian Malartic and Sladen mines. In addition to these, the Western Porphyry Zone occurs 1 kilometre northeast of the main Canadian Malartic deposit and the Gouldie mineralized zone occurs approximately 1.2 kilometres southeast of the main Canadian Malartic deposit, although the relationship between these zones and the main deposit is presently unknown.

        Mineralization in the Canadian Malartic deposit occurs as a continuous shell of 1 to 5% disseminated pyrite associated with fine native gold and traces of chalcopyrite, sphalerite and tellurides. The gold resource is mostly hosted by altered clastic sediments of the Pontiac Group (70%) overlying an epizonal dioritic porphyry intrusion. A portion of the deposit also occurs in the upper portions of the porphyry body (30%).

        The South Barnat deposit is located to the north and south of the old South Barnat and East Malartic mine workings, largely along the southern edge of the LLCFZ. The disseminated/stockwork gold mineralization at South Barnat is hosted both in potassic-altered, silicified greywackes of the Pontiac Group (south of the fault contact) and in potassic-altered porphyry dykes and schistose, carbonatized and biotitic ultramafic rocks (north of the fault contact).

        Several mineralized zones have been documented within the LLCFZ (South Barnat, Buckshot, East Malartic, Jeffrey, Odyssey, East Amphi, Fourax), all of which are generally spatially associated with stockworks and disseminations within dioritic or felsic porphyritic intrusions.

Exploration

        Following Osisko's decision to search for porphyry-gold type deposits, or at least their Archean analogs in the Superior craton, further research and compilation efforts were focused on target definition on the Québec side of the craton. This research immediately highlighted the site of the old Canadian Malartic Mine as a high priority target. Of particular interest in the compilation results was the fact that disseminated mineralization and/or the potassic alteration footprint at the site of the old Canadian Malartic Mine seem to cover a minimum surface area of two square kilometres, outlining what was evidently a large hydrothermal system that had never been drilled or evaluated as a deposit amenable to open pit, bulk tonnage mining methods. Given these favourable features, Osisko tagged this area in early 2004 as a probable porphyry gold system that constituted a high priority acquisition target.

        An airborne geophysical survey comprising total field magnetics, radiometry and time-domain electromagnetics was also completed in 2006 in an attempt to define, for regional exploration purposes, an airborne geophysical signature associated with the deposit. No geophysical response was clear, and Osisko concentrated its exploration works only in drilling.

Drilling

        Three distinct phases of historical drilling have occurred at the project. A total of 3,838 drillholes for 159,056 metres of drilling was completed during the first phase, from 1928 to 1963 by Canadian Malartic Mines Ltd. These drillholes were predominantly drilled from underground as grade control drilling. From 1987 to 1990, Lac Minerals completed 629 drillholes for 69,449 metres of drilling. These drillholes were drilled from surface and defined shallower resources (mostly less than 200 metres below surface). From 2005 to the end of January 2011, Osisko completed a total of 2,750 drillholes for 636,198 metres of NQ diamond drill core.

        As of the end of January 2011, the drilling database contained data from 7,217 diamond drill holes, representing a total of 864,703 metres of core. The combined database was reviewed and validated prior to being finalized into an appropriate format for resource estimation. In 2011, Osisko completed a total of 182 drill holes for 35,441 metres of drilling on the Canadian Malartic Mine, in all categories, including 25 holes for

5,572 metres on the Canadian Malartic deposit, 50 holes for 10,383 metres on the South Barnat Zone and 25 holes for 2,961 metres on the Gouldie Zone. In 2012, Osisko completed a total of 35 drill holes for 6,281 metres of drilling on the Canadian Malartic Mine, in all categories, including 12 holes for 2,829 metres on the Canadian Malartic deposit and 23 holes for 3,452 metres on the South Barnat Zone. In 2013, Osisko did not complete any exploration drilling on the Canadian Malartic Mine.

        Osisko has completed 106 drill holes for 24,882 metres of drilling on the Western Porphyry Zone and in the East Amphi area since 2011.

Sampling Approach and Methodology

        Sampling of gold mineralization from the Canadian Malartic Mine has been essentially limited to the collection of samples of diamond drill core. A limited amount of surface sampling on the property was performed by independent consulting geologists during the summers of 2005 and 2007; these samples were submitted for assay using the same general protocol as that employed for core samples.

        All samples are analyzed for gold by ALS Minerals in Val-d'Or, Québec, a laboratory which is certified ISO 9001:2000. Samples are analyzed by standard 50 gram fire assay with atomic absorption finish and any samples yielding greater than 10 grams per tonne gold are reanalyzed with a gravimetric finish. Density measurements are performed on one in twenty-five of the assayed samples.

        All aspects of the sampling method and approach were reviewed by Micon International Limited during its site visit for the Canadian Malartic Report and by Belzile Solutions Inc. during its site visits for the Canadian Malartic Report. The QA/QC procedures for ensuring the security of core samples, the integrity of chain-of-custody for samples and the accuracy of laboratory analyses are in line with current industry practice.

Core Sampling, Security and Chain-of-Custody

        Core samples collected at the drill site are stored in closed core boxes sealed with fibre tape and are delivered to the exploration offices at shift change. All core logging, sampling and storage takes place at the new regional exploration office located beside the Canadian Malartic Mine complex. The compound is surrounded by chain-link fence and monitored by closed-circuit video cameras. During the night and week-ends, the compound is monitored every hour by the Canadian Malartic Mine's security guards.

        Following the logging and core marking procedures described above, the core passes to the sampling facility. At this point, the core is no longer handled by on-site geologists. Core sampling is performed by qualified technicians and quality control is maintained through regular verification by on-site geological technicians and the core shack supervisor.

        Core is broken, as necessary, into manageable lengths. Pieces are removed from the box without disturbing the sample tags, cut in half lengthwise with a diamond saw, and then both halves are carefully repositioned in the box. When a complete hole has been processed in this manner, one half of the core is collected for assay while the other half remains in the core box for future reference.

        The technician packs one half of the split core sample intervals into vinyl sample bags that are sequentially numbered to match the serial number sequences in the tag booklets used by the core-logging geologists. The blank portion of the triplicate sample tag is placed in the bag with the sample, while the portion marked with the sample interval is stapled into the bottom of the core box at the point where the sample interval begins. Sample bags are sealed with tamper-proof, serially numbered, yellow plastic security tags. The technician notes the beginning and end of the security tag sequence for a particular sampling run, and reports this to the quality/control geological technician so that the drill logs can be finalized.

        Sealed sample bags are packed into sturdy plastic barrels with locking lids or in large weaved nylon shipping bags. When full, the barrels or shipping bags are sealed with tamper-proof, serially numbered, red plastic security tags. Barrels/bags are assigned sequential numbers which are matched against the security tags and loaded on sequentially numbered, plastic-wrapped wood pallets. This information is also forwarded to the core shack supervisor.

        Aluminum tags embossed with the hole number, box number and box interval (from/to) are prepared and stapled onto the ends of each core box. Core boxes are then moved to permanent on-site storage in steel core racks. Rejects and pulps from the laboratory are sent back to the Canadian Malartic site and stored in large domed structures with limited access.

        The core shack supervisor prepares the sample submission form for the assay laboratory. This form identifies the barrels/shipping bags by number and security tag number, as well as the sequence of samples packed in each. Couriers from ALS Minerals arrive once or twice per week at the core-processing facility to transport the pallets of sealed barrels/bags directly back to the laboratories. Once at the laboratory, a manager checks the barrel and security tag numbers against those that are on the submission form, and initializes each if the corresponding numbers are correct. Copies of these forms are then returned to the exploration offices for verification, and any discrepancy is investigated and corrected as necessary.

        Based on the foregoing, independent consultants expressed the opinion that the logging and sampling protocols used at the Canadian Malartic Mine are conventional industry standard protocols conforming to generally regarded best practices.

Mineral Resource Estimate

        The Canadian Malartic Mine Mineral Resource estimate includes the Canadian Malartic deposit, South Barnat deposit, Gouldie Zone, Jeffrey Zone and Western Porphyry Zone. Resource classification is based on the robustness of the various available data sources including:

  •
  Quality and reliability of drilling and sampling data

  •
  Presence of RC and/or production drilling

  •
  Distance between sample points (drilling density)

  •
  Confidence in the geological interpretation

  •
  Continuity of the geologic structures and continuity of the grade within these structures

  •
  Variogram models and their related ranges (first and second structures)

  •
  Statistics of the data population

  •
  Quality of assay data

  •
  Tonnage factor

        Based on these criteria, resources have been classified according to the data search used to estimate each block and also on the type of data used for the estimate.

        Measured Mineral Resources are limited to the blocks estimated in the first estimation pass and only within mineralized zones for which the recent drilling represents a high majority of the data (>65%). Additionally, all material within 20 metres of reach of either RC drilling or blast holes for the Canadian Malartic and Gouldie deposits was also classified as Measured.

        Indicated resources correspond to the blocks estimated in the second estimation pass plus the blocks estimated in the first pass but not classified as Measured.

        Inferred resources correspond to the blocks estimated in the third estimation pass. All blocks interpolated in the Western Porphyry Zone were reclassified as Inferred due to drill hole orientation with regard to the main trend of the ore zone. A better understanding of the geology is necessary to convert these resources to Indicated and/or Measured categories in this zone.

        The classification model has been reviewed on each level plan and some minor manual adjustments were made where needed. The ordinary kriging ("OK") model is the official model used for the reporting of the Mineral Resource estimates.

Global Resources (including stockpiles)

        Based on economic parameters, it was calculated that the break-even cut-off grade for the Canadian Malartic Mine is variable and ranges from 0.277 grams per tonne to 0.349 grams per tonne using a gold price of US$1,300 per ounce.

        At these cut-offs, the global Measured and Indicated Mineral Resource totals 314.2 million tonnes at a grade of 1.07 grams per tonne gold, representing 10.80 million ounces of gold. The Inferred Mineral Resources represent 46.5 million tonnes at 0.77 grams per tonne gold for 1.14 million ounces of gold.

        The table below provides the resource estimation tabulation by category at the official cut-off grades for the OK model:

Canadian Malartic Project — JUNE 2014 MINERAL RESOURCE ESTIMATE (GLOBAL RESOURCE)

Resource Class	Cut-off Grade (g/t Au)	Potential Material	Tonnes	Capped Au (g/t)	Contained Au (oz)
Measured	0.277 - 0.349	Global	56,802,700	0.98	1,786,098
Indicated	0.277 - 0.349	Global	254,928,200	1.09	8,974,593
Stockpiles (Classified as Measured)			2,485,100	0.51	40,747

Grand Total (Measured + Indicated)			314,216,000	1.07	10,801,438

Inferred	0.277 - 0.349	Global	46,469,300	0.77	1,144,544

*
Due to rounding, number totals may not match exactly.

Cautionary notes:

•
Due to the uncertainty that may be attached to Inferred Mineral Resources it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration. Also, note that the global resource is not constrained by an optimized pit shell. Therefore, it cannot be assumed that all of the global resource can be considered as potentially extractable by open-pit even though cut-offs presented here are based on open-pit potential.

•
This resource statement is exclusive of all material owned by a third party (Abitibi Royalties) via a mining option agreement and joint venture (30% of the CHL Malartic claims). Refer to section 24 of the Canadian Malartic Report for more details about this litigation.

In-Pit Resources (including stockpiles)

        Based on economic parameters, a Whittle optimized pit shell was generated on Measured and Indicated Mineral Resources only (Canadian Malartic, South Barnat and Gouldie) and compared to the current pit design. Variations were judged non-significant and therefore the current pit design was used to constrain in-pit resources. A Whittle optimized pit shell was also prepared by the Canadian Malartic technical team for the Jeffrey Zone. No resource is currently declared as In-Pit for the Western Porphyry Zone.

        As mentioned previously, the break-even cut-off grade for the Canadian Malartic Mine is variable and ranges from 0.277 grams per tonne to 0.349 grams per tonne using a gold price of US$1,300 per ounce.

        At these cut-offs, the global in-pit Measured and Indicated Mineral Resource totals 250.8 million tonnes at a grade of 1.12 grams per tonne gold, representing 9.03 million ounces of gold. The in-pit Inferred Mineral Resource represents 6.3 million tonnes at 0.80 grams per tonne gold for 0.16 million ounces of gold.

        The table below provides the resource estimation tabulation by category at the official cut-off grades for the OK model:

Canadian Malartic Project — JUNE 2014 MINERAL RESOURCE ESTIMATE (IN PIT + STOCKPILE)

Resource Class	Cut-off Grade (g/t Au)	Potential Material	Tonnes	Capped Au (g/t)	Contained Au (oz)
Measured	0.277 - 0.349	Open Pit	51,770,200	0.99	1,648,184
Indicated	0.277 - 0.349	Open Pit	196,502,200	1.16	7,344,556
Stockpiles (Classified as Measured)			2,485,100	0.51	40,747

Grand Total (Measured + Indicated)			250,757,400	1.12	9,033,487

Inferred	0.277 - 0.349	Open Pit	6,342,400	0.80	162,246

*
Due to rounding, number totals may not match exactly.

Cautionary notes:

•
Mineral Resources are not Mineral Reserves as they do not have demonstrated economic viability.

•
The quantity and grade of the reported Inferred Mineral Resources in this estimate are uncertain in nature. There has been insufficient exploration to define these resources as Indicated or Measured and it is uncertain whether further exploration would result in upgrading any of the Inferred Resource to an Indicated or Measured category.

•
The Mineral Resource is presented inclusive of Mineral Reserves, meaning that Mineral Reserves were not subtracted from the resources presented herein.

•
While the results are presented undiluted and in situ, the reported Mineral Resources are considered to have reasonable prospects for economic extraction.

•
The number of metric tons was rounded to the nearest hundred. Any discrepancies in the totals are due to rounding effects. Rounding followed the recommendations in NI 43-101.

•
Due to the uncertainty that may be attached to Inferred Mineral Resources it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration. Also, note that the global resource is not constrained by an optimized pit shell. Therefore, it cannot be assumed that all of the global resource can be considered as potentially extractable by open-pit even though cut-offs presented here are based on open-pit potential.

•
This resource statement is exclusive of all material owned by a third party (Abitibi Royalties) via a mining option agreement and joint venture (30% of the CHL Malartic claims). Refer to section 24 of the Canadian Malartic Report for more details about this litigation.

In-Pit Resources (including stockpiles)

        Based on economic parameters, a Whittle optimized pit shell was generated on Measured and Indicated Mineral Resources only (Canadian Malartic, South Barnat and Gouldie) and compared to the current pit design. Variations were judged non-significant and therefore the current pit design was used to constrain in-pit resources. A Whittle optimized pit shell was also prepared by the Canadian Malartic technical team for the Jeffrey Zone. No resource is currently declared as In-Pit for the Western Porphyry Zone.

        As mentioned previously, the break-even cut-off grade for the Canadian Malartic Mine is variable and ranges from 0.277 grams per tonne to 0.349 grams per tonne using a gold price of US$1,300 per ounce.

        At these cut-offs, the global in-pit Measured and Indicated Mineral Resource totals 250.8 million tonnes at a grade of 1.12 grams per tonne gold, representing 9.03 million ounces of gold. The in-pit Inferred Mineral Resource represents 6.3 million tonnes at 0.80 grams per tonne gold for 0.16 million ounces of gold.

        The table below provides the resource estimation tabulation by category at the official cut-off grades for the OK model:

Canadian Malartic Project — JUNE 2014 MINERAL RESOURCE ESTIMATE (IN PIT + STOCKPILE)

Resource Class	Cut-off Grade (g/t Au)	Potential Material	Tonnes	Capped Au (g/t)	Contained Au (oz)
Measured	0.277 - 0.349	Open Pit	51,770,200	0.99	1,648,184
Indicated	0.277 - 0.349	Open Pit	196,502,200	1.16	7,344,556
Stockpiles (Classified as Measured)			2,485,100	0.51	40,747

Grand Total (Measured + Indicated)			250,757,400	1.12	9,033,487

Inferred	0.277 - 0.349	Open Pit	6,342,400	0.80	162,246

*
Due to rounding, number totals may not match exactly.

Cautionary notes:

•
Mineral Resources are not Mineral Reserves as they do not have demonstrated economic viability.

•
The quantity and grade of the reported Inferred Mineral Resources in this estimate are uncertain in nature. There has been insufficient exploration to define these resources as Indicated or Measured and it is uncertain whether further exploration would result in upgrading any of the Inferred Resource to an Indicated or Measured category.

•
The Mineral Resource is presented inclusive of Mineral Reserves, meaning that Mineral Reserves were not subtracted from the resources presented herein.

•
While the results are presented undiluted and in situ, the reported Mineral Resources are considered to have reasonable prospects for economic extraction.

•
The number of metric tons was rounded to the nearest hundred. Any discrepancies in the totals are due to rounding effects. Rounding followed the recommendations in NI 43-101.

•
Due to the uncertainty that may be attached to Inferred Mineral Resources it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration. Also, note that the global resource is not constrained by an optimized pit shell. Therefore, it cannot be assumed that all of the global resource can be considered as potentially extractable by open-pit even though cut-offs presented here are based on open-pit potential.

•
This resource statement is exclusive of all material owned by a third party (Abitibi Royalties) via a mining option agreement and joint venture (30% of the CHL Malartic claims). Refer to section 24 of the Canadian Malartic Report for more details about this litigation.

Mineral Reserve Estimate

        The Canadian Malartic Mine Mineral Reserve estimate includes open pit and stockpile reserves. Mineral Resources are converted to Mineral Reserves by applying mining cut-off grades, mining dilution, and mining recovery factors. Resource model blocks classified as Measured and Indicated are reported as Proven and Probable Reserves.

        Detailed mining costs were estimated for all activities of the mining cycle. Drilling and blasting costs are different for certain zones of the pit given the requirements in some cases to limit noise and dust environmental nuisances. The mining costs vary from US$2.28 to US$4.69 per tonne mined. Processing costs used for the pit optimization and cut-off estimation amount to US$7.34 per tonne milled based on a milling rate of 55,000 tpd. The general and administrative costs for the pit optimization amount to US$2.12 per tonne milled based on actual annual expenses.

        The ore outlines include a 1-metre dilution envelope around economic ore blocks and also enclose marginal material surrounded by economic mineralization. The dilution envelope and enclosed waste in most cases is mineralized, with an associated dilution grade. Dilution is estimated at 8.0%. Based on economic parameters, it was calculated that the break-even cut-off grade for the Canadian Malartic Mine is variable and ranges from 0.277 grams per tonne to 0.349 grams per tonne using a gold price of US$1,300 per ounce. The cut-off grade is variable depending on the applicable royalty rate. The total Proven and Probable Mineral Reserves as of June 15, 2014 are estimated at 263.2 million tonnes at 1.06 grams per tonne gold for 8,943,552 ounces. The majority of the reserve tonnage (78.1%) is in the Probable category. The Mineral Reserves include 2.5 million tonnes of stockpiled ore at an average grade of 0.51 grams per tonne gold for 40,747 ounces. The following table presents the Mineral Reserves by category:

Sector	Tonnes (M)	Grade (g/t)	Au (M oz)
Canadian Malartic
Proven Reserves	38.0	0.82	1.06
Probable Reserves	136.6	1.04	4.56
Proven and Probable Reserves	174.6	0.99	5.56
Barnat
Proven Reserves	11.6	1.37	0.51
Probable Reserves	67.0	1.23	2.65
Proven and Probable Reserves	78.6	1.25	3.16
Gouldie
Proven Reserves	5.5	0.71	0.13
Probable Reserves	2.0	0.83	0.05
Proven and Probable Reserves	7.5	0.74	0.18
Stockpiles
Proven Reserves	2.5	0.51	0.04
Probable Reserves
Proven and Probable Reserves	2.5	0.51	0.04
Total
Proven Reserves	57.6	0.91	1.69
Probable Reserves	205.6	1.10	7.26
Proven and Probable Reserves	263.2	1.06	8.94

Notes:
The reader should note that resources corresponding to the 70% interest in the CHL Malartic property have not been transferred to the Canadian Malartic GP. This 70% interest is held by Canadian Malartic Corporation (the successor to Osisko), as Abitibi Royalties claims that its right of first refusal has been triggered (refer to section 24 of the Canadian Malartic Report for more details about this litigation). These resources, representing 0.12 million ounces, may never be included in the mining plan by Canadian Malartic GP and thus cannot be considered as Mineral Reserves.

        Sensitivity of the Proven and Probable Reserves to gold price has been estimated using Whittle pit shells and lower cut-off grades. The results of the sensitivity analysis are presented in following table. Sensitivity was calculated using the surface and Whittle pit shells of January 1, 2014.

Gold Price (US $)	Cut-off Grade (g/t)	Average Grade (g/t)	Ore Tonnage (Mt)	In-Situ Ounces (M)	Difference vs. $1300 (M oz)	Difference vs. $1300 (%)
1000	0.45	1.23	203.7	8.03	-1.30	-14.0%
1100	0.41	1.14	236.7	8.69	-0.64	-6.9%
1200	0.38	1.10	255.8	9.02	-0.31	-3.3%
1300	0.35	1.06	274.2	9.34	0.00	0.0%
1400	0.32	1.02	291.8	9.64	0.30	3.3%
1500	0.30	1.00	305.2	9.83	0.50	5.3%

        There is good reconciliation between Mineral Reserves and actual production results, and the records maintained by Canadian Malartic allow thechanges in reconciliation to be studied over time. Based upon the reconciliation results, the Mineral Reserve estimation is reliable and can be used for mine planning in the short, medium and long term.

Mining Methods

        The Canadian Malartic Mine is a large open pit operation comprising the Canadian Malartic, Barnat and Gouldie pits. In order to maximize productivity and limit the number of units operating in the pit, large scale equipment was selected for the mine operation. The primary loading tools are hydraulic excavators, with wheel loaders added as a secondary loading tool. The selected hydraulic excavator model is the O&K RH340-B with an operating weight of 567t fitted with a 28 cubic metre heavy-duty rock bucket. One Caterpillar 994F HL, two L-1850 front-end wheel loaders ("FEL") and one CAT6050 shovel complement the primary loading fleet. A fleet of Caterpillar 793F rigid trucks with 227t payloads provide a good pass-match with the O&K RH340-B shovels. The FEL is configured in a high-lift arrangement in order to clear the sideboard of the 227t class truck.

        The production rate was approximately 52,000 tpd in 2013. The mine production schedule was developed to feed the mill at a nominal rate of 55,000 tpd. The main highlights of the pit design are the following:

  •
  Total amount of 817.5 million tonnes mined from the pit

  •
  263.2 million tonnes milled @ 1.06 grams per tonne gold (average)

  •
  In-situ gold content of 8.94 million ounces

  •
  Mine life of 14 years.

Metallurgical Process

        The process design criteria are based on a processing plant with 55,000 tpd capacity and a plant design utilization of 92%. At the time of the Canadian Malartic Report, the throughput is limited to about 50,000 tpd. A project study to increase average throughput to 55,000 tpd is under review. The basis for the plant design assumed a head grade of 1.2 grams per tonne gold and a gold recovery of 86%. The plant design was based on numerous tests that were conducted at various laboratories, including SGS located in Lakefield, Ontario.

Market

        The gold produced at the Canadian Malartic Mine is refined to market delivery standards by the Royal Canadian Mint in Ottawa. The gold is sold to various banks at market prices. Canadian Malartic GP believes that, because of the availability of alternative refiners, no material adverse effect would result if Canadian Malartic GP lost the services of its refiner.

Environmental Conditions

        The main components of the Canadian Malartic Mine (open pit mine, process plant, tailings facility and waste rock dump) are located within the urban and peri-urban perimeter of the town of Malartic. Before the construction of the mine, an environmental study area, covering approximately 24 square kilometres, was defined by taking into account the probable range of the project's impacts on the social, physical and biological environments as well as the area of influence of historical mining operations. Several components were identified as key subjects for study: fauna, water and sediments, climate and hydrology, ambient air quality, background noise and vibrations, vegetation and wetlands, soils, and net acid generation.

Impact and Site Monitoring

        Since 2009, there have been 52 non-conformance blast notices, 46 non-conformance noise notices, 12 non-conformance notices for dust and air quality, 4 non-conformance notices for water quality (surface and final effluent) and 15 other non-conformance notices. In 2011, a detailed plan was developed by Osisko to manage hazardous materials, assess infrastructure safety, and monitor noise, vibrations, air quality, dust, atmospheric emissions, effluent quality, groundwater and surface water. Mitigations measures were put in place to improve the process and avoid any non-conformance. The mine's team of on-site environmental experts continuously monitor regulatory compliance in terms of approvals, permits, and observance of directives and requirements.

Waste Rock and Tailings Management

        The original design of the waste rock pile was developed to accommodate approximately 326 million tonnes of mechanically placed waste rock requiring a total storage volume of approximately 161 Mm3. Some aspects of the Canadian Malartic Mine have been modified since the mine tailings site and waste rock pile development plan was developed. Most notably, the Gouldie reserve was recently added to the operating sequence of the mine. The Gouldie reserve is located in the center of the initially planned footprint of the waste rock pile, making it necessary to revise the waste rock piling sequence in order to keep the Gouldie pit area available for mining. Taking into account certain basic assumptions, the current waste rock pile development sequence should accommodate a total of 59.2 Mm3 (121.3 million tonnes). From May 2011 to June 2014, 50 million tonnes of tailings from the process plant were deposited on the footprint of the old tailings of the East Malartic mine and its settling pond. For the Canadian Malartic Mine operations, the former tailings and settling pond were divided using waste rock inclusions to form seven cells and a polishing pond. As of June 2014, the available space in the Tailings Management Facility ("TMF") is about 100 million tonnes, corresponding to 5 years of operation at a nominal production rate of 20.075 million tonnes per year.

        The existing polishing pond, adjacent to the tailings cells and located east of the TMF, is contained within the current authorized footprint of the TMF. This pond will be later used as a cell to store tailings. Before using this pond, the Canadian Malartic Mine plans to build a new polishing pond east of dyke A, the eastern limit of the Southeast Pond. The existing polishing pond, converted into a tailings cell, will be the 8th cell of the TMF with an estimated capacity of 48 million tonnes adding 2.5 years to the TMF capacity for a total of 148 million tonnes and 7.5 years of operation. The total capacity of the current TMF is therefore estimated at 198 million tonnes. The expansion of the open-pit, with the production of the Barnat pit, will increase to 342 million tonnes the total amount of tailings to manage, requiring an additional 144 million tonnes in tailings storage capacity. The plan is to store tailings in an extended tailings facility and in the Canadian Malartic pit at the end of its operations. According to the mining plan, at the end of mine life, 50 to 100 million tonnes of tailings will be deposited in the pit. The rest of the tailings, a minimum of 59 and a maximum of 109 million tonnes, will be deposited in the extended tailings facility.

        Regulatory approval for the proposed tailings deposition in the Canadian Malartic pit and the expansion of the current authorized tailings area are part of the approval process for the Canadian Malartic pit extension (Barnat deposit) subject to the environmental impact assessment ("EIA") process of the Québec Environmental Protection Act (section IV.1 of chapter 1). The EIA is currently underway. Golder Associates Ltd. is designing the tailings extension component and is preparing a hydrogeological study to demonstrate that the Canadian Malartic pit would provide a hydraulic trap and contain the tailings with minimum environmental risk.

Water management

        An annual hydrological site balance is maintained to provide a yearly estimation of water volumes that must be managed in the different structures of the water management system of the Canadian Malartic mining site during an average climatic year (in terms of precipitation). Results of this hydrological balance indicate that excess water from the Southeast Pond will eventually need to be released into the environment. A water treatment plant is currently under construction to ensure that in the short and medium term the water to be released to the environment will meet water quality requirements at all times. Moreover, adding a treatment plant will greatly reduce the risks associated with surface water management and will add flexibility to the system.

Reclamation and closure costs

        Reclamation and closure costs have been estimated for rehabilitating the tailings facility and waste dump, vegetating the surrounding area, dismantling the plant and associated infrastructure, and performing environmental inspection and monitoring for a period of 10 years. The reclamation and closure cost is estimated at $51.5 million and includes the following:

• Tailings facility and waste dump	$31.45million
• Water management facilities	$3.22 million
• Contaminated soil and pit closure	$7.87 million
• Dismantling of complex	$4.92 million
• Environmental inspection and monitoring	$4.04 million
• Total	$51.50 million

        The closure plan will be renewed on an on-going basis. In October 2011 and 2012, Osisko deposited the amounts of $22.1 million and $12.7 million, respectively, with the Government of Québec to cover the entire estimated future cost of rehabilitating the Canadian Malartic Mine site, which amounts to $46.4 million.

        On July 5, 2013, Canadian Malartic deposited $11.6 million with the Government of Québec, representing the balance of the total guarantee required to cover the entire future costs of rehabilitating the Canadian Malartic Mine site. Aggregate deposits for the Government of Québec amount to $46.4 million.

Social and Community Impact

        Since the project was first announced, various communication and consultation activities have taken place within the community and with municipal and regional representatives. These activities can be grouped into three distinct themes: communication activities organized by Osisko, those organized by the Monitoring Committee ("Comité de suivi"), and consultations and surveys conducted within the context of the EIA. Canadian Malartic GP will continue with these communication and consultation activities.

Permitting

        As of December 31, 2010, the Canadian Malartic Mine had received all formal government permits required for its construction and related activities, with the exception of the authorization for the mill and mine operations. The official certificate of authorization for the mill and operations was granted on March 31, 2011, at which point the Canadian Malartic Mine was fully permitted.

        On February 26, 2014, the Government of Québec adopted a decree authorizing the exploitation of the Gouldie deposit. Since then the pre-stripping activity has been initiated for the Gouldie deposit. A few days earlier, on February 18, 2014, the Ministère des Ressources Naturelles granted Osisko a mining lease having an approximate total area of 66 hectares. As per these documents, Osisko had 30 months to mine the Gouldie Zone and shall not exceed a daily production rate of 6,990 tonnes of ore and a daily extraction rate of 30,000 tonnes of ore, waste and overburden.

        Canadian Malartic GP continues the collaboration with Québec's Ministry of Transport and the town of Malartic on a project to deviate a portion of Highway 117 in order to gain access to the higher grade Barnat deposit, which is expected to provide mill feed for the continuation of the Canadian Malartic operation. The final design and mine plan has been completed.

RISK FACTORS

        Before you decide to participate in the Plan and invest in the Common Shares, you should be aware of the following material risks of making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Information Form (as defined below) and our Annual Management's Discussion and Analysis (as defined below), included in our Annual Report on Form 40-F, before you decide to participate in the Plan and purchase Common Shares. Any one or more of such risk factors could materially affect the Corporation's future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to the Corporation. See also "Forward-Looking Statements". In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

        You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

        The price of the Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. You may realize a loss in connection with the purchase of Common Shares. We may amend, suspend or terminate the Plan at any time.

Changes in the market price of gold, copper and silver, which in the past have fluctuated widely, may affect our results of operations, cash flows and financial position.

        Our profitability and long-term viability depend, in large part, upon the market price of metals that may be produced from our properties, primarily gold, copper and silver. Market price fluctuations of these commodities could adversely affect profitability of our operations and lead to impairments and write downs of mineral properties. Metal prices fluctuate widely and are affected by numerous factors beyond our control, including:

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  global and regional supply and demand for industrial products containing metals generally;

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  changes in global or regional investment or consumption patterns;

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  increased production due to new mine developments and improved mining and production methods;

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  decreased production due to mine closures;

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  interest rates and interest rate expectation;

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  expectations with respect to the rate of inflation or deflation;

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  fluctuations in the value of the U.S. dollar and other currencies;

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  availability and costs of metal substitutes;

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  global or regional political or economic conditions; and

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  sales by central banks, holders, speculators and other producers of metals in response to any of the above factors.

        There can be no assurance that metal prices will remain at current levels or that such prices will improve. A decrease in the market prices could adversely affect the profitability of our existing mines and projects as well as our ability to finance the exploration and development of additional properties, which would have a material adverse effect on our results of operations, cash flows and financial position. A decline in metal prices may require us to write-down our Mineral Reserve and Mineral Resource estimates by removing ores from reserves that would not be economically processed at lower metal prices and revise our life-of-mine plans, which could result in material write-downs of our investments in mining properties. Any of these factors could result in a material adverse effect on our results of operations, cash flows and financial position. Further, if revenue from metal sales declines, we may experience liquidity difficulties. Our cash flow from mining operations may be insufficient to meet our operating needs, and as a result we could be forced to discontinue production and could lose our interest in, or be forced to sell, some or all of our properties.

        In addition to adversely affecting our Mineral Reserve and Mineral Resource estimates and our results of operations, cash flows and financial position, declining metal prices can impact operations by requiring a reassessment of the feasibility of a particular project. Even if a project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays and/or may interrupt operations until the reassessment can be completed, which may have a material adverse effect on our results of operations, cash flows and financial position. In addition, lower metal prices may require the Corporation to reduce funds available for exploration with the result that the depleted reserves may not be replaced.

We assess whether there is any indication of impairment on our mineral properties each reporting period, which could result in an impairment of our mineral properties.

        Yamana assesses at the end of each reporting period whether there are any indicators, from external and internal sources of information that an asset or cash generating unit ("CGU") may be impaired requiring an adjustment to the carrying value in order not to exceed its recoverable amount. A CGU is defined as the smallest identifiable group of mineral assets that generates independent cash flows. External sources of information considered could include changes in market conditions, the economic and legal environment in which the Corporation operates that are not within its control and the impact these changes may have on the recoverable amount. Internal sources of information include the manner in which the mineral properties are being used or are expected to be used and indications of the economic performance of the assets. The recoverable amounts of CGU's are based on each CGU's future after-tax cash flows expected to be derived from Yamana's mining properties. Reductions in metal price forecasts, increases in estimated future costs of production, increases in estimated future capital costs and reductions in the amount of recoverable reserves and resources are each examples of factors and estimates that could each result in a write-down of the carrying amount of the Corporation's mineral properties. Although management makes its best estimates, it is possible that material changes could occur which may adversely affect management's estimate of the net cash flows expected to be generated from its properties. Any impairment estimates, which are based on applicable key assumptions and sensitivity analysis, are based on management's best knowledge of the amounts, events or actions at such time, and the actual future outcomes may differ from any estimates that are provided by the Corporation. Any impairment charges on the Corporation's mineral projects could adversely affect our results of operations.

        The Corporation had a review of assets in 2014, including engaging in a detailed review of its life of mine plans and an evaluation of capital expenditures and expected returns. As a result of this process, in the third quarter, certain impairments were recognized on certain assets. That evaluation remains ongoing and is expected to be completed, as part of the Corporation's ordinary course review, in time for the publication of year end results. The carrying values of assets are highly dependent on several factors including metal prices and the prevailing cost environment, and the carrying values of some properties are more sensitive to metal prices than others. At the present time it is uncertain if there would be any further impairments as a result of such review.

We are exposed to exploration, development and operating risks, due to the high degree of risk involved in mining operations and these factors may adversely affect our results of operations, cash flows and financial position.

        Mining operations are inherently dangerous and generally involve a high degree of risk. Yamana's operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold, copper and silver, including, without limitation, unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding, pit wall failure and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, personal injury or loss of life, damage to property and environmental damage, all of which may result in possible legal liability. Although we expect that adequate precautions to minimize risk will be taken, mining operations are subject to hazards such as fire, rock falls, geomechanical issues, equipment failure or failure of retaining dams around tailings disposal areas which may result in environmental pollution and consequent liability. The occurrence of any of these events could result in a prolonged interruption of our operations that would have a material adverse effect on our business, financial condition, results of operations and prospects.

        The exploration for and development of mineral deposits involves significant risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish Mineral Reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration or development programs planned by Yamana will result in a profitable commercial mining operation. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices that are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Yamana not receiving an adequate return on invested capital.

        There is no certainty that the expenditures made by Yamana towards the search and evaluation of mineral deposits will result in discoveries or development of commercial quantities of ore.

The mining business is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on us.

        Mining, like many other extractive natural resource industries, is subject to potential risks and liabilities due to accidents that could result in serious injury or death and/or material damage to the environment and the Corporation's assets. The impact of such accidents could affect the profitability of our operations, cause an interruption to our operations, lead to a loss of licenses, affect the reputation of the Corporation and its ability to obtain further licenses, damage community relations and reduce the perceived appeal of the Corporation as an employer.

Our operations are subject to significant environmental and governmental regulations, which could significantly limit development and cause potential delays in production or expose us to potential environmental liabilities.

        All phases of the Corporation's operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, water quality standards and land reclamation and regulate the generation, transportation, storage and disposal of hazardous waste. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that the Corporation has been or will at all times be in full compliance with all environmental laws and regulations or hold, and be in full compliance with, all required environmental and health and safety permits. The potential costs and delays associated with compliance with such laws, regulations and permits could prevent the Corporation from proceeding with the development of a project or the operation or further development of a project, and any non-compliance therewith may adversely affect the Corporation's business, financial condition and results of operations.

        At the Alumbrera Mine, in which Yamana holds a 12.5% interest, a sulphate seepage plume has developed in the natural groundwater downstream of the tailings facility, currently within the mining concession. After completing the original model, an initial pump back well mesh was designed and completed before start up, in order to capture the seepage, which is characterized by high levels of dissolved calcium and sulphate. It will be necessary to augment the pump-back wells over the life of the mine in order to contain the plume within the concession and to provide for monitoring wells for the Vis Vis River. Based on the latest groundwater model, the pump-back system will need to be operated for several years after mine closure. The concentrate pipeline at the Alumbrera Mine crosses areas of mountainous terrain, significant rivers, high rainfall and active agriculture. Although various control structures and monitoring programs have been implemented, any rupture of the pipeline poses an environmental risk from spillage of concentrate. Yamana does not have any indemnities from the previous vendors of its interests in the Alumbrera Mine against any potential environmental liabilities that may arise from operations, including, but not limited to, potential liabilities that may arise from the seepage plume or a rupture of the pipeline.

        Environmental hazards may also exist on the properties on which the Corporation holds interests that are unknown to the Corporation at present and that have been caused by previous or existing owners or operators of the properties.

        Government environmental approvals and permits are currently, or may in the future be, required in connection with the Corporation's operations. To the extent such approvals are required and not obtained, the Corporation may be curtailed or prohibited from proceeding with planned exploration or development of mineral properties.

        Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations, including the Corporation, may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

        In 2013, Osisko received 41 notices of non-compliance pertaining to exceeding noise level parameters, NOx gas production and surpassing limits for over pressure and vibrations during blasting operations, exceeding noise levels and blast-induced vibrations at the Canadian Malartic Mine in which Yamana now owns a 50% interest. As a result of the Osisko Acquisition (as defined below), we may face administrative fines or other charges in connection with such notices, Osisko's other former operations or the properties that we acquired in the Osisko Acquisition.

        Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on the Corporation and cause increases in exploration expenses, capital expenditures or production costs, reduction in levels of production at producing properties, or abandonment or delays in development of new mining properties.

        In certain jurisdictions, the Corporation may be required to submit, for government approval, a reclamation plan for each of its mining/project sites. The reclamation plan establishes the Corporation's obligation to reclaim property after minerals have been mined from the sites. In some jurisdictions, bonds or other forms of financial assurances are required as security to ensure performance of the required reclamation activities. The Corporation may incur significant reclamation costs which may materially exceed the provisions the Corporation has made for such reclamation. In addition, the potential for additional regulatory requirements relating to reclamation or additional reclamation activities may have a material adverse effect on the Corporation's financial condition, liquidity or results of operations. When a previously unrecognized reclamation liability becomes known or a previously estimated cost is increased, the amount of that liability or additional cost may be expensed, which may materially reduce net income in that period.

        Production at certain of the Corporation's mines involves the use of cyanide which is toxic material if not handled properly. Should cyanide leak or otherwise be discharged from the containment system, the Corporation could suffer a material impact on its business, financial condition and results of operations. The Corporation became a signatory to the International Cyanide Management Institute ("ICMC") in September 2008. Further information regarding the ICMC can be found at the International Cyanide Management Institute website located at www.cyanidecode.org.

        The mineral exploration activities of the Corporation are subject to various laws governing prospecting, development, production, taxes, labour standards and occupational health, mine safety, toxic substances and other matters. Although the Corporation believes that its exploration activities are currently carried out in accordance with all applicable rules and regulations, new rules and regulations may be enacted or existing rules and regulations may be applied in a manner that could limit or curtail production or development of the Corporation's properties. Amendments to current laws and regulations governing the operations and activities of the Corporation or more stringent implementation thereof could have a material adverse effect on the Corporation's business, financial condition and results of operations.

Our business is sensitive to nature and climate conditions.

        The Corporation and the mining industry are facing continued geotechnical challenges, which could adversely impact the Corporation's production and profitability. Unanticipated adverse geotechnical and hydrological conditions, such as landslides, droughts, pit wall failures and rock fragility may occur in the future and such events may not be detected in advance. Geotechnical instabilities and adverse climatic conditions can be difficult to predict and are often affected by risks and hazards outside of the Corporation's control, such as severe weather and considerable rainfall, which may lead to periodic floods, mudslides, wall instability and seismic activity, which may result in slippage of material.

        Geotechnical failures could result in limited or restricted access to mine sites, suspension of operations, government investigations, increased monitoring costs, remediation costs, loss of ore and other impacts, which could cause one or more of the Corporation's projects to be less profitable than currently anticipated and could result in a material adverse effect on the Corporation's results of operations and financial position.

We are exposed to counterparty, credit, liquidity and interest rate risks that could have an adverse effect on our results of operations, cash flows and financial position and if we are unable to successfully access financing, we may not be able to continue our exploration and development activities.

        The Corporation is exposed to various counterparty risks including, but not limited to: (i) financial institutions that hold the Corporation's cash and short term investments; (ii) companies that have payables to the Corporation, including concentrate and bullion customers; (iii) providers of its risk management services (including hedging arrangements); (iv) shipping service providers that move the Corporation's material; (v) the Corporation's insurance providers; and (vi) the Corporation's lenders. The Corporation seeks to limit counterparty risk by entering into business arrangements with high credit-quality counterparties, limiting the amount of exposure to each counterparty and monitoring the financial condition of counterparties. For cash, cash equivalents and accounts receivable, credit risk is represented by the carrying amount on the balance sheet. For derivatives, the Corporation assumes no credit risk when the fair value of the instruments is negative. When the fair value of the instruments is positive, this is a reasonable measure of credit risk. The Corporation is also exposed to liquidity risks in meeting its operating and capital expenditure requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. Under the terms of the Corporation's trading agreements, counterparties cannot require the Corporation to immediately settle outstanding derivatives except upon the occurrence of customary events of default. The Corporation mitigates liquidity risk through the implementation of its capital management policy by spreading the maturity dates of derivatives over time, managing its capital expenditures and operation cash flows, and by maintaining adequate lines of credit. The Corporation is exposed to interest rate risk on its variable rate debt and enters into interest rate swap agreements to hedge this risk. These factors may impact the ability of the Corporation to obtain loans and other credit facilities and refinance existing facilities in the future and, if obtained, on terms favorable to the Corporation. Such failures to obtain loans and other credit facilities could require us to take measures to conserve cash and could adversely affect our access to the liquidity needed for the business in the longer term.

        The development of the Corporation's projects and the construction of mining facilities and commencement of mining operations may require substantial additional financing. Failure to obtain sufficient financing will result in a delay or indefinite postponement of exploration, development or production on any or all of the Corporation's properties or even a loss of a property interest. Additional financing may not be available when needed, or if available, the terms of such financing might not be favorable to the Corporation. Failure to raise capital when needed would have a material adverse effect on the Corporation's business, financial condition and results of operations.

The construction and start-up of new mines is subject to a numbers of risks and the Corporation may not be able to successfully complete new construction projects.

        The success of construction projects and the start-up of new mines by the Corporation is subject to a number of factors including the availability and performance of engineering and construction contractors, mining contractors, suppliers and consultants, the receipt of required governmental approvals and permits in connection with the construction of mining facilities and the conduct of mining operations (including environmental permits), the successful completion and operation of ore passes, the adsorption/desorption/recovery plants and conveyors to move ore, among other operational elements. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which the Corporation is dependent in connection with its construction activities, a delay in or failure to receive the required governmental approvals and permits in a timely manner or on reasonable terms, or a delay in or failure in connection with the completion and successful operation of the operational elements in connection with new mines could delay or prevent the construction and start-up of new mines as planned. There can be no assurance that current or future construction and start-up plans implemented by the Corporation will be successful, that the Corporation will be able to obtain sufficient funds to finance construction and start-up activities, that personnel and equipment will be available in a timely manner or on reasonable terms to successfully complete construction projects, that the Corporation will be able to obtain all necessary governmental approvals and permits or that the completion of the construction, the start-up costs and the ongoing operating costs associated with the development of new mines will not be significantly higher than anticipated by the Corporation. Any of the foregoing factors could adversely impact the operations and financial condition of the Corporation.

        Some of the Corporation's projects have no operating history upon which to base estimates of future cash flow. The capital expenditures and time required to develop new mines or other projects are considerable and changes in costs or construction schedules can affect project economics. Thus, it is possible that actual costs may change significantly and economic returns may differ materially from the Corporation's estimates.

        As an example, C1 Santa Luz and Ernesto/Pau-a-Pique have both significantly underperformed. As such, during the third quarter of 2014, the Corporation suspended commissioning activities at C1 Santa Luz and placed the project on care and maintenance and, following previous reduction of activity at Ernesto/Pau-a-Pique, the Corporation reduced the carrying value of both C1 Santa Luz and Ernest/Pau-a-Pique. While commercial production at Pilar was declared effective October 1, 2014, this project has also been met with challenges during commissioning and now has a decreased production expectation relative to feasibility levels and, as such, the Corporation has reduced the carrying value of this project as well.

        Commercial viability of a new mine or development project is predicated on many factors. Mineral Reserves and Mineral Resources projected by feasibility studies and technical assessments performed on the projects may not be realized, and the level of future metal prices needed to ensure commercial viability may not materialize. Consequently, there is a risk that start-up of new mine and development projects may be subject to write-down and/or closure as they may not be commercially viable.

Any uncertainty and inability in the estimation, recalculation or replacement of Mineral Reserves and Mineral Resources could materially affect our results of operations, cash flows and financial position.

        To extend the lives of its mines and projects, ensure the continued operation of the business and realize its growth strategy, it is essential that the Corporation continues to realize its existing identified Mineral Reserves, convert Mineral Resources into Mineral Reserves, increase its Mineral Resource base by adding new Mineral Resources from areas of identified mineralized potential, and/or undertake successful exploration or acquire new Mineral Resources.

        No assurance can be given that the anticipated tonnages and grades in respect of Mineral Reserves and Mineral Resources will be achieved, that the indicated level of recovery will be realized or that Mineral Reserves will be mined or processed profitably. Actual Mineral Reserves may not conform to geological, metallurgical or other expectations, and the volume and grade of ore recovered may differ from estimated levels. There are numerous uncertainties inherent in estimating Mineral Reserves and Mineral Resources, including many factors beyond the Corporation's control. Such estimation is a subjective process, and the accuracy of any Mineral Reserve or Mineral Resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Short-term operating factors relating to the Mineral Reserves, such as the need for orderly development of the ore bodies or the processing of new or different ore grades, may cause the mining operation to be unprofitable in any particular accounting period. In addition, there can be no assurance that gold recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production. Lower market prices, increased production costs, reduced recovery rates and other factors may result in a revision of our Mineral Reserve estimates from time to time or may render the Corporation's Mineral Reserves uneconomic to exploit. Mineral Reserve data is not indicative of future results of operations. If the Corporation's actual Mineral Reserves and Mineral Resources are less than current estimates or if the Corporation fails to develop its Mineral Resource base through the realization of identified mineralized potential, its results of operations or financial condition may be materially and adversely affected. Evaluation of Mineral Reserves and Mineral Resources occurs from time to time and they may change depending on further geological interpretation, drilling results and metal prices. The category of Inferred Mineral Resource is often the least reliable Mineral Resource category and is subject to the most variability. The Corporation regularly evaluates its Mineral Resources and it often determines the merits of increasing the reliability of its overall Mineral Resources.

        Given that mines have limited lives based on Proven Mineral Reserves and Probable Mineral Reserves, the Corporation must continually replace and expand its Mineral Reserves at its mines. The life-of-mine estimates included in this prospectus and in the documents incorporated by reference may not be correct. The Corporation's ability to maintain or increase its annual production will be dependent in part on its ability to bring new mines into production and to expand Mineral Reserves at existing mines.

        Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. Due to the uncertainty which may attach to Inferred Mineral Resources, there is no assurance that Inferred Mineral Resources will be upgraded to Proven Mineral Reserves and Probable Mineral Reserves as a result of continued exploration.

We are exposed to the volatile changes in the prices of commodities consumed.

        The profitability of the Corporation's operations will be dependent upon the cost and availability of commodities which are consumed or otherwise used in connection with the Corporation's operations and projects, including, but not limited to, diesel, fuel, natural gas, electricity, steel, concrete and cyanide. Commodity prices fluctuate widely and are affected by numerous factors beyond the control of the Corporation. Further, as many of the Corporation's mines are in remote locations and energy is generally a limited resource, the Corporation faces the risk that there may not be sufficient energy available to carry out mining activities efficiently or that certain sources of energy may not be available.

We are subject to a variety of risks associated with our 12.5% interest in the Alumbrera Mine, which could result in a material adverse effect on our future, growth, results of operations, cash flows and financial position.

        Yamana holds an indirect 12.5% interest in the Alumbrera Mine, the other 37.5% and 50% interests being held by Goldcorp Inc. and Glencore plc, respectively. The Corporation accounts for this investment under the equity method of accounting. The Corporation's interest in the Alumbrera Mine is subject to the risks normally associated with the conduct of joint ventures. The existence or occurrence of one or more of the following circumstances and events, for example, could have a material adverse impact on the Corporation's profitability or the viability of its interests held through joint ventures, which could have a material adverse impact on future cash flows, earnings, results of operations and financial condition, disagreement with joint venture partners on how to develop and operate mines efficiently; inability of joint venture partners to meet their obligations to the joint venture or third parties; or litigation arising between joint venture partners regarding joint venture matters.

Mining is dependent on adequate infrastructure.

        Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants that affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Corporation's operations, financial condition and results of operations.

We rely on a number of licenses, permits and approvals from various governmental authorities, any loss of which could have a material adverse effect on our business.

        The Corporation's operations are subject to receiving and maintaining permits from appropriate governmental authorities. There is no assurance that delays will not occur in connection with obtaining all necessary renewals of permits for our existing operations, additional permits for any possible future changes to operations, or additional permits associated with new legislation. Prior to any development on any of its properties, the Corporation must receive permits from appropriate governmental authorities. There can be no assurance that the Corporation will continue to hold all permits necessary to develop or continue operating at any particular property. Any of these factors could have a material adverse effect on our results of operations and financial position.

Our insurance does not cover all potential losses, liabilities and damage related to our business and certain risks are uninsured or uninsurable.

        Yamana's business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, catastrophic equipment failures or unavailability of materials and equipment, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to the Corporation's properties or the properties of others, delays in mining, monetary losses and possible legal liability.

        Yamana's insurance will not cover all the potential risks associated with the Corporation's operations. Even if available, Yamana may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production (such as underground coverage) is not generally available to Yamana or to other companies in the mining industry on acceptable terms. Yamana might also become subject to liability for pollution or other hazards that may not be insured against or that Yamana may elect not to insure against because of premium costs or other reasons. Losses from these events could cause Yamana to incur significant costs that could have a material adverse effect upon its financial performance and results of operations. Should the Corporation be unable to fully fund the cost of remedying an environmental problem, the Corporation might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy, which may have a material adverse effect. We may suffer a material adverse effect on our business, results of operations, cash flows and financial position if we incur a material loss related to any significant event that is not covered, or adequately covered, by our insurance policies.

Our international operations are subject to political, economic, social and geographic risks of doing business in foreign countries.

        The Corporation holds mining and exploration properties in Brazil, Argentina, Chile, Mexico and Canada, exposing it to the socioeconomic conditions as well as the laws governing the mining industry in those countries. Inherent risks with conducting foreign operations include, but are not limited to: high rates of inflation; military repression; war or civil war; social and labour unrest; organized crime; hostage taking; terrorism; violent crime; extreme fluctuations in currency exchange rates; expropriation and nationalization; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political norms, currency controls and governmental regulations that favor or require the Corporation to award contracts in, employ citizens of, or purchase supplies from, a particular jurisdiction.

        Changes, if any, in mining or investment policies or shifts in political attitude in any of the jurisdictions in which the Corporation operates may adversely affect the Corporation's operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, importation of parts and supplies, income and other taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.

        Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests. In addition, changes in government laws and regulations, including taxation, royalties, the repatriation of profits, restrictions on production, export controls, changes in taxation policies, environmental and ecological compliance, expropriation of property and shifts in the political stability of the country, could adversely affect the Corporation's exploration, development and production initiatives in these countries.

        In efforts to tighten capital flows and protect foreign exchange reserves, the Argentine government issued a foreign exchange resolution with respect to export revenues. This resulted in a temporary suspension of export sales of concentrate at the Alumbrera Mine during the second quarter of 2012 as management evaluated how to comply with the new resolution. The Argentine government subsequently announced an amendment to the foreign exchange resolution which extended the time for exporters to repatriate net proceeds from export sales, enabling the Alumbrera Mine to resume exports in July 2012. The Argentine government has also introduced certain protocols relating to the importation of goods and services and providing, where possible, for the substitution of Argentine produced goods and services. During 2012, the Alumbrera Mine was unable to obtain permission to repatriate dividends even though certain accommodations have since been made to permit distribution of profits from Argentina. Discussions between the joint venture and the Argentine government on approval to remit dividends are ongoing.

        On September 23, 2013, Argentina's federal income tax statute was amended to include a 10% income tax withholding on dividend distributions by Argentine corporations. On September 26, 2014, the Chilean government enacted a tax reform package. The Chilean reform progressively increases the Corporation's cash taxes from 2014 to 2017 and also impacts the Corporation's non-cash deferred tax liability. In addition to the rate changes, the Corporation is evaluating the impact of the Chilean tax reform package on its taxes.

        Brazil is in the process of reviewing the royalty rates for mining companies. Finalization of the royalty rates is subject to change during the review and approval process and therefore the final rates are not determinable at this time. The magnitude of change in royalty rates may affect net earnings and cash flows from the Corporation's operations in Brazil.

        In Mexico, a tax reform bill was enacted on December 26, 2013 with respect to the reform of the Mining and Fiscal Coordination Laws. The proposals submitted through this bill include a 7.5% compensation payment on earnings before depreciation, interest and taxes generated by mining companies with producing mines. In addition, the bill includes a new royalty of 0.5% on all sales of ore. These amounts are deductible for income tax purposes which would bring the effective rate of the taxes to approximately 5.8%. The Corporation estimates this to be approximately 3.8% on an NSR basis. The bill also doubles the payment of duties by hectare by differentiating nonproductive mining concessions. The magnitude of new royalty rates may affect net earnings and cash flows from the Corporation's operations in Mexico.

        On November 12, 2013, the Québec government introduced amendments to Québec's Mining Tax Act under Quebec Bill 55. The Bill introduced a new method for computing mining tax, amongst other changes. The new regime was originally scheduled to come into effect in January 1, 2014; however, subsequent to the 2014 Québec general election, the new government re-introduced the Bill in the Québec National Assembly and it became law on December 5, 2014, and the changes were made retroactive to the beginning of 2014. Although the new changes are not expected to have a material impact on the mining taxes over the life of the Canadian Malartic Mine, there is no assurance that this will be the case.

        The Corporation continues to monitor developments and policies in all its jurisdictions and the impact thereof to its operations; however they cannot be accurately predicted and could have an adverse effect on the Corporation's operations or profitability.

Any changes or increases in the Corporation's production costs may impact its profitability and could materially affect our results of operations, cash flows and financial position.

        Changes in the Corporation's production costs could have a major impact on its profitability. Its main production expenses are personnel and contractor costs, materials and energy. Changes in costs of the Corporation's mining and processing operations could occur as a result of unforeseen events, including international and local economic and political events, a change in commodity prices, increased costs (including oil, steel and diesel) and scarcity of labour, and could result in changes in profitability or Mineral Reserve estimates. Many of these factors may be beyond the Corporation's control.

        The Corporation relies on third party suppliers for a number of raw input materials. Any material increase in the cost of raw materials, or the inability by the Corporation to source third party suppliers for the supply of its raw materials, could have a material adverse effect on the Corporation's results of operations or financial condition.

        The Corporation prepares estimates of future cash costs and capital costs for its operations and projects. There is no assurance that actual costs will not exceed such estimates. Exceeding cost estimates could have an adverse impact on the Corporation's future results of operations or financial condition.

Title, mineral rights or surface rights to our properties could be challenged, and, if successful, such challenges could have a material adverse effect on our production, results of operations, cash flows and financial position.

        The acquisition and maintenance of title to mineral properties is a very detailed and time-consuming process. Title to, and the area of, mineral concessions may be disputed. Title insurance is generally not available for mineral properties and our ability to ensure that we have obtained secure mine tenure may be severely constrained. There is no guarantee that title to any of our properties will not be challenged or impaired. Third parties may have valid claims underlying portions of the Corporation's interests, including prior unregistered liens, agreements, royalty transfers or claims, including native land claims, other encumbrances and title may be affected by, among other things, undetected defects. If these challenges are successful, this could have an adverse effect on the development of our properties as well as our results of operations, cash flows and financial position. In addition, the Corporation may be unable to operate its properties as permitted or to enforce its rights with respect to its properties.

Our mining concession may be terminated in certain circumstances.

        The Corporation's mining concessions may be terminated in certain circumstances. Under the laws of the jurisdictions where the Corporation's operations, development projects and prospects are located, Mineral Resources belong to the state and governmental concessions are required to explore for, and exploit, Mineral Reserves. The Corporation holds mining, exploration and other related concessions in each of the jurisdictions where it is operating and where it is carrying on development projects and prospects. The concessions held by the Corporation in respect of its operations, development projects and prospects may be terminated under certain circumstances, including where minimum production levels are not achieved by the Corporation (or a corresponding penalty is not paid), if certain fees are not paid or if environmental and safety standards are not met. Termination of any one or more of the Corporation's mining, exploration or other concessions could have a material adverse effect on the Corporation's financial condition or results of operations.

We may be unable to compete successfully with other mining companies.

        The mining industry is intensely competitive in all of its phases and the Corporation competes with many companies possessing greater financial and technical resources than itself. Competition in the precious metals mining industry is primarily for: mineral rich properties that can be developed and produced economically; the technical expertise to find, develop, and operate such properties; the labour to operate the properties; and the capital for the purpose of funding such properties. Many competitors not only explore for and mine precious metals, but conduct refining and marketing operations on a global basis. Such competition may result in the Corporation being unable to acquire desired properties, to recruit or retain qualified employees or to acquire the capital necessary to fund its operations and develop its properties. Existing or future competition in the mining industry could materially adversely affect the Corporation's prospects for mineral exploration and success in the future.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or refinance our debt obligations (if necessary) depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control, including the market prices of gold, silver and copper. We may be unable to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations.

        In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which in the future may not be guarantors of our indebtedness. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of our indebtedness, our subsidiaries do not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness.

        Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing our Notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

        Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations.

Additional capital may not be available when needed or on favorable terms.

        The exploration and development of the Corporation's properties, including continuing exploration and development projects, and the construction or expansion of mining facilities and commencement or expansion of mining operations, may require substantial additional financing. Failure to obtain sufficient financing will result in a delay or indefinite postponement of exploration, development or production on any or all of the Corporation's properties or even a loss of a property interest. Additional financing may not be available when needed or if available, the terms of such financing might not be favorable to the Corporation and might involve substantial dilution to existing shareholders. Failure to raise capital when needed could have a material adverse effect on the Corporation's business, financial condition and results of operations.

Currency fluctuations may adversely affect the Corporation's capital costs and operational costs.

        Currency fluctuations may affect the Corporation's capital costs and the costs that the Corporation incurs at its operations. Gold is sold throughout the world based principally on a U.S. dollar price, but a portion of the Corporation's operating and capital expenses are incurred in Brazilian reals, Argentine pesos, Chilean pesos, Mexican pesos, Canadian dollars and, to a lesser extent, the Euro. The appreciation of foreign currencies, particularly the Brazilian real and the Chilean peso, against the United States dollar would increase the costs of gold production at such mining operations, which could materially and adversely affect the Corporation's earnings and financial condition. The Corporation has hedged only a portion of its Brazilian real risks and Mexican pesos risks, and none of the other currencies in which it functions, and is therefore exposed to currency fluctuation risks.

        Additionally, the assets acquired in the Osisko Acquisition are primarily located in Canada and the costs associated with such assets are primarily denominated in Canadian dollars. However, revenue generated from the sale of gold and silver from such assets is in U.S. dollars and some of the costs associated with such assets are denominated in currencies other than the Canadian dollar. Any appreciation of the Canadian dollar vis-á-vis these currencies could have a material adverse effect on the Corporation's business, financial condition and results of operations.

Differences between management's assumptions and market conditions could have a material effect in the future on the Corporation's financial position and results of operation.

        Mineral interests are the most significant assets of the Corporation and represent capitalized expenditures related to the development and construction of mining properties and related property, plant and equipment and the value assigned to exploration potential on acquisition. The costs associated with mining properties are separately allocated to exploration potential, Mineral Reserves and Mineral Resources and include acquired interests in production, development and exploration-stage properties representing the fair value at the time they were acquired. The values of such mineral properties are primarily driven by the nature and amount of material interests believed to be contained or potentially contained in properties to which they relate.

        The Corporation reviews and evaluates its mining interests and any associated or allocated goodwill for impairment at least annually or when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the recoverable value of the asset is less than the carrying amount of the asset. An impairment loss is measured and recorded to the net recoverable value of the asset. The recoverable value of the asset is the higher of: (i) value in use (being the net present value of total expected future cash flows); and (ii) fair value less costs to sell.

        The Corporation assesses at the end of each reporting period whether there is any indication that an impairment loss recognized in prior periods for an asset other than goodwill may no longer exist or may have decreased. If any such indication exists, the Corporation estimates the recoverable amount and considers the reversal of the impairment loss recognized in prior periods for all assets other than goodwill. An impairment loss recognized for goodwill is not reversed in a subsequent period.

        Fair value is the value obtained from an active market or binding sale agreement. Where neither exists, fair value is based on the best information available to reflect the amount the Corporation could receive for the asset in an arm's length transaction. This is often estimated using discounted cash flow techniques. For value in use, recent cost levels are considered, together with expected changes in costs that are compatible with the current condition of the business and which meet the requirements of International Accounting Standards 36 in a discounted cash flow model. Where a recoverable amount is assessed using discounted cash flow techniques, the resulting estimates are based on detailed mine and/or production plans. Assumptions underlying fair value estimates are subject to significant risks and uncertainties. Where third-party pricing services are used, the valuation techniques and assumptions used by the pricing services are reviewed by the Corporation to ensure compliance with the accounting policies and internal control over financial reporting of the Corporation. Future cash flows are estimated based on expected future production, commodity prices, operating costs and capital costs. There are numerous uncertainties inherent in estimating Mineral Reserves and Mineral Resources. Differences between management's assumptions and market conditions could have a material effect in the future on the Corporation's financial position and results of operation.

        The assumptions used in the valuation of work-in process inventories by the Corporation include estimates of metal contained in the ore stacked on leach pads, assumptions of the amount of metal stacked that is expected to be recovered from the leach pads, estimates of metal contained in ore stock piles, assumptions of the amount of metal that will be crushed for concentrate, estimates of metal-in-circuit, estimated costs of completion to final product to be incurred and an assumption of the gold, silver and copper price expected to be realized when the gold, silver and copper is recovered. If these estimates or assumptions prove to be inaccurate, the Corporation could be required to write-down the recorded value of its work-in-process inventories to net realizable value, which would reduce the Corporation's earnings and working capital. Net realizable value is determined as the difference between costs to complete production into a saleable form and the estimated future precious metal prices based on prevailing and long-term metal prices. When the circumstances that previously caused inventories to be written down below cost no longer exist or when there is clear evidence of an increase in net realizable value because of changed economic circumstances, the amount of write-down is reversed up to the lower of the new net realizable value or the original cost.

We may be subject to litigation that could have an adverse effect on our business.

        All industries, including the mining industry, are subject to legal claims, with and without merit. The Corporation is currently involved in litigation and may become involved in legal disputes in the future. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding may have a material adverse effect on the Corporation's financial position or results of operations.

        In 2004, a former director of Northern Orion (now named 0805346 B.C. Ltd.) commenced proceedings in Argentina against Northern Orion claiming damages in the amount of US$177.0 million for alleged breaches of agreements entered into with the plaintiff. The plaintiff alleged that the agreements entitled him to a pre-emptive right to participate in acquisitions by Northern Orion in Argentina and claimed damages in connection with the acquisition by Northern Orion of its 12.5% equity interest in the Alumbrera Mine. On August 22, 2008, the National Commercial Court No. 13 of the City of Buenos Aires issued a first-instance judgment rejecting the claim. The plaintiff appealed this judgment to the National Commercial Appeals Court. On May 22, 2013, the appellate court overturned the first-instance decision. The appellate court determined that the plaintiff was entitled to make 50% of Northern Orion's investment in the Alumbrera acquisition, although weighted the chance of the plaintiff's 50% participation at 15%. The matter was remanded to the first-instance court to determine the value. On June 12, 2013, Northern Orion filed an extraordinary recourse with the appellate court in order to bring the matter before the Supreme Court of Argentina to consider whether the appellate court's decision was arbitrary. The extraordinary recourse was denied by the appellate court and Northern Orion was notified of this decision on December 20, 2013. Based on this decision, 0805346 B.C. Ltd. filed an appeal directly with the Supreme Court on February 3, 2014. On October 28, 2014, the Supreme Court denied 0805346 B.C. Ltd.'s motion for leave to appeal and accordingly the determination of the National Commercial Appeals Court regarding the plaintiff's entitlement to damages stands, and the court appointed valuator subsequently delivered an assessment order of the value of lost opportunity to the plaintiff at US$244 million. 0805346 B.C. Ltd. is seeking an annulment of this assessment order through the judicial process in Argentina and will vigorously defend its position in this case. On January 15, 2015 the Argentine courts granted 0805346 B.C. Ltd. an order which suspends all effects, including enforcement, of the award rendered by the valuator until the application by 0805346 B.C. Ltd. to annul the valuation is considered by the courts, which is expected to occur by the end of February 2015. If successful, the previous assessment will be annulled and a new court appointed valuator will be assigned to determine the assessment. There can be no assurance that 0805346 B.C. Ltd. will be successful in its annulment request. In the event the annulment is denied, the valuator's award stands and our results of operations and the financial condition of the Corporation could be adversely affected.

        In December 2012, the Corporation received assessments from the Brazilian federal tax authorities disallowing certain deductions relating to debentures for the years 2007 to 2010. The Corporation believes that these debentures were issued on commercial terms permitted under applicable laws and is challenging these assessments. As such, the Corporation does not believe it is probable that any amounts will be paid with respect to these assessments with the Brazilian authorities and the amount and timing of any assessments cannot be reasonably estimated.

There is a risk that the Corporation's financial instruments value will deviate from expected returns.

        Investment risk is the risk that a financial instrument's value will deviate from the expected returns as a result of changes in market conditions, whether those changes are caused by factors specific to the individual investment or factors affecting all investments traded in the market. Although the factors that affect investment risk are outside the Corporation's control, the Corporation mitigates investment risk by limiting its investment exposure in terms of total funds to be invested and by being selective of high quality investments.

        Available for sale financial assets are reviewed quarterly for possible significant or prolonged decline in fair value requiring impairment and more frequently when economic or market concerns warrant such evaluation. The review includes an analysis of the fact and circumstances of the financial assets, the market price of actively traded securities, as well as the severity of loss, the financial position and near-term prospects of the investment, credit risk of the counterparties, the length of time the fair value has been below costs, both positive and negative evidence that the carrying amount is recoverable within a reasonable period of time, management's intent and ability to hold the financial assets for a period of time sufficient to allow for any anticipated recovery of fair value and management's market view and outlook. When a decline in the fair value of an available-for-sale investment has been recognized in Other Comprehensive Income ("OCI") and there is objective evidence that the asset is impaired after management's review, any cumulative losses that had been recognized in OCI are reclassified to net income in that period as an impairment loss. The reclassification is calculated as the difference between the acquisition cost and current fair value, less any impairment loss on that financial asset previously recognized, if applicable. Impairment losses recognized in net income for an investment are subject to reversal, except for an equity instrument classified as available-for-sale.

The Corporation may use certain derivative products, which could have an adverse effect on our results of operations, cash flows and financial position.

        From time to time, the Corporation may use certain derivative products as hedging instruments and to manage the risks associated with changes in gold prices, silver prices, copper prices, interest rates, foreign currency exchange rates and energy prices. The use of derivative instruments involves certain inherent risks including, among other things: (i) credit risk — the risk of default on amounts owing to the Corporation by the counterparties with which the Corporation has entered into transactions; (ii) market liquidity risk — the risk that the Corporation has entered into a derivative position that cannot be closed out quickly, by either liquidating such derivative instrument or by establishing an offsetting position; and (iii) unrealized mark-to-market risk — the risk that, in respect of certain derivative products, an adverse change in market prices for commodities, currencies or interest rates will result in the Corporation incurring an unrealized mark-to-market loss in respect of such derivative products.

We may be unsuccessful in integrating businesses and assets we acquire in the future.

        From time to time, the Corporation examines opportunities to acquire additional mining assets and businesses. Any acquisition that the Corporation may choose to complete may be of a significant size, may change the scale of the Corporation's business and operations, and may expose the Corporation to new geographic, political, operating, financial and geological risks. The Corporation's success in its acquisition activities depends on its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of the Corporation. Any acquisitions would be accompanied by risks. For example, there may be a significant change in commodity prices after the Corporation has committed to complete the transaction and established the purchase price or exchange ratio; a material ore body may prove to be below expectations; the Corporation may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt the Corporation's ongoing business and its relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant. In the event that the Corporation chooses to raise debt capital to finance any such acquisition, the Corporation's leverage will be increased. If the Corporation chooses to use equity as consideration for such acquisition, existing shareholders may experience dilution. Alternatively, the Corporation may choose to finance any such acquisition with its existing resources. There can be no assurance that the Corporation would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

We may fail to realize the anticipated benefits of the Osisko Acquisition.

        We completed the Osisko Acquisition to gain exposure to a high quality gold asset, to diversify our operations, to strengthen our position as a gold producer and to create the opportunity to realize certain other benefits. Achieving the anticipated benefits of the Osisko Acquisition depends on a number of factors, some of which will not be in our control. In addition, there may be risks associated with Osisko that we are not aware of and have no control over that could adversely affect our investment in Osisko. We may fail to realize any of the anticipated benefits of the Osisko Acquisition.

        In connection with the Osisko Acquisition, there may be liabilities that we failed to discover or were unable to quantify in our due diligence (which we conducted prior to the execution of the arrangement agreement with Agnico Eagle Mines Limited ("Agnico Eagle") and Osisko on April 16, 2014). The representations, warranties and indemnities contained in the arrangement agreement did not survive closing of the Osisko Acquisition.

We will be subject to a variety of risks associated with our partnership with Agnico Eagle, which could result in a material adverse effect on our future growth, results of operations, cash flows and financial position.

        We have formed a 50/50 partnership with Agnico Eagle in connection with the Osisko Acquisition (the "Partnership"). There are a variety of general risks associated with this Partnership, particularly because we are not the sole operator. These risks include, but are not limited to:

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  disagreement with the partner about how to develop, operate or finance a project;

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  that the partner may at any time have economic or business interests or goals that are, or become, inconsistent with our business interests or goals;

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  that the partner may not comply with the Partnership agreement;

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  the possibility that the partner might become bankrupt;

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  that the partner may be in a position to take action contrary to our instructions, requests, policies, objectives or interests;

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  possible litigation with the partner about Partnership matters; and

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  the possibility that we may not be able to sell our interest in the Partnership if we desire to exit the Partnership.

        These risks could result in legal liability or affect our ability to develop or operate the Partnership project, either of which could have a material adverse effect on our future growth, results of operations, cash flows and financial position.

There could be amendments to exploration and mining laws and regulations that adversely impact the Corporation.

        The mineral exploration activities of the Corporation are subject to various laws governing prospecting, development, production, taxes, labour standards and occupational health, mine safety, toxic substances and other matters. Mining and exploration activities are also subject to various laws and regulations relating to the protection of the environment. Although the Corporation believes that its exploration activities are currently carried out in accordance with all applicable rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner that could limit or curtail production or development of the Corporation's properties. Amendments to current laws and regulations governing the operations and activities of the Corporation or more stringent implementation thereof could have a material adverse effect on the Corporation's business, financial condition and results of operations.

Our failure to maintain positive community relations could have an adverse effect on our business.

        Our relationships with the communities in which we operate and other stakeholders are critical to ensure the future success of our existing operations and the construction and development of our projects. There is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by such activities. Publicity adverse to us, our operations or extractive industries generally, could have an adverse effect on us and may impact relationships with the communities in which we operate and other stakeholders. While we are committed to operating in a socially responsible manner, there can be no assurance that our efforts, in this respect will mitigate this potential risk.

        The Canadian Malartic Mine, the principal asset we jointly acquired in the Osisko Acquisition, is located adjacent to the community of Malartic. Commercial open-pit production of the deposit requires not only the collaboration and support of the town council and residents of Malartic, but also the relocation of a portion of Highway 117, for which permits have not yet been obtained. There is no guarantee that we will continue to be able to maintain our relationships with these communities during commercial production of the deposit.

        Our other projects, including exploration projects, may also be impacted by relations with various community stakeholders, and our ability to develop related mining assets may still be affected by unforeseen outcomes from such community relations.

Our operations would be adversely affected if we fail to maintain satisfactory labour relations.

        Production at our mining operations is dependent upon the efforts of the Corporation's employees and the Corporation's operations would be adversely affected if we fail to maintain satisfactory labour relations. In addition, relations between the Corporation and its employees may be affected by changes in the scheme of labour relations that may be introduced by the relevant governmental authorities in whose jurisdictions the Corporation carries on business. Changes in such legislation or in the relationship between the Corporation and its employees may have a material adverse effect on the Corporation's business, results of operations and financial condition.

Limitations on the transfer of cash or other assets between parent and foreign subsidiaries could adversely impact our valuation and stock price.

        The Corporation is a holding company that conducts operations through foreign subsidiaries and substantially all of its assets are held in such entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and such entities, or among such entities, could restrict the Corporation's ability to fund its operations efficiently. Any such limitations, or the perception that such limitations may exist now or in the future, could have an adverse impact on the Corporation's valuation and stock price.

We rely on our local counsel and advisors in foreign jurisdictions.

        The Corporation holds mining and exploration properties in Brazil, Argentina, Chile and Mexico, in addition to Canada. The legal and regulatory requirements in these countries with respect to conducting mineral exploration and mining activities, banking system and controls, as well as local business culture and practices are different from those in Canada and the United States. The officers and directors of the Corporation must rely, to a great extent, on the Corporation's local legal counsel and local consultants retained by the Corporation in order to keep abreast of material legal, regulatory and governmental developments as they pertain to and affect the Corporation's business operations, and to assist the Corporation with its governmental relations. The Corporation must rely, to some extent, on those members of management and the Corporation's board of directors who have previous experience working and conducting business in these countries in order to enhance its understanding of and appreciation for the local business culture and practices. The Corporation also relies on the advice of local experts and professionals in connection with current and new regulations that develop in respect of banking, financing, labour, litigation and tax matters in these countries. Any developments or changes in such legal, regulatory or governmental requirements or in local business practices are beyond the control of the Corporation. The impact of any such changes may adversely affect the business of the Corporation.

External factors could adversely impact the market price of our Common Shares.

        Our Common Shares are listed on the TSX and the NYSE. The price of the Common Shares is likely to be significantly affected by short-term changes in gold prices or in the Corporation's financial condition or results of operations as reflected in its quarterly earnings reports. Other factors unrelated to the Corporation's performance that may have an effect on the price of the Common Shares include the following: the extent of analytical coverage available to investors concerning the Corporation's business may be limited if investment banks with research capabilities do not continue to follow the Corporation's securities; the lessening in trading volume and general market interest in the Corporation's securities may affect an investor's ability to trade significant numbers of Common Shares; and the size of the Corporation's public float may limit the ability of some institutions to invest in the Corporation's securities.

        As a result of any of these factors, the market price of the Common Shares at any given point in time may not accurately reflect the Corporation's long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Corporation may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Our credit ratings may change, adversely affecting our cost of capital.

        There can be no assurance that the credit ratings and outlook assigned to our debt securities or to Yamana will remain in effect for any given period of time or that any such rating or outlook will not be revised downward or withdrawn entirely by a rating agency. Real or anticipated changes in credit ratings and outlook assigned to our debt securities will generally affect the market price of our debt securities. In addition, real or anticipated changes in our credit ratings may also affect the cost at which we can access the capital markets. If such ratings decline and our cost of accessing capital markets increases, we may not be able to fund proposed capital expenditures and other operations in the future.

The declaration of future dividends is at the discretion of the Corporation's board taking into account various factors.

        The Corporation has a dividend policy providing for a dividend yield that is consistent with the yield of comparable companies' dividend rates and such policy is reviewed on a periodic basis and assessed in relation to the growth of the operating cash flows of the Corporation. In 2013, the Corporation paid quarterly dividends of $0.065 per Common Share. On February 18, 2014, the Corporation's board of directors amended the dividend policy to set the quarterly dividend to $0.0375 per Common Share, which it paid for the first three quarters of 2014. In October 2014, the Corporation's board of directors amended the Corporation's dividend policy to set the quarterly dividends paid per Common Share at $0.015 commencing in the fourth quarter of 2014.

        Payment of any future dividends will be at the discretion of the Corporation's board of directors after taking into account many factors, including the Corporation's operating results, financial condition, comparability of the dividend yield to peer gold companies and current and anticipated cash needs. There can be no assurance that dividends will continue to be paid in the future or on the same terms as are currently paid by the Corporation.

An increase in the number of the Corporation's Common Shares in the market could have a depressive effect on the price of such shares and the issuance of additional treasury shares will dilute existing shareholders.

        During the life of the Corporation's options and other rights granted or assumed by the Corporation, the holders are given an opportunity to profit from a rise in the market price of the Common Shares with a resulting dilution in the interest of the other shareholders. The Corporation's ability to obtain additional financing during the period such rights that are outstanding may be adversely affected and the existence of the rights may have an adverse effect on the price of the Common Shares. The holders of options and other rights of the Corporation may exercise such securities at a time when the Corporation would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

        The increase in the number of Common Shares in the market and the possibility of sales of such shares may have a depressive effect on the price of the Common Shares. In addition, as a result of the issuance of additional Common Shares, the voting power of the Corporation's existing shareholders will be diluted.

Shareholder sales of large numbers of Common Shares could adversely impact the Corporation.

        Sales of a large number of Common Shares in the public markets, or the potential for such sales, could decrease the trading price of the Common Shares and could impair the Corporation's ability to raise capital through future sales of Common Shares. Substantially all of the Common Shares not held by affiliates of the Corporation can be resold without material restriction either in the United States, Canada or both.

We depend on key management personnel and may not be able to attract and retain qualified personnel in the future.

        The Corporation is dependent upon a number of key management personnel. The loss of the services of one or more of such key management personnel could have a material adverse effect on the Corporation. The Corporation's ability to manage its operating, development, exploration and financing activities will depend in large part on the efforts of these individuals. The Corporation faces intense competition for qualified personnel, and there can be no assurance that the Corporation will be able to attract and retain such personnel. The loss of the services of one or more key employees or the failure to and attract and retain new personnel could have a material adverse effect on the Corporation's ability to manage and expand the Corporation's business. The Corporation has entered into employment agreements with certain of its key executives.

Our directors and officers may have interests that conflict with our interests.

        Certain of the directors and officers of the Corporation also serve as directors and/or officers of other companies involved in natural resource exploration and development and, consequently, there exists the possibility for such directors and officers to be in a position of conflict. There can be no assurance that any decision made by any of such directors and officers involving the Corporation will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Corporation and its shareholders. In the event that our directors and officers are subject to conflicts of interest, there may be a material adverse effect on our business.

We may fail to maintain the effectiveness of internal control over financial reporting.

        Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Corporation in reports filed with securities regulatory agencies is recorded, processed, summarized and reported on a timely basis and is accumulated and communicated to the Corporation's management, as appropriate, to allow timely decisions regarding required decisions. The Corporation has invested resources to document and analyze its system of disclosure controls and its internal control over financial reporting. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. Our failure to satisfy the requirements of applicable Canadian securities laws on an ongoing, timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of the Common Shares. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

        Any of these factors could have a material adverse effect on our results of operations, cash flows and financial position.

It may be difficult to enforce legal rights against foreign subsidiaries, directors and management.

        The Corporation has material subsidiaries organized under the laws of Brazil, Argentina, Chile and Mexico and certain of the Corporation's directors, management and personnel are located in foreign jurisdictions. Given that the majority of the Corporation's material assets and certain of its directors, management and personnel are located outside of Canada, investors may have difficulty in effecting service of process within Canada and collecting from or enforcing against the Corporation, or its directors and officers, any judgments issued by the Canadian courts or Canadian securities regulatory authorities and predicated on the civil liability provisions of Canadian securities legislation or other laws of Canada. Similarly, in the event a dispute arises in connection with the Corporation's foreign operations, the Corporation may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada.

We may be vulnerable to failures of information systems or information security threats

        We have entered into agreements with third parties for hardware, software, telecommunications and other information technology ("IT") services in connection with our operations. Our operations depend, in part, on how well we and our suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, hacking, computer viruses, vandalism and theft. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations.

        Although to date we have not experienced any material losses relating to cyber attacks or other information security breaches, there can be no assurance that we will not incur such losses in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

THE PLAN

        The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan which is filed under Yamana's profile on SEDAR and is also filed as an exhibit to the registration statement of which this prospectus forms a part. The 93,774,384 Common Shares offered by this prospectus, if, as and when distributed, will be distributed pursuant to the Plan, which is dated as of February 17, 2015. Capitalized terms used in this summary and not defined elsewhere shall have the meaning attributed to them in the Plan.

Purpose of the Plan

        The Plan permits holders of the Common Shares to automatically reinvest all or any portion of the cash dividends paid on their Common Shares in additional Common Shares. Common Shares distributed under the Plan will, at the option of the Corporation, be acquired by the Agent appointed to administer the Plan from the treasury of the Corporation or in the open market on a Listed Market, or a combination of both and, in each case, in the manner specified in the Plan.

Notice to Non-registered Beneficial Shareholders

        Non-registered beneficial shareholders of the Corporation's Common Shares (i.e. shareholders who hold their Common Shares through a Nominee (defined below)) should consult with that Nominee to determine the procedures for participation in the Plan. The administrative practices of such Nominees may vary and accordingly the various dates by which actions must be taken and documentary requirements set out in the Plan may not be the same as those required by the Nominee. There may be a fee charged by some Nominees to non-registered beneficial shareholders in respect of matters related to the Plan, which will not be covered by the Corporation or the Agent. Where a beneficial owner of Common Shares wishes to enrol in the Plan through a CDS (as defined below) participant in respect of Common Shares registered through CDS, appropriate instructions must be received by CDS from the CDS participant not later than such deadline as may be established by CDS from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that dividend record date relates. Instructions received by CDS after their internal deadline will not take effect until the next following Dividend Payment Date. CDS participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS must arrange for CDS to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each Dividend Payment Date.

        Plan participants that are non-registered shareholders may voluntarily terminate their participation in the Plan as of a particular record date for a Dividend Payment Date by notifying their Nominee sufficiently in advance of that record date. Plan participants should contact their Nominee for appropriate procedures. Beginning on the first Dividend Payment Date after such termination is effective, dividends to such non-registered shareholders will be made in cash. Any expenses associated with the preparation and delivery of a termination notice will be for the account of the Plan participant exercising its right to terminate participation in the Plan.

        With respect to Plan participants that are non-registered shareholders, Common Shares purchased under the Plan from treasury or the open market will be credited by the Agent to CDS and CDS shall in turn, on a pro rata basis based on such Plan participants' respective entitlement to the dividends used to purchase Common Shares under the Plan, credit such Common Shares to the account of the applicable Nominee through whom such Plan participants hold Common Shares.

        The crediting of fractional Common Shares in favour of non-registered shareholders who participate in the Plan through a Nominee will depend on the policies of that Nominee. A Plan participant that is a non-registered shareholder will receive, from his, her or its Nominee for tax reporting purposes, confirmations of the number of Common Shares issued to such Plan participant under the Plan in accordance with the Nominee's usual practice.

Participation in the Plan

Eligibility

        All registered and beneficial owners of Common Shares who are resident in Canada or the United States are eligible to participate in the Plan. The Common Shares are registered under the Securities Act and are offered for sale in both Canada and the United States. Shareholders that are resident in jurisdictions other than Canada or the United States can also participate in the Plan, subject to any restrictions of laws in such shareholder's jurisdiction of residence. Cash dividends to be reinvested for shareholders resident outside of Canada will be reduced by the amount of any applicable Canadian withholding taxes, as determined by the Corporation in its sole discretion.

Enrollment — Registered Shareholders

        Registered shareholders (other than Clearing and Depository Services, Inc. ("CDS") or The Depository Trust Company ("DTC")) may enroll all or any portion of their Common Shares in Plan by completing a duly completed and executed enrollment form in the form provided by the Corporation and the Agent for this purpose (the "Enrollment Form"), and sending it to the Agent at the address noted on the Enrollment Form. Enrollment Forms may be obtained from the Agent at any time by following the instructions on the Corporation's website at www.yamana.com.

        A duly and properly completed Enrollment Form must be received by the Agent not less than five (5) business days before the record date applicable to on any date fixed by the board of directors of the Corporation upon which a dividend is paid by the Corporation (such date, the "Dividend Payment Date"). If the Enrollment Form is received by the Agent from a registered shareholder after that time, the Enrollment Form will not take effect on such Dividend Payment Date and will only take effect on the next occurring Dividend Payment Date. Instructions from CDS must be received by the Agent in accordance with the customary practices of CDS and as agreed by the Agent and the Corporation.

Enrollment — Beneficial Owners of Common Shares

        CDS or any other Nominee (as defined below) will provide separate instructions to the Agent regarding the extent of its participation in the Plan on behalf of beneficial owners of Common Shares. DTC has indicated that effective March 31, 2014, it will no longer be participating in dividend reinvestment plans for Canadian issuers. As a result, DTC participants will be required to withdraw their securities from DTC and deposit them with CDS or have them registered in customer name in order to participate in the Plan. A CDS participant must, on behalf of the non-registered beneficial shareholder, advise CDS of such shareholder's participation in the Plan by no later than a record date for a particular Dividend Payment Date. CDS will, in turn, notify the Agent no later than 2:00 p.m. (Toronto time) on the business day immediately following the record date of such shareholder's participation in the Plan.

        Beneficial owners of Common Shares registered in the name of an intermediary such as a financial institution, broker, or other nominee who holds Common Shares on behalf of a beneficial owner of Common Shares and who supports dividend reinvestment plans for Canadian issuers, including CDS (a "Nominee"), may not directly enroll in the Plan in respect of those Common Shares, but must instead either (i) transfer the Common Shares into their own name and then enroll such Common Shares in the Plan directly as a registered shareholder, or (ii) make appropriate arrangements with the Nominee who holds their Common Shares to enroll in the Plan on their behalf.

        Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS participant in respect of Common Shares registered through CDS, appropriate instructions must be received by CDS from the CDS participant not later than such deadline as may be established by CDS from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that dividend record date relates.

        Instructions received by CDS after their internal deadline will not take effect until the next following Dividend Payment Date. CDS participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS must arrange for CDS to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each Dividend Payment Date.

        Beneficial owners of Common Shares should contact the Nominee who holds their Common Shares to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the Nominee may impose or be subject to.

        In its Enrollment Form or instructions from CDS, as applicable, participants will direct (or be deemed to direct, as applicable) the Corporation to credit the Agent with all cash dividends payable in respect of Common Shares registered in the name of the participant that are enrolled in the Plan or held under the Plan for its account and will direct (or be deemed to direct, as applicable) the Agent to reinvest such cash dividends (less any applicable withholding taxes) on such Common Shares registered in such participant's name or for such participant's account in Common Shares, in accordance with the Plan.

Continued Enrollment

        Common Shares enrolled by a participant (other than CDS) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated in accordance with the Plan. The Common Shares acquired under the Plan for the account of the participant who has enrolled all of its Common Shares in the Plan will automatically be enrolled in the Plan.

        CDS or other Nominee will provide instructions to the Agent regarding the extent of its participation in the Plan, on behalf of beneficial owners of Common Shares, in respect of every Dividend Payment Date on which cash dividends otherwise payable to CDS as shareholder of record, are to be reinvested under the Plan.

        Common Shares purchased by a participant outside of the Plan may not be automatically enrolled in the Plan. Participants are advised to contact the Agent to ensure such additional Common Shares are enrolled in the Plan.

Restrictions

        Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares that a participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. As of the date of the adoption of the Plan, the minimum holdings is one Common Share. The Corporation may also limit the maximum number of Common Shares that may be issued under the Plan. If issuing Common Shares under the Plan would result in the Corporation exceeding the limit and the Corporation determines not to issue Common Shares in respect of a particular Dividend Payment Date, participants will receive from the Agent cash dividends for the dividends that are not reinvested in Common Shares (without interest or deduction thereon, except for any applicable withholding taxes). The Corporation will be under no obligation to issue Common Shares to any participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation will be under no obligation to issue Common Shares on a pro rata basis to participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation is not required to facilitate market purchases of Common Shares for any dividends not reinvested due to a limit on the number of Common Shares issuable under the Plan.

Fees

        There is no brokerage commission payable by participants with respect to Common Share purchases under the Plan and all administrative costs of the Agent will be borne by the Corporation. A participant will be responsible for brokerage commissions and fees on a sale of Common Shares effected by the Agent. Participants who enroll through Nominee or CDS may be subject to costs and charges by the Nominee or CDS.

The Agent

Administration of the Plan

        CST Trust Company has been appointed to administer the Plan on behalf of the Corporation and the participants pursuant to the Plan and an agreement between the Corporation and the Agent. If CST Trust Company ceases to act as Agent for any reason, another successor agent will be appointed by the Corporation to act as Agent.

        All funds received by the Agent under the Plan (which consist of cash dividends received from the Corporation, less any applicable withholding taxes) will be applied to purchase Common Shares for Plan participants.

Dealing in Company Securities

        The Corporation will not exercise any direct or indirect control over the price paid for Market Purchase Shares purchased under the Plan. The Corporation will determine which Listing Market will be used by the Agent for the purposes of purchasing Market Purchase Shares. The determination of the Average Market Price of the shares in respect of a Treasury Purchase and Market Purchase (each as defined below) will be made by the Corporation pursuant to the terms of the Plan and the Corporation will advise the Agent.

Adherence to Regulation

        The Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

Resignation of Agent

        The Agent may resign as Agent under the Plan in accordance with the agreement between the Corporation and the Agent, in which case the Corporation will appoint another agent as the Agent. No resignation of the resigning Agent shall become effective until the successor Agent has executed an agreement accepting appointment as Agent.

Purchase of Common Shares under the Plan

Aggregation of Dividends

        On each Dividend Payment Date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Agent. Those cash dividends, after deduction of any applicable withholding tax, will be aggregated and automatically used by the Agent to purchase Common Shares (including fractional Common Shares, calculated to three (3) decimal places) (the "Plan Shares") by way of a Treasury Purchase or a Market Purchase as determined by the Corporation in its sole discretion, in each case in the manner specified in the Plan, on behalf of participants.

Fractional Shares

        Full reinvestment is possible under the Plan as the Agent will credit to the account of each participant, on each reinvestment made under the Plan, fractional Common Shares, calculated to three (3) decimal places, for any amount that cannot be reinvested in whole Common Shares. The rounding of any fractional interest is determined by the Agent in its sole discretion. The crediting of fractional Common Shares in favor of beneficial owners who participate in the Plan through a Nominee will depend on the policies of that Nominee.

        In certain events described in the Plan, a participant or its legal representative will be entitled to receive a cash payment of the value (less any applicable taxes) of any fractional Common Shares remaining in the participant's account. Upon such payment being sent to the participant or its legal representative, the participant's fractional Common Shares will be deemed to be cancelled.

Purchase Date

        With respect to a Market Purchase, the Agent will acquire the applicable aggregate number of Market Purchase Shares, as soon as practicable after a Dividend Payment Date and in any event within three (3) trading days after the Dividend Payment Date unless otherwise directed by the Corporation.

        With respect to a Treasury Purchase, the Agent will purchase Treasury Purchase Shares from the Corporation's treasury during the Dividend Investment Period (as defined below).

Crediting of Accounts

        On the date of each Treasury Purchase or Market Purchase, the Plan Shares acquired by the Agent on such date will be credited to the accounts of the participants (or, in the case of CDS or other Nominee, credited by the Agent to CDS or such other Nominee which will each in turn credit the accounts of the applicable participants). The number of Treasury Purchase Shares or Market Purchase Shares or combination thereof comprising the Plan Shares acquired by the Agent on each date of acquisition, credited to each participant's account on each such date, shall be the number of Common Shares, including fractions computed to three (3) decimal places, which is equal to the cash dividends (less any applicable withholding taxes) reinvested on behalf of such participant divided by the purchase price for the Common Shares.

Source of Plan Shares

        The Plan Shares acquired by the Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (a "Treasury Purchase") or be Common Shares acquired on the open market through the facilities of a Listing Market (in each instance, a "Market Purchase").

Price of Market Purchase Shares

        The Corporation does not control the price of Common Shares acquired under the Plan. The Average Market Price, in the case of a Market Purchase, will be the average price paid (excluding brokerage commissions, fees and all transaction costs) per Common Share (denominated in the currency in which the Common Shares trade on the applicable stock exchange) purchased by the Agent on behalf of participants on a Listing Market for all Common Shares purchased in respect of a Dividend Payment Date under the Plan. The determination of which Listing Market to be used for purposes of Market Acquisitions will be made by the Corporation.

Price of Treasury Purchase Shares

        The Average Market Price, in the case of a Treasury Purchase, at which the Agent will purchase new Common Shares will be the volume weighted average price of the Common Shares traded on a Listing Market on the five (5) trading days preceding the Dividend Payment Date.

Withdrawal and Disposition of Plan Shares

Withdrawal of Plan Shares

        Registered shareholder participants who require a Common Share certificate but who do not wish to terminate participation in the Plan, may obtain a certificate for any number of whole Common Shares held in their account by duly completing the withdrawal portion of the statement of account and delivering it to the Agent at least five (5) business days before a record date for a Dividend Payment Date. If notice is not received by the Agent at least five (5) business days before such record date, settlement of the registered shareholder participant's account will not commence until after the reinvestment has been completed. No certificate will be issued for a fraction of a Common Share. A certificate will generally be issued within three (3) weeks of receipt by the Agent of a participant's written request. A beneficial shareholder participant who holds Common Shares indirectly through a Nominee, should contact its Nominee where it requires a Common Share certificate.

        Plan accounts are maintained in the names in which the registered shareholder participants enrolled in the Plan. Certificates for whole Common Shares withdrawn from the Plan will be registered in exactly the same manner when issued.

        Any subsequent dividends paid in respect of the new certificated Common Shares will be subject to reinvestment under the Plan pursuant to the current election of the Participant, so long as the Participant remains the owner of such Common Shares. The Common Shares remaining in a Participant's account will continue to have cash dividends reinvested pursuant to the Plan.

Disposition of Plan Shares

        Plan Shares may not be sold, pledged, hypothecated, assigned or otherwise disposed of or transferred. Participants who wish to sell, transfer, pledge, hypothecate, assign, or otherwise dispose of all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified in the Plan prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

Plan Shares Remaining in Plan

        If a participant withdraws less than all of their Plan Shares, the participation of the participant in the Plan will continue in respect of the Common Shares remaining in the Plan.

Termination of Enrollment

        The following provisions apply in respect of registered shareholder participants. Beneficial shareholders who are participants should contact their Nominee to determine the procedures for terminating their participation.

Termination by Participant

        Participation in the Plan may be terminated by completing the termination portion of a participant's statement of account and delivering it to the Agent, signed by the registered shareholder participant, at least five (5) business days before the record date for a Dividend Payment Date. If a participant wishes to sell Common Shares enrolled in the Plan, a participant must first withdraw the Common Shares from the Plan. A participant may request the sale of all of the Common Shares held for his or her account pursuant to the Plan by providing a termination notice and request for sale and delivering it to the Agent. In this event, the Agent will sell such Common Shares through a broker-dealer designated by the Agent. The participant will be charged a commission or fees by the broker-dealer for the sale of the Common Shares, which commission or fees will be deducted from the cash proceeds of the sale to be paid to the participant. Commissions or fees charged on such sales will be charged at the customary rates charged from time to time by the broker-dealer. The proceeds of such sale, less brokerage commissions, fees, transfer taxes and withholding taxes, if any, will be paid to the terminating participant by the Agent.

        If a request for termination is received less than five (5) business days before a record date for a Dividend Payment Date, or between a record date and a Dividend Payment Date, the request will be processed within three (3) weeks after the applicable Dividend Payment Date. No terminations will be processed between a record date for a Dividend Payment Date and the completion of the period after the Dividend Payment Date in which the Agent purchases Common Shares under the Plan (the "Dividend Investment Period").

Death of a Participant

        Participation in the Plan will be terminated upon receipt by the Agent of satisfactory evidence of the death of the participant from such participant's duly appointed legal representative.

Termination by the Corporation

        The Corporation reserves the right to terminate participation in the Plan if the participant does not satisfy the minimum holding requirement set forth in the Plan.

Administration

Registration of Plan Shares and Issuance of Certificates

        Common Shares issued pursuant to the Plan will be registered in the name of the Agent or its successors as agent for the registered shareholder participants. Upon termination, a participant (or the estate of a deceased participant) will receive a certificate for the whole Common Shares held in the participant's account. The Agent does not provide cash in lieu of any whole Common Share held for participants. Requests for the issuance of a certificate to the estate of a deceased participant must be accompanied by appropriate documentation as determined by the Corporation. Participants wishing to obtain a Common Share certificate but who do not wish to terminate participation in the Plan, may obtain a certificate by duly completing the withdrawal portion of the statement of account and delivering it to the Agent in accordance with the provisions of the Plan as set forth above in "Withdrawal and Disposition of Plan Shares."

Statements of Account

        The Agent will maintain an account only for registered shareholder participants. Where a beneficial shareholder holds Common Shares indirectly through a Nominee, the Nominee will be responsible for providing a beneficial shareholder participant with confirmation of the purchase of Common Shares under the Plan.

        A statement of account will be mailed by the Agent to each registered shareholder participant after each Dividend Payment Date. The statement will set out the amount of the cash dividends paid on the registered shareholder participant's Common Shares for the relevant period, the number of new Common Shares distributed through the Plan for the period, the dates of these purchases or issuances, the applicable purchase price per Common Share and the updated total number of Common Shares being held for the registered shareholder participant. These statements are a registered shareholder participant's continuing record of the cost of purchases and should be kept for tax purposes as the registered shareholder participant is solely responsible for retaining such statements. In addition, each registered shareholder participant will receive the appropriate information annually for reporting dividends for tax purposes.

Liabilities of the Corporation and Agent

        Neither the Corporation nor the Agent shall have any duties, responsibilities or liabilities except as are expressly set forth in the Plan, including, without limitation, any claims:

  (i)
  with respect to any failure by a Nominee to enrol or not enrol in the Plan any holder of Common Shares (or, as applicable, any Common Shares held on such holder's behalf) in accordance with the holder's instructions or to not otherwise act upon a shareholder's instructions;

  (ii)
  with respect to the continued enrollment in the Plan of any holder of Common Shares (or, as applicable, any Common Shares held on such holder's behalf) until receipt of all necessary documentation as provided herein required to terminate participation in the Plan;

  (iii)
  arising out of the failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, including all necessary documentation;

  (iv)
  with respect to the prices and times at which Common Shares are purchased or sold on the open market for the account of or on behalf of a participant and with respect to the selection of the Listing Market for the purposes of such purchases or sales;

  (v)
  with respect to any decision to amend, suspend, replace or terminate the Plan in accordance with the terms hereof;

  (vi)
  with respect to any determination made by the Corporation or the Agent regarding a shareholder's eligibility to participate in the Plan or any component thereof, including the cancellation of a shareholder's participation for failure to satisfy eligibility requirements; or

  (vii)
  with respect to any taxes or other liabilities payable by a shareholder in connection with its Common Shares or its participation in the Plan.

Right to Deny Participation

        The Corporation may deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if the Corporation deems it advisable under any laws or regulations. The Corporation reserves the right to deny participation in the Plan, and to not accept an Enrollment Form from, any person or agent of such person who appears to be, or who the Corporation has reason to believe is, subject to the laws of any jurisdictions which does not permit participation in the Plan in the manner sought by or on behalf of such person. Shareholders should be aware that certain Nominees may not allow participation in the Plan and the Corporation is not responsible for monitoring or advising which Nominees allow participation.

Miscellaneous

Voting of Plan Shares

        Whole Common Shares held under the Plan by the Agent for a participant's account under the Plan are voted in the same manner as Common Shares held in certificated form. Participants will be provided with meeting materials in respect of Common Shares held for the participant's account in accordance with the requirements of securities laws applicable to the Corporation. Common Shares for which voting instructions are not received will not be voted. No voting rights will attach to any fractional Common Shares held for a participant's account under the Plan.

Common Share Dividends, Share Splits and Consolidations

        Any Common Share dividend (i.e. a dividend paid by the Corporation in the form of Common Shares) and any Common Shares resulting from a share split will be credited to the participant's account based on the whole and fractional Common Shares being held for the participant in the Plan. In the event of a consolidation of the Common Shares, the number of Common Shares credited to a registered shareholder participant's account will be adjusted to account for the effect of such consolidation on the Common Shares. Certificates for Common Shares resulting from a Common Share dividend or share split or a replacement of certificates for Common Shares as a result of a consolidation of Common Shares, on any Common Shares held in certificated form by a participant, will be delivered to the participant in the same manner as to holders of Common Shares who are not participating in the Plan.

Amendment, Suspension or Termination of the Plan

        The Corporation reserves the right to amend, suspend or terminate the Plan at any time, in its sole discretion, but such action shall have no retroactive effect that would prejudice the interests of the participants. All amendments to the Plan will be subject to the prior approval of a Listing Market. All participants will be (i) sent written notice or (ii) informed by way of news release or posting to the website of the Corporation of any such amendment, suspension or termination. In the event of a termination of the Plan by the Corporation, certificates for whole Common Shares and payments for fractional Common Shares will be made in accordance with the provisions of the Plan previously described in "Withdrawal and Disposition of Plan Shares" and "Termination of Enrollment". In the event of suspension of the Plan by the Corporation, no investment will be made by the Agent during the Dividend Investment Period immediately following the effective date of such suspension. Any dividends on the Common Shares subject to the Plan and paid after the effective date of such suspension will be remitted by the Agent to the participants (without interest or deduction thereon except applicable withholding taxes, if any).

Assignment

        A holder of Common Shares may not assign the holder's right to participate in the Plan.

Rules

        The Corporation may make rules and regulations from time to time to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable to ensure the efficient and equitable operation of the Plan.

Governing Law

        The Plan will be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

Notices and Correspondence

        All notices or other documents required to be given to participants under the Plan, including certificates for Common Shares and checks, shall be mailed to participants who are registered holders of Common Shares at their addresses as shown in the register of shareholders maintained by the registrar and transfer agent of the Corporation.

        Notices or inquiries to the Agent shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:

BY PHONE:	Toll free in North America: 1-800-387-0825 Toronto: 416-682-3860
BY FAX:	1-888-249-6189
BY EMAIL:	inquiries@canstockta.com
WEBSITE:	www.canstockta.com
BY MAIL:	CST Trust Company P.O. Box 700 Station B Montreal, Quebec H3B 3K3

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

        The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular Plan participant. It is the responsibility of Plan participants to consult their own tax advisors with respect to the tax consequences of participating in the Plan, including those tax considerations applicable in their country of residence.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary, as of date of this Registration Statement, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") and the Income Tax Regulations (the "Regulations") generally applicable to a Participant (a "Specified Participant") who acquires Common Shares pursuant to the Plan and that, at all relevant times, for purposes of the Tax Act, (i) deals at arm's length with and is not affiliated with the Corporation and (ii) holds all Common Shares, and will hold any Common Shares issued pursuant to the Plan, as capital property.

        The Common Shares will generally constitute capital property to a Specified Participant unless such Common Shares are held in the course of carrying on a business of buying and selling securities or were acquired in a transaction considered to be an adventure or concern in the nature of trade. Certain Specified Participants who are residents of Canada for purposes of the Tax Act and whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Common Shares and every "Canadian security" (as defined in the Tax Act) owned by such Specified Participant in the taxation year of the election and in all subsequent taxation years be deemed to be capital property. Such Specified Participants should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

        This summary is not applicable to a Specified Participant: (i) that is a "financial institution" for the purposes of the mark-to-market rules in the Tax Act; (ii) that is a "specified financial institution" as defined in the Tax Act; (iii) who has acquired any of his or her Common Shares upon the exercise of an employee stock option; (iv) an interest in which is a "tax shelter investment" as defined under the Tax Act, (v) that has elected to report its "Canadian tax results" in a "functional currency" other than Canadian currency, as each of those terms is defined in the Tax Act; or (vii) that has entered or will enter into a "derivative forward agreement" as defined in the Tax Act, with respect to the Common Shares,. Such Specified Participants should consult their own tax advisors.

        Additional considerations, not discussed herein, may be applicable to a Specified Participant that is a corporation resident in Canada and is, or becomes, controlled by a non-resident corporation for purposes of the "foreign affiliate dumping" rules in Section 212.3 of the Tax Act. Such Specified Participants should consult their own tax advisors.

        This summary is based upon the current provisions of the Tax Act and the Regulations, specific proposals to amend the Tax Act and the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not otherwise take into account or anticipate any changes in law or administrative practices, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurance can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

        This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations that may be applicable to Participants. Accordingly, Participants should consult their own tax advisers with respect to the tax consequences applicable to them having regard to their own particular circumstances.

Residents of Canada

        This portion of the summary is generally applicable to a Specified Participant who, at all relevant times, for purposes of the Tax Act, is resident in Canada, or is deemed to be resident in Canada (a "Canadian Participant").

Dividends

        The reinvestment of dividends under the terms of the Plan will not relieve a Canadian Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a Canadian Participant who participates in the Plan will be treated for tax purposes as having received, on each Dividend Payment Date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation. For example, in the case of a Canadian Participant who is an individual (including certain trusts), such dividends will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for "eligible dividends" properly designated as such by the Corporation. The fact that cash dividends are reinvested pursuant to the Plan will not affect the status of any dividend as an "eligible dividend" for purposes of the Act.

        In the case of a Canadian Participant that is a corporation, such dividends will be included in computing the corporation's income and generally will be deductible in computing its taxable income. A "private corporation" or a "subject corporation" (as each term is defined in the Tax Act) may be liable to pay a refundable tax of 33 1/3% under Part IV of the Tax Act on such dividends to the extent such dividends are deductible in computing the corporation's taxable income.

Dispositions of Common Shares

        A Canadian Participant who disposes of or is deemed to have disposed of Common Shares acquired pursuant to the Plan (including on the disposition of a fraction of a Common Share in consideration for cash upon termination of participation in the Plan or upon termination of the Plan) will generally realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition of such Common Shares exceed (or are exceeded by) the aggregate of the adjusted cost base of such Common Shares immediately before the disposition or deemed disposition and any reasonable expenses associated with the disposition or deemed disposition. For purposes of determining the amount of any capital gain (or loss) which may result from the disposition of such Common Shares, the adjusted cost base of Common Shares owned by a Canadian Participant will be the average cost of all Common Shares owned and acquired by the Canadian Participant, whether acquired through reinvesting dividends pursuant to the Plan or otherwise acquired outside the Plan. The cost of a Common Share credited to a Canadian Participant's account pursuant to the Plan will be equal to the Average Market Price of such Common Share, calculated in accordance with Section 8.0 of the Plan.

Capital Gains and Capital Losses

        Generally, one-half of any capital gain (a "taxable capital gain") realized by a Canadian Participant on a disposition of Common Shares acquired pursuant to the Plan in a taxation year will be included in the such Canadian Participant's income for the year and one-half of any capital loss (an "allowable capital loss") realized by a Canadian Participant on a disposition of Common Shares acquired pursuant to the Plan in a taxation year must be deducted against taxable capital gains realized in the year to the extent and in the circumstances specified in the Tax Act. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back up to three taxation years or carried forward indefinitely and deducted against net taxable capital gains in those other years, to the extent and in the circumstances specified in the Tax Act.

        If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of a Common Share may be reduced by the amount of certain dividends received or deemed to be received by the corporation on the share to the extent and under circumstances specified by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, or where a corporation, partnership or trust is a member of a partnership or a beneficiary of a trust that owns Common Shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

Additional Refundable Tax on Corporations

        A Canadian Participant that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the Tax Act) for the year, which includes net taxable capital gains.

Minimum Tax on Individuals

        Capital gains realized and dividends received or deemed to be received by individuals and certain trusts may give rise to minimum tax under the Tax Act.

Termination of Participation

        When a Canadian Participant's participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant may receive a cash payment in respect of any fractional Common Shares remaining in the Canadian Participant's account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital (within the meaning of the Tax Act) in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. Any deemed dividend would be treated in the manner described above under the heading "Certain Canadian Federal Income Tax Considerations — Residents of Canada — Dividends" and any capital gain (or capital loss) would be treated in the manner described above under the heading "Certain Canadian Federal Income Tax Considerations — Residents of Canada — Capital Gains and Capital Losses".

Non-Residents of Canada

        This portion of the summary is generally applicable to a Specified Participant who, at all relevant times, for the purposes of the Tax Act, (i) is not and is not deemed to be resident in Canada; and (ii) does not use or hold and is not deemed to use or hold Common Shares in a business carried on in Canada. Special rules, which are not discussed in this summary, may apply to a Non-Resident Participant that is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends

        The reinvestment of dividends under the terms of the Plan will not relieve a Non-Resident Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a Non-Resident Participant who participates in the Plan will be treated for tax purposes as having received, on each Dividend Payment Date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Non-Resident Participant from a taxable Canadian corporation.

        Any dividends paid or credited to the Plan Agent in respect of a Non-Resident Participant's Common Shares will be subject to a non-resident withholding tax for Canadian income tax purposes. Under the Tax Act, the rate of withholding tax on dividends is 25%. This rate may be subject to reduction under the provisions of any income tax treaty between Canada and the country in which the Non-Resident Participant is resident. For example, in the case of a beneficial owner of dividends who is a resident of the United States for purposes of the Canada-United States Tax Convention, 1980 (the "Canada-US Treaty") and who is entitled to the benefits in accordance with the provisions of the U.S. Treaty, the rate of withholding tax on dividends will generally be reduced to 15%. Dividends paid on the Common Shares to a Non-Resident Participant will be reduced by any such applicable Canadian withholding tax before reinvestment in Common Shares under the Plan.

        Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares held in their Plan account in their respective countries of residence.

Dispositions of Common Shares

        A Non-Resident Participant will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Participant on a disposition of Common Shares acquired pursuant to the Plan (including upon the disposition of a fractional Common Share), unless such Common Shares are "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Participant at the time of disposition and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty. Generally, a Common Share owned by a Non-Resident Participant will not be taxable Canadian property of the Non-Resident Participant at a particular time provided that the Common Shares are listed on a "designated stock exchange" (as defined in the Tax Act) (which currently includes the TSX and NYSE) at that time unless at any time during the 60 month period preceding such time the following two conditions have been met concurrently: (i) the Non-Resident Participant, persons with whom the Non-Resident Participant does not deal at arm's length, or the Non-Resident Participant together with all such persons, owned 25% or more of the shares of any class or series of the Corporation, and (ii) more than 50% of the fair market value of such Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, "Canadian resource properties," "timber resource properties" (each as defined in the Tax Act), or an option in respect of, or interests in, or for civil Law rights in, any such properties, whether or not such property exists. Pursuant to Proposed Amendments, the ownership test will include shares held by a partnership in which the Non-Resident Holder or any non-arm's length person holds a membership interest (either directly or indirectly through one or more partnerships). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, a Common Share could be deemed to be taxable Canadian property of the Non-Resident Participant. Non-Resident Participants who hold, or may hold, Common Shares as taxable Canadian property should consult their own tax advisors.

        Even if the Common Shares are taxable Canadian property to a Non-Resident Participant at a particular time, such Participant may be exempt from tax on any capital gain realized on the disposition of such shares by virtue of an applicable income tax treaty or convention to which Canada is a signatory. In the case of a

Non-Resident Participant that is a resident of the United States for purposes of the Canada-US Treaty and that is entitled to benefits in accordance with the provisions of the Canada-US Treaty, any gain realized by the Non-Resident Participant on a disposition of Common Shares acquired pursuant to the Plan that would otherwise be subject to tax under the Tax Act will generally be exempt pursuant to the U.S. Treaty provided that the value of such shares is not derived principally from real property situated in Canada at the time of disposition.

        In circumstances where a Common Share acquired pursuant to the Plan constitutes or is deemed to constitute taxable Canadian property of the Non-Resident Participant, any capital gain that would be realized on the disposition of such Common Share that is not exempt from tax under the Tax Act pursuant to an applicable income tax treaty generally will be subject to the same Canadian tax consequences discussed above for a Canadian-Resident Participant under the headings "Certain Canadian Federal Income Tax Considerations — Residents of Canada — Capital Gains and Capital Losses".

Termination of Participation

        When a Non-Resident Participant's participation in the Plan is terminated by the Non-Resident Participant or the Corporation or when the Plan is terminated by the Corporation, the Non-Resident Participant may receive a cash payment in respect of any fractional Common Shares remaining in the Non-Resident Participant's account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital (within the meaning of the Tax Act) in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. Any deemed dividend would be subject to Canadian withholding tax as described above under the heading "Certain Canadian Federal Income Tax Considerations — Non-Residents of Canada — Dividends" and any capital gain (or capital loss) would be treated in the manner described above under the heading "Certain Canadian Federal Income Tax Considerations — Non-Residents of Canada — Dispositions of Common Shares".

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes material U.S. federal income tax consequences which may be applicable to a U.S. Holder (as defined below) of Common Shares that participates in the Plan (as used in this section, a "U.S. Participant"). As used in this section, the term "U.S. Holder" means a beneficial owner of a Common Share that is (i) a citizen or individual resident of the United States as determined for U.S. federal income tax purposes; (ii) a corporation or other entity taxable as a corporation organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (1) the administration of which is subject to the primary supervision of a court within the United States and one (1) or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of Common Shares, the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding Common Shares is urged to consult its own tax advisor.

        This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, existing and proposed U.S. Treasury regulations, the Canada-United States Tax Convention, 1980 (the "Canada-US Treaty") and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in U.S. federal income tax consequences to a U.S. Participant that are materially different from those described below. No rulings from the U.S. Internal Revenue Service (the "IRS") have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

        This summary does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder's particular circumstances and only addresses U.S. Holders that hold Common Shares as capital assets within the meaning of Section 1221 of the Code.

Furthermore, this summary does not address the U.S. federal income tax considerations applicable to U.S. Holders subject to special rules, such as (i) certain financial institutions, real estate investment trusts, regulated investment companies or insurance companies; (ii) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (iii) traders in securities that elect to use a mark-to-market method of accounting; (iv) dealers in securities or currencies; (v) persons holding Common Shares in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction; (vi) persons that own directly, indirectly or constructively 10% or more, by voting power, of the outstanding equity interests of the Corporation; (vii) persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (viii) persons whose "functional currency" is not the U.S. dollar; (ix) persons subject to the alternative minimum tax; and (x) U.S. expatriates. In addition, this discussion does not include any description of any estate and gift tax consequences, or the tax laws of any state, local, non-U.S. or other government that may be applicable.

        The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares. Holders of Common Shares are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, the non-U.S. tax consequences and the non-tax consequences of the acquisition, ownership and disposition of Common Shares.

Acquisition of Common Shares Pursuant to the Plan

        The following discussion is subject to the rules described below under the heading "Passive Foreign Investment Company Status."

        If a U.S. Participant acquires Common Shares through a Treasury Acquisition, such U.S. Participant will be treated, for U.S. federal income tax purposes, as receiving a distribution in an amount equal to the sum of (i) the fair market value of Common Shares so acquired and (ii) the U.S. dollar amount of any Canadian taxes withheld with respect to the distribution. A U.S. Participant's tax basis for Common Shares so acquired generally will equal the fair market value of such Common Shares on the Dividend Payment Date, and such U.S. Participant's holding period for the Common Shares will begin on the day after the Dividend Payment Date.

        If a U.S. Participant acquires Common Shares through a Market Acquisition, such U.S. Participant will be treated, for U.S. federal income tax purposes, as receiving a distribution for U.S. federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by the Corporation (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions or other related charges paid by the Corporation that are allocable to the Agent's purchase of Common Shares on behalf of such U.S. Participant. The amount of such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) will be such U.S. Participant's tax basis in the Common Shares purchased. A U.S. Participant's holding period for these Common Shares will begin on the day following the date of purchase.

        A U.S. Holder that does not participate in the Plan, and that continues to receive cash dividends, will be treated as receiving a distribution equal to the sum of (i) the amount of cash received, and (ii) the U.S. dollar amount of any Canadian taxes withheld with respect to the distribution.

        The distribution received or deemed received pursuant to the Plan will be includible in income by a U.S. Participant as dividend income to the extent such distribution is paid out of the current or accumulated earnings and profits of the Corporation as determined under U.S. federal income tax principles. Dividends will not be eligible for the dividends received deduction generally allowed to a U.S. corporation on dividends received from a domestic corporation. Any portion of the distribution in excess of the Corporation's current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in its Common Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Common Shares). To the extent that such distribution exceeds the U.S. Holder's adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder's holding period in its Common Shares exceeds one (1) year as of the date of the distribution and otherwise will be short-term capital gain. The Corporation does not intend to maintain calculations of earnings and profits in a manner necessary to enable U.S. Holders to determine the extent to which a distribution would be treated as a dividend. Each U.S. Holder should therefore assume that any distribution by the Corporation with respect to the Common Shares will constitute dividend income.

        If, as expected, Common Shares are readily tradable on an established U.S. securities market within the meaning of the Code or (if Common Shares are not so tradable) if the Corporation is eligible for benefits under the Canada-US Treaty, and if certain holding period and other requirements (including a requirement that the Corporation is not a PFIC in the year of the dividend or the preceding year) are met, dividends received by non-corporate U.S. Holders will be "qualified dividend income" to such U.S. Holders. Qualified dividend income received by a non-corporate U.S. Holder (including an individual) from the Corporation will be subject to U.S. federal income tax at preferential rates (currently at a maximum rate of 20% plus an additional 3.8% tax discussed below in "Additional Tax on Passive Income").

Withdrawal, Termination and Disposition of Common Shares

        A U.S. Participant will not realize any taxable income upon withdrawal from or termination of the Plan for the whole Common Shares credited to the U.S. Participant's account. A U.S. Participant will generally recognize gain or loss upon the sale or exchange of Common Shares and upon receipt of cash payments for fractional shares credited to such U.S. Participant's account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be equal to the difference (if any) between (i) the U.S. dollar value of the amount realized for Common Shares or fraction thereof and (ii) the U.S. Participant's adjusted tax basis in the Common Shares. Subject to the PFIC rules described below in "Passive Foreign Investment Company Status," such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Participant's holding period for the Common Shares is more than one year at the time of the sale or exchange. Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Participant will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Status

        If the Corporation were to constitute a Passive Foreign Investment Company ("PFIC") for any year during a U.S. Holder's holding period, then certain adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the ownership and disposition of the Common Shares. Based on the nature of its income, assets and activities, the Corporation does not believe that it was a PFIC for the taxable year ended December 31, 2013 and does not expect that it will be a PFIC for the current taxable year. The determination of whether the Corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and will depend on the composition of the relevant corporation's income, expenses and assets from time to time and the nature of its activities. PFIC classification is factual in nature, and generally cannot be determined until the close of the taxable year in question. Consequently, there can be no assurances regarding the PFIC status of the Corporation for its current or any future taxable year. If it is determined that the Corporation was a PFIC for any taxable year during which a U.S. Participant held stock of the Corporation, the Corporation generally will be treated as a PFIC with respect to such U.S. Participant for that taxable year and all subsequent taxable years, regardless of whether the Corporation meets the income test or the asset test (each discussed below) for such years. In addition, in any year in which the Corporation is classified as a PFIC, a U.S. Participant is generally required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. U.S. Participants should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

        A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries, either (i) at least 75% of its gross income is "passive income" or (ii) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, "passive income" generally includes, among other things, interest, dividends, rents, royalties, certain gains from the sale of stock and securities and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a non-U.S. corporation's commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of a trade or business.

        If the Corporation were classified as a PFIC, for any year during which a U.S. Participant owns Common Shares (regardless of whether the Corporation continues to be a PFIC), the U.S. Participant would be subject to special adverse rules, including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends, unless the U.S. Participant makes an election to be taxed under an alternative regime. Certain elections may be available to a U.S. Holder if the Corporation were classified as a PFIC. The Corporation may or may not make available to U.S. Holders the information necessary for U.S. Holders to make such elections with respect to the Corporation.

Foreign Currency Gains

        If taxable dividends with respect to Common Shares are treated as paid in Canadian dollars, such dividends will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the dividend, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If a U.S. Holder receives Canadian dollars upon the sale, exchange or other taxable disposition of Common Shares, the amount realized by such U.S. Holder will generally be based on the U.S. dollar value of the Canadian dollars received on the settlement date of the disposition. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that will be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.

Foreign Tax Credits

        Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Holder's U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Common Shares will be foreign-source income and will be "passive category income" or "general category income" for purposes of computing the foreign tax credit allowable to a U.S. Participant, and gain recognized on the sale of Common Shares will generally be treated as U.S. source for such purposes. Because of the complexity of those limitations, each U.S. Holder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Additional Tax on Passive Income

        U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the Common Shares, subject to certain limitations and exceptions.

U.S. Information Reporting and Backup Withholding

        Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding tax on distributions paid on Common Shares or from the disposition of Common Shares. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on IRS Form W-9 or any successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28% rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder's U.S. federal income tax liability if the required information is timely furnished to the IRS.

 DESCRIPTION OF COMMON SHARES

        The Corporation is authorized to issue an unlimited number of Common Shares. As of February 13, 2015, 937,743,843 Common Shares were issued and outstanding. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Corporation's board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. There is currently no other series or class of shares outstanding which ranks senior in priority to the Common Shares. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

CONSOLIDATED CAPITALIZATION

        There have not been any material changes in the share and loan capital of the Corporation since December 31, 2014, the date of the Corporation's most recently filed financial statements, other than the issuance of 56,465,000 Common Shares upon the closing of the February Offering on February 3, 2015. In the event the aggregate 93,774,384 Common Shares are Treasury Share Purchases under the Plan, the share capital of the Corporation will increase by an equal number of Common Shares.

PLAN OF DISTRIBUTION

        This short form prospectus relates to the issuance of Common Shares, issuable from time to time, in connection with dividend reinvestments to acquire up to an aggregate of 93,774,384 Common Shares pursuant to the offering described below.

        A Plan participant may obtain additional Common Shares by automatically reinvesting all or any portion of the cash dividends paid on Common Shares held by the Plan participant without paying any brokerage commissions, administrative costs or other service charges. The Plan Shares acquired by the Agent under the Plan will, at the sole option of the Corporation, either be through a Treasury Purchase or Market Purchase through the facilities of the TSX, the NYSE, or any other Listing Market, as applicable. The purchase price of the shares under a Treasury Purchase and a Market Purchase purchased by the Agent, on behalf of Plan participants, will be the Average Market Price as set out in the Plan.

        The Common Shares to which this short form prospectus relates will be sold directly by the Corporation to the Plan Agent, other than in respect of Market Purchase Shares that will be purchased by the Agent on the open market. Accordingly, no underwriters, agents or dealers will be involved in these sales, and no underwriter, agent or dealer has been involved in the preparation of, or has performed a review of, the contents of this short form prospectus.

        Under the multijurisdictional disclosure system adopted by the United States and Canadian securities regulators, Canadian home jurisdiction requirements control the period of effectiveness of this short form prospectus and the Registration Statement, which is 25 months following effectiveness. Under United States securities laws, the Corporation is filing a Registration Statement to register the issuance of the Common Shares under the Plan in the United States so the Common Shares can be registered upon issuance until the date that is 25 months following effectiveness of the Registration Statement. This short form prospectus qualifies the distribution of the Common Shares in the Province of Ontario only, and does not qualify the distribution of the Common Shares in any other province or territory of Canada.

        The TSX has conditionally approved, and we have applied to the NYSE for the approval of, the listing of the Common Shares distributed under this prospectus and the Registration Statement, respectively, subject to the Corporation fulfilling all of the listing requirements of the TSX and the NYSE, as applicable.

 USE OF PROCEEDS

        We cannot estimate anticipated proceeds from sales of Common Shares pursuant to the Plan, which will depend upon the extent of shareholder participation in the Plan, the market price of the Common Shares as of any Dividend Payment Date, and other factors. Accordingly, we have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such shares may be sold. Any proceeds received from the sale of the Common Shares under the Plan will be principally used for general corporate purposes.

PRIOR SALES

        During the 12 month period before the date of this prospectus, the Corporation has issued Common Shares, or securities convertible into Common Shares, as follows:

Date of Issuance/Grant	Type of Security Issued/Granted(1)	Price Per Security ($)		Number of Securities Issued/Granted	Reason for Issuance
January 27, 2014	Common Shares	10.57		15,267	Restricted Share Unit vesting
February 7, 2014	Restricted Share Units	10.11		80,547	Employee compensation
February 18, 2014	Common Shares	10.26		2,083	Restricted Share Unit vesting
March 3, 2014	Common Shares	11.08		77,853	Restricted Share Unit vesting
April 8, 2014	Common Shares	11.26		680	Restricted Share Unit vesting
April 29, 2014	Restricted Share Units	8.19		204,074	Employee compensation
May 1, 2014	Common Shares	8.21		148,657	Restricted Share Unit vesting
May 7, 2014	Common Shares	8.03		5,254	Restricted Share Unit vesting
May 14, 2014	Common Shares	7.88		1,096	Restricted Share Unit vesting
June 3, 2014	Common Shares	8.15		340	Restricted Share Unit vesting
June 11, 2014	Restricted Share Units	8.30		436,213	Employee compensation
June 13, 2014	Common Shares	8.75		101,708	Restricted Share Unit vesting
June 16, 2014	Common Shares	9.00		117,390	Restricted Share Unit vesting
June 16, 2014	Common Shares		(2)	126,797,301	Issued pursuant to an Arrangement
June 18, 2014	Common Shares	8.76		121,002	Restricted Share Unit vesting
June 30, 2014	Common Shares	8.59		4,586	Restricted Share Unit vesting
August 5, 2014	Common Shares	9.46		12,228	Restricted Share Unit vesting
August 11, 2014	Common Shares	9.47		3,333	Restricted Share Unit vesting
August 13, 2014	Common Shares	9.75		33,476	Restricted Share Unit vesting
August 29, 2014	Common Shares	9.07		11,272	Restricted Share Unit vesting
September 8, 2014	Common Shares	8.40		14,389	Restricted Share Unit vesting
November 6, 2014	Common Shares	3.97		2,304	Restricted Share Unit vesting
November 28, 2014	Common Shares	4.53		1,980	Restricted Share Unit vesting
December 12, 2014	Common Shares	4.68		121,149	Restricted Share Unit vesting
December 15, 2014	Common Shares	4.55		177,230	Restricted Share Unit vesting
December 19, 2014	Restricted Share Units	4.65		277,457	Employee compensation
December 23, 2014	Common Shares	4.43		157,492	Restricted Share Unit vesting
January 12, 2015	Restricted Share Units	5.30		340,201	Employee compensation
January 12, 2015	Options	5.30		1,360,804	Employee compensation
January 19, 2015	Restricted Share Units	5.32		9,251	Employee compensation
January 20, 2015	Restricted Share Units	5.32		2,303	Employee compensation
January 26, 2015	Restricted Share Units	5.11		13,627	Employee compensation
February 3, 2015	Common Shares	5.30		56,465,000	Public Offering
February 6, 2015	Common Shares	5.58		340	Restricted Share Unit vesting
February 9, 2015	Common Shares	5.21		23,988	Restricted Share Unit vesting

Notes:

(1)
12,087 of the total Restricted Share Units listed above were cancelled in the 12-month period prior to the date of this prospectus.

(2)
Issued based on the exchange rate under the Arrangement as described in the Osisko BAR.

 TRADING PRICE AND VOLUME

        The principal market on which the Common Shares trade is the NYSE. The Common Shares also trade on the TSX.

        The following table sets forth, for the periods indicated, the high and low prices and the aggregate volume of trading of the Common Shares on the TSX and the NYSE as reported by Bloomberg on an intra-day basis:

	TSX			NYSE
	High	Low	Volume	High		Low		Volume
February 2015(1)	$5.63	$4.84	37,544,430	US$	4.54	US$	3.88	18,455,899
January 2015	$5.79	$4.50	215,811,243	US$	4.84	US$	3.80	322,062,429
December 2014	$5.14	$4.10	130,660,082	US$	4.48	US$	3.52	293,077,636
November 2014	$4.85	$3.93	166,510,075	US$	4.27	US$	3.45	292,745,611
October 2014	$6.87	$4.28	191,933,293	US$	6.17	US$	3.80	278,265,996
September 2014	$9.13	$6.66	160,271,048	US$	8.37	US$	5.94	187,983,214
August 2014	$9.90	$8.97	102,600,420	US$	9.04	US$	8.16	106,773,204
July 2014	$9.35	$8.55	126,490,908	US$	8.61	US$	8.00	157,773,204
June 2014	$9.57	$7.93	148,568,731	US$	8.85	US$	7.31	163,037,726
May 2014	$8.38	$7.62	116,431,902	US$	7.68	US$	7.02	127,968,247
April 2014	$9.92	$7.93	215,687,758	US$	9.04	US$	7.23	199,934,903
March 2014	$11.87	$9.55	68,974,713	US$	10.70	US$	8.65	141,847,296
February 2014	$11.77	$9.77	102,458,516	US$	10.72	US$	8.82	159,280,385

Notes:

(1)
Period from February 2, 2015 to February 13, 2015.

MATERIAL CONTRACTS

        Subsequent to the date of the Annual Information Form, the only material contract entered into by the Corporation, other than in the ordinary course of business, within the most recently completed financial year that are still in effect, is the Indenture. See "Yamana Gold Inc. — Recent Developments — Note Exchange Offer" for a description of material terms of the Indenture. A copy of the Indenture is available under the Corporation's profile at www.sedar.com and www.sec.gov.

INTEREST OF EXPERTS

        The following are the technical reports prepared in accordance with NI 43-101 from which certain scientific and technical information relating to our mineral projects contained or incorporated by reference in this prospectus has been derived, and in some instances extracted from, as well as the qualified persons involved in preparing such reports, and details of certain scientific and technical information relating to our mineral projects contained or incorporated by reference in this prospectus which have been reviewed and approved by qualified persons. Copies of the technical reports are available electronically on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

        Chapada Mine — "Technical Report on the Chapada Mine, Brazil" dated July 31, 2014, prepared by or under the supervision of Wayne W. Valliant, P. Geo., and Robert L. Michaud, P. Eng., of RPA, who are qualified persons pursuant to NI 43-101.

        El Peñón Mine — "Technical Report on the El Peñón Mine, Northern Chile" dated December 7, 2010, prepared by or under the supervision of Stuart E. Collins, P.E., and Chester M. Moore, P. Eng., of RPA and Kevin C. Scott, P. Eng., formerly with RPA, who are qualified persons pursuant to NI 43-101. The technical information set forth under the heading "Business — Material Mineral Properties — El Peñón Mine — Current Exploration and Development" of our Annual Information Form has been reviewed and approved by William Wulftange, P. Geo, Senior Vice President, Exploration of the Corporation, a qualified person pursuant to NI 43-101.

        Mercedes Mine — "Technical Report on the Mercedes Gold-Silver Mine, Sonora State, Mexico" dated February 25, 2014, updated as of May 31, 2014, prepared by or under the supervision of R. Dennis Bergen, P. Eng., and Chester M. Moore, P. Eng., of RPA, who are qualified persons pursuant to NI 43-101.

        Gualcamayo Mine — "Technical Report for Gualcamayo Project, San Juan, Argentina, Report for NI 43-101 pursuant to National Instrument 43-101 of the Canadian Securities Administrators" dated March 25, 2011, prepared by or under the supervision of Guillermo Bagioli, MAusIMM, of Metálica Consultores S.A. ("Metálica"), Marcelo Trujillo, formerly of Metálica, Alvaro Vergara, MAusIMM, of Metálica, Emerson Ricardo Re, MSc, MAusIMM, Corporate Manager R&R, Yamana, Marcos Eduardo Valencia Araya, P. Geo., Regional Resource Estimation Manager, Andes Exploration, Yamana and Renato Petter, P. Eng., who are qualified persons pursuant to NI 43-101. The technical information set forth under the heading "Business — Material Mineral Properties — Gualcamayo Mine — Current Exploration and Development" of our Annual Information Form has been reviewed and approved by William Wulftange, P. Geo, Senior Vice President, Exploration of the Corporation, a qualified person pursuant to NI 43-101.

        Jacobina Mining Complex — "Technical Report on the Jacobina Mine Complex, Bahia State, Brazil" dated February 28, 2014 prepared by or under the supervision of Normand Lecuyer, P. Eng., and Chester M. Moore, P. Eng., of RPA, who are qualified persons pursuant to NI 43-101. The technical information set forth under the heading "Description of the Business — Material Mineral Properties — Jacobina Mining Complex — Current Exploration and Development" of our Annual Information Form has been reviewed and approved by William Wulftange, P. Geo, Senior Vice President, Exploration of the Corporation, a qualified person pursuant to NI 43-101.

        Canadian Malartic Mine — "Technical Report on the Mineral Resource and Mineral Reserve Estimates for the Canadian Malartic Property" dated August 13, 2014, prepared by or under the supervision of Donald Gervais, P. Geo., Christian Roy, Eng., Alain Thibault, Eng., and Carl Pednault, Eng., of Canadian Malartic GP, and Daniel Doucet, Eng of Agnico, who are qualified persons pursuant to NI 43-101.

        The following are the qualified persons responsible for the December 31, 2014 Mineral Resource and Mineral Reserve estimates for each of the Corporation's material mineral projects, which estimates are incorporated herein by reference through the 2014 R&R Press Release. See "Documents Incorporated by Reference".

Property	Qualified Persons for Mineral Reserves	Qualified Persons for Mineral Resources

Chapada	Robert Michaud, P. Eng., Roscoe Postle Associates Inc.	Wayne Valliant, P. Geo., Roscoe Postle Associates Inc.

El Peñón	Carlos Bottinellil Otárola, P. Eng., Development Manager, Yamana Gold Inc.	Marcos Valencia A., P. Geo., Corporate Manager R&R Andes/Mexico, Yamana Gold Inc.

Canadian Malartic	Donald Gervais, P. Geo, Canadian Malartic General Partnership	Donald Gervais, P. Geo, Canadian Malartic General Partnership

        The aforementioned firms or persons held either less than one percent or no securities of the Corporation or of any associate or affiliate of the Corporation when they prepared the reports or the Mineral Reserve estimates or the Mineral Resource estimates referred to, or following the preparation of such reports or data, and either did not receive any or received less than a one percent direct or indirect interest in any securities of the Corporation or of any associate or affiliate of the Corporation in connection with the preparation of such reports or data.

        None of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently, or are expected to be elected, appointed or employed as, a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation other than Carlos Bottinelli Otárola, Emerson Ricardo Re, Marcos Eduardo Valencia Araya and William Wulftange, who are all employed by Yamana.

        Deloitte LLP, Chartered Accountants, is the auditor of the Corporation and is independent of the Corporation within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

        PricewaterhouseCoopers LLP, a partnership of Chartered Professional Accountants, was the auditor of Osisko and was independent of Osisko within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec at the time it prepared its audit report dated March 18, 2014 incorporated by reference into the Osisko BAR.

LEGAL MATTERS

        Certain legal matters in connection with this prospectus will be passed upon for us by Cassels Brock & Blackwell LLP, Toronto, Ontario, the Corporation's Canadian counsel. As of the date hereof, the partners and associates, as a group, of Cassels Brock & Blackwell LLP beneficially own, directly or indirectly, less than one percent of the outstanding securities of the Corporation. Certain legal matters in connection with this prospectus relating to United States law will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        Yamana is continued under the laws of Canada and certain of our directors and officers, as well as certain of the experts named in this prospectus, are residents of jurisdictions other than the United States, and a substantial portion of our and their respective assets are located outside the United States. We have agreed to accept service of process in any suit, action or proceeding with respect to the Common Shares brought in any federal or state court located in the Borough of Manhattan, in the City of New York, by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for United States holders of the Common Shares to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal or state securities laws or other laws of the United States. The Corporation has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

        Under the Canada Business Corporations Act (the "CBCA"), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful (the "Indemnity Conditions"). The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and they fulfill the Indemnity Conditions. The Registrant may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the Indemnity Conditions and they fulfill the Indemnity Conditions.

        The by-laws of the Registrant provide that, subject to the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other action or proceeding to which he or she was involved because of that association with the Registrant or other entity, if he or she acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

        The by-laws of the Registrant provide that the Registrant may, subject to the CBCA, purchase and maintain insurance for the benefit of any director, officer, or certain other persons as set out above, against any liability incurred by him or her in his or her capacity as a director or officer of the Registrant or an individual acting in a similar capacity of the Registrant or of another body corporate where he or she acts or acted in that capacity at the Registrant's request. The Registrant has purchased third party director and officer liability insurance.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

Exhibits to Form F-10

        The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein.

II-2

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Registration Statement on Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

(a)
Concurrent with the filing of the Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)
Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on February 17, 2015.

YAMANA GOLD INC.
By:	/s/ CHARLES BRUCE MAIN Name: Charles Bruce Main Title: Executive Vice President, Finance and Chief Financial Officer

III-2

 POWERS OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Peter Marrone, Charles Bruce Main or Sofia Tsakos, or any one of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

III-3

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ PETER MARRONE Peter Marrone	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 17, 2015
/s/ CHARLES BRUCE MAIN Charles Bruce Main	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 17, 2015
/s/ PATRICK J. MARS Patrick J. Mars	Director	February 17, 2015
/s/ JOHN BEGEMAN John Begeman	Director	February 17, 2015
/s/ CHRISTIAN BERGEVIN Christiane Bergevin	Director	February 17, 2015
/s/ ALEX J. DAVIDSON Alex J. Davidson	Director	February 17, 2015
/s/ RICHARD GRAFF Richard Graff	Director	February 17, 2015
/s/ NIGEL LEES Nigel Lees	Director	February 17, 2015
/s/ CARL RENZONI Carl Renzoni	Director	February 17, 2015
/s/ JANE SADOWSKY Jane Sadowsky	Director	February 17, 2015
/s/ DINO TITARO Dino Titaro	Director	February 17, 2015

III-4

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Yamana Gold Inc. in the United States, on February 17, 2015.

MERIDIAN GOLD COMPANY
By:	/s/ DARCY MARUD Name: Darcy Marud Title: Director

III-5

 INDEX TO EXHIBITS

Item		Exhibit
1.1		Dividend Reinvestment Plan, dated February 17, 2015.
4.1		Annual Information Form of Yamana for the year ended December 31, 2013 (incorporated by reference to Exhibit 99.1 to Yamana Gold Inc.'s Form 40-F filed with the Securities and Exchange Commission on March 28, 2014).
4.2		The Management's Discussion and Analysis of Yamana for the financial year ended December 31, 2014 (incorporated by reference to Exhibit 99.2 of Yamana's Form 6-K furnished to the Commission on February 17, 2015).
4.3		The audited consolidated financial statements of Yamana as at and for the years ended December 31, 2014 and 2013 (incorporated by reference to Exhibit 99.1 of Yamana's Form 6-K furnished to the Commission on February 17, 2015).
4.4		The management information circular of Yamana dated March 18, 2014, in connection with the annual and special meeting of Yamana's shareholders to be held on April 30, 2014 (incorporated by reference to Exhibit 99.1 to Yamana's Form 6-K, furnished to the Commission on April 9, 2014).
4.5		The audited annual financial statements of Osisko for the years ended December 31, 2013 and 2012 (incorporated by reference to Exhibit 4.6 of the Yamana registration statement on Form F-10/F-4, File No. 333-199203, filed with the SEC on October 8, 2014 (the "Form F-10/F-4 Registration Statement").
4.6		The unaudited condensed consolidated financial statements of Osisko for the three months ended March 31, 2014 (incorporated by reference to Exhibit 4.9 of the Form F-10/F-4 Registration Statement).
4.7		The material change report of Yamana dated April 11, 2014 (incorporated by reference to Exhibit 99.1 of Yamana's Form 6-K furnished to the Commission on April 11, 2014).
4.8		The material change report of Yamana dated April 25, 2014 (incorporated by reference to Exhibit 99.1 of Yamana's Form 6-K furnished to the Commission on April 25, 2014).
4.9		The business acquisition report of Yamana dated June 24, 2014 (incorporated by reference to Exhibit 99.1 of Yamana's Form 6-K furnished to the Commission on June 24, 2014).
4.10		The material change report of Yamana dated June 25, 2014 (incorporated by reference to Exhibit 4.13 of the Form F-10/F-4 Registration Statement).
4.11		The material change report of Yamana dated January 6, 2015.
4.12		The material change report of Yamana dated January 19, 2015.
4.13		The press release of Yamana dated February 11, 2015 (incorporated by reference to Exhibit 99.1 of Yamana's Form 6-K furnished to the Commission on February 11, 2015).
4.14		The press release of Yamana dated December 10, 2014 (incorporated by reference to Exhibit 99.1 of Yamana's Form 6-K furnished to the Commission on December 10, 2014).
23.1		Consent of Renato Petter.
23.2		Consent of Chester M. Moore.
23.3		Consent of Emerson Ricardo Re.
23.4		Consent of Stuart E. Collins.
23.5	**	Consent of Wayne W. Valliant.
23.6	**	Consent of Robert L. Michaud.
23.7		Consent of Guillermo Bagioli Arce.
23.8		Consent of Normand L. Lecuyer.
23.9		Consent of Kevin C. Scott.

III-6

Item		Exhibit
23.10	**	Consent of Marcos Valencia A.
23.11		Consent of Marcelo Trujillo.
23.12		Consent of Alvaro Vergara.
23.13	**	Consent of Carlos Bottinelli Otárola.
23.14		Consent of Dennis Bergen.
23.15		Consent of William Wulftange.
23.16	**	Consent of Donald Gervais.
23.17		Consent of Christian Roy.
23.18		Consent of Alain Thibault.
23.19		Consent of Carl Pednault.
23.20		Consent of Daniel Doucet.
23.21		Consent of Deloitte LLP.
23.22		Consent of PricewaterhouseCoopers LLP.
23.23		Consent of Cassels Brock & Blackwell LLP.
24.1		Powers of Attorney (included on the signature page to this Registration Statement).

**
To be filed by amendment.

III-7

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF RESERVE AND MINERAL RESOURCE ESTIMATES
NON-GAAP FINANCIAL MEASURES
FINANCIAL INFORMATION
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
AVAILABLE INFORMATION
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
THE CORPORATION
MINING PROPERTIES
RISK FACTORS
THE PLAN
INCOME TAX CONSIDERATIONS RELATING TO THE PLAN
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF COMMON SHARES
CONSOLIDATED CAPITALIZATION
PLAN OF DISTRIBUTION
USE OF PROCEEDS
PRIOR SALES
TRADING PRICE AND VOLUME
MATERIAL CONTRACTS
INTEREST OF EXPERTS
LEGAL MATTERS
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking
  Item 2. Consent to Service of Process
SIGNATURES
POWERS OF ATTORNEY
AUTHORIZED REPRESENTATIVE
INDEX TO EXHIBITS